As filed with the Securities and Exchange Commission on November 5, 2019

Registration No. 333-233680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bogota Financial Corp.

Bogota Savings Bank 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	84-3501231
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

819 Teaneck Road

Teaneck New Jersey 07666

(201) 862-0660

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Coccaro

President and Chief Executive Officer

Bogota Financial Corp.

819 Teaneck Road

Teaneck New Jersey 07666

(201) 862-0660

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eric Luse, Esq. Kent M. Krudys, Esq. Scott A. Brown, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Samantha M. Kirby, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	5,920,887 shares	$10.00	$59,208,870 (1)	$7,177 (2)
Participation Interests	448,001 (3)	(3)	(3)	(3)

(1)	Estimated solely to calculate the registration fee.
(2)	Previously paid.
(3)	The securities to be purchased by the Bogota Savings Bank 401(k) Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

BOGOTA SAVINGS BANK 401(k) SAVINGS PLAN

Offering of Participation Interests of up to 448,001 Shares of

BOGOTA FINANCIAL CORP.

Common Stock

In connection with the reorganization of Bogota Savings Bank, a New Jersey-chartered charter savings bank (the “Bank”) from a mutual savings bank (meaning no stockholders) into the “two-tier” mutual holding company form or organization (the “Reorganization”), Bogota Financial Corp., a newly-formed Maryland Corporation and bank holding company of the Bank, is offering shares of its common stock for sale at $10.00 per share. Following the Reorganization, it is expected that shares of Bogota Financial Corp. common stock (“Common Stock”) will be listed on the Nasdaq Capital Markets under the symbol “BSBK.”

As part of the stock offering, Bogota Financial Corp. and the Bank are allowing participants in the Bogota Savings Bank 401(k) Savings Plan (the “Plan”) to elect to purchase participation interests in shares of Bogota Financial Corp. Common Stock through the Plan. Based upon the value of the Plan assets at June 30, 2018, the trustee of the Plan could purchase, in the aggregate, up to 448,001 shares of Common Stock on behalf of participants, based upon the $10.00 per share purchase price. As a participant in the Plan, you may direct the trustee of the Plan to invest up to 100% of your Plan account in Bogota Financial Corp. Common Stock at the time of the stock offering. This prospectus supplement relates to the election of Plan participants to direct the trustee of the Plan to invest their Plan account balances in Bogota Financial Corp. Common Stock at the time of the stock offering.

Before you considering investing, you should read the prospectus of Bogota Financial Corp. dated [DATE], 2019, which is provided with this prospectus supplement. It contains detailed information regarding the Reorganization and related stock offering of Bogota Financial Corp. and the financial condition, results of operations and business of the Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 17 of the accompanying prospectus and “Notice of Your Rights Concerning Employer Securities” below.

The interests in the Plan and the offering of shares of Bogota Financial Corp. Common Stock have not been approved or disapproved by the Federal Deposit Insurance Corporation, the New Jersey Department of Banking and Insurance, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Bogota Financial Corp. in the stock offering of Bogota Financial Corp. Common Stock acquired by the Plan. No one may use this prospectus supplement to re-offer or resell interests or shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Bogota Financial Corp., the Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Bogota Financial Corp. Common Stock shall under any circumstances imply that there has been no change in the affairs of Bogota Financial Corp., the Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [DATE], 2019.

THE OFFERING
Securities Offered

Bogota Financial Corp. is offering participants of the Plan the opportunity to purchase participation interests in shares of Bogota Financial Corp. Common Stock through the Plan at the stock offering purchase price of  $10.00 per share. A “participation interest” represents your indirect ownership of a share of Bogota Financial Corp. Common Stock that is acquired by the Plan and is equivalent to one share of Bogota Financial Corp. Common Stock. In this prospectus supplement, “participation interests” will be referred to as shares of  “Bogota Financial Corp. Common Stock.” At the stock offering purchase price of  $10.00 per share, the Plan may acquire up to 448,001 shares of Bogota Financial Corp. Common Stock in the stock offering, based on the fair market value of the) Plan’s assets as of June 30, 2018. Your investment in stock in connection with the stock offering through the Bogota Financial Corp. Stock Fund is subject to the purchase priorities contained in the Bogota Savings Bank Plan of Mutual Holding Company Reorganization and Minority Stock Issuance dated September 9, 2019 (“Plan of Reorganization”) and described below under “Purchase Priorities.”

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Bogota Financial Corp. and the Bank is contained in the accompanying prospectus. The address of the principal executive office of Bogota Financial Corp. and the Bank is 819 Teaneck Road, Teaneck, NJ 07666. The Bank’s telephone number is (201) 862-0660.

All questions about this prospectus supplement should be addressed to Matthew Langer, VP, Human Resources and Marketing, Bogota Savings Bank, 819 Teaneck Road, Teaneck, NJ 07666.

Questions about the stock offering, the prospectus, or purchasing Bogota Financial Corp. Common Stock in the stock offering outside the Plan may be directed to the Stock Information Center at (201) 212-6308, Monday through Friday, 10:00 a.m. through 4:00 p.m., Eastern Time.

Election to Purchase Bogota Financial Corp. Common Stock	In connection with the stock offering, you may elect to transfer all or a portion of your Plan account (up to 100%) to a money market fund called “Stock Purchase,” which will be used to purchase Bogota Financial Corp. Common Stock issued in the stock offering. In making this determination, you should carefully read the prospectus and prospectus supplement and consider the information set forth on

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page 19 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.” The trustee of the Bogota Financial Corp. Stock Fund will purchase common stock of Bogota Financial Corp. at $10.00 per share to be held as shares of common stock of Bogota Financial Corp. in accordance with your directions. However, such directions are subject to the purchase priorities and purchase limitations, as described below.

Purchase Priorities

All Plan participants are eligible to elect to purchase Bogota Financial Corp. Common Stock in the stock offering. However, such election is subject to the purchase priorities in the Plan of Reorganization, which provides for a subscription offering and a community offering. In the stock offering, the purchase priorities are as follows and apply in case more shares of Bogota Financial Corp. Common Stock are ordered than are available for sale (an “oversubscription):

Subscription Offering:

(1)   Each depositor of the Bank with aggregate deposit account balances of $50.00 or more at the close of business on December 31, 2017 has first priority.

(2)   The Bank’s tax-qualified plans, including the employee stock ownership plan and the Plan, have second priority.

(3)   Each depositor of the Bank with aggregate account balances of at least $50.00 at the close of business on September 30, 2019 has third priority.

(4)   Each depositor of the Bank at the close of business on November 8, 2019 has fourth priority.

Community Offering:

(5)   Natural persons residing in Bergen County, New Jersey have fifth priority.

(6)   Other members of the general public have sixth priority.

If you fall into subscription offering categories (1), (3) or (4) above, you have subscription rights to purchase Bogota Financial Corp. Common Stock in the subscription offering and you may use funds in the Plan to pay for the Bogota Financial Corp. Common Stock. You may also be able to purchase shares of Bogota Financial Corp. Common Stock in the subscription offering even though you are ineligible to purchase through subscription offering categories (1), (3) or (4) through subscription offering category (2), reserved for the Bank’s tax-qualified employee plans. If you fall into purchase priority (1),

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(3) or (4), you will separately receive offering materials in the mail, including a stock order form. You may use the stock order form to purchase shares of Bogota Financial Corp. Common Stock outside the Plan. Please refer to the prospectus for information on how to make such purchases.

Additionally, instead of  (or in addition to) placing an order outside the Plan using the stock order form, you may place an order for the purchase of Bogota Financial Corp. Common Stock through the Plan in the manner described below under “How to Order Common Stock in the Stock Offering Through the Plan.”

Purchases in the Offering and Oversubscriptions

The trustee of the Plan will purchase Common Stock in the stock offering in accordance with your directions. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of Common Stock will be sold from your existing investment options and the proceeds will be transferred to the Stock Purchase option (which will be invested in a money market fund during the offering period) pending the completion of the stock offering several weeks later. After the end of the stock offering period, we will determine whether all or any portion of your order will be filled (if the offering is oversubscribed you may not receive any or all of your order, depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of Bogota Financial Corp. Common Stock. Following the closing of the stock offering, your purchased shares of Bogota Financial Corp. Common Stock will be transferred to the Plan and will be reflected in your Plan account as soon as practicable thereafter.

In the event the stock offering is oversubscribed, , and the trustee is unable to use the full amount allocated by you to purchase Bogota Financial Corp. Common Stock in the stock offering, the amount that cannot be invested in shares of Common Stock, and any interest earned on such amount, will be transferred from the Stock Purchase option and reinvested in the existing funds of the Plan, in accordance with your then existing investment election (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription. If you choose not to direct the investment of your account balances towards the purchase of any Bogota Financial Corp. Common Stock in connection with the stock offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

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If you choose not to direct the investment of your Plan account balance towards the purchase of any shares of Common Stock in the stock offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Composition of the Bogota Financial Corp. Stock Fund

Shares purchased by the) Plan in the stock offering will be transferred to the Plan and held by the Bogota Financial Corp. Stock Fund. The Bogota Financial Corp. Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by the Plan custodian to track the shares purchased by the participants in the stock offering through the Plan. The Bogota Financial Corp. Stock Fund will consist solely of shares of Bogota Financial Corp. Common Stock purchased by participants in the Plan, which will be initially valued at $10.00 per share (i.e., the purchase price).

Following the stock offering, each day the aggregate value of Bogota Financial Corp. Stock Fund will be determined by dividing the total market value of the fund at the end of the day by the total number of shares held in the fund by all participants as of the previous day’s end. The change in share value reflects the day’s change in stock price of Bogota Financial Corp. Common Stock, and the value of each participation interest should be the same as one share of Bogota Financial Corp. Common Stock. Investment in Bogota Financial Corp. Common Stock involves risks common to investments in shares of stock. For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

The portion of your Plan account invested in the Bogota Financial Corp. Stock Fund will be reported to you on your regular Plan participant statements. You can also go online at any time to www.principal.com or call 1-800-547-7754 to review your account balances.

Minimum and Maximum Investment

In connection with the stock offering, the Plan will permit you to use up to 100% of your Plan account balance for the purchase of Bogota Financial Corp. Common Stock in the stock offering.

The trustee of the Plan will subscribe for shares of Bogota Financial Corp. Common Stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the stock offering. To purchase Bogota Financial Corp. Common Stock through the 401(k) Plan, the

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minimum investment is $250, which will purchase 25 shares. No individual may purchase more than $150,000 (15,000 shares) of Bogota Financial Corp. Common Stock. Furthermore, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $250,000 (25,000 shares) of Bogota Financial Corp. Common Stock in all categories of the stock offering combined. Please see the prospectus for further details regarding additional maximum purchase limits for investors in the stock offering.

Value of the Plan Assets	As of June 30, 2019, the market value of the assets of the Plan attributable to active and former employees of the Bank was approximately $4,480,013.

How to Order Stock in the Offering

•  You can elect to transfer (in whole dollar amounts) all or a portion of your account balance in the Plan to the Stock Purchase option, which will be used by the Plan trustee to purchase shares of Bogota Financial Corp. Common Stock. This is done by following the procedures described below. Please note the following conditions concerning this election:

•  You can elect to transfer up to 100% of your current Plan account balance to the Stock Purchase option.

•  Your election is subject to a minimum purchase of 25 shares of common stock, which equals $250.

Your election, plus any order you placed outside the 401(k) Plan, are together subject to a maximum purchase limit of no more than 15,000 shares of Bogota Financial Corp. Common Stock, which equals $150,000. The prospectus describes an additional purchase limitation of 25,000 shares of Bogota Financial Corp. Common Stock, which equals $250,000, for an individual, together with associates or persons acting in concert with such individual.

•  The election period for the Plan purchases ends at 5:00 p.m., Eastern Time, on December 5, 2019 (the “Plan Purchase Period”).

•  Your election to purchase common stock in the offering through the Plan will be accepted by Principal Financial Group, the recordkeeper of the Plan. After your election is accepted by Principal Financial Group, it will be rounded down to the closest dollar amount divisible by $10.00, and will be used by the trustee to purchase shares of Bogota Financial Corp. Common Stock sold in the stock offering.

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This difference will remain in the Stock Purchase option until the completion of the stock offering, which is expected to be several weeks after the Plan Purchase Period ends. At that time, the Bogota Financial Corp. Common Stock purchased based on your election will be transferred to the Plan and any remaining funds will be transferred out of the Stock Purchase option for investment in other funds under the Plan, based on your election currently on file for future contributions.

•  The amount you elect to transfer to the Stock Purchase option will be held separately until the completion of the stock offering. Therefore, this money is not available for distributions, loans, or withdrawals until the stock offering is completed, which is expected to be several weeks after the Plan Purchase Period ends.

•  Following the completion of the stock offering, your purchased shares of Bogota Financial Corp. Common Stock will be reflected in your Plan account through the Bogota Financial Corp. Stock Fund.

Follow these steps to make your election to use your account balance in the Plan to purchase shares of Bogota Financial Corp. Common Stock in the stock offering. You are allowed only one election to transfer funds to the Stock Purchase option.

•  Go to www.principal.com and log into your Plan account. In Account Login, click on drop down and choose “Personal,” then “GO.” Enter your Username and Password. If you haven’t established your Username and Password, click on the link “Establish your Username and Password” and follow the prompts.

•  On your Personal Summary Page, choose the line for the Bogota Savings Bank 401(k) Savings Plan.

•  When you reach “Your Account Overview,” click on “Investments” across the top navigation of the screen, and then click on “Change Investments.”

•  When you reach the “Change Investments” screen, click on the box titled “Move Balances .” Then click on Make a Transfer.”

•  Click on “Advanced Transfer Features” and choose “dollars,” then enter the amount you would like to transfer “From” each investment. When you have completed transferring “From” each investment, choose “Continue.”

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•  Enter the dollars that you will be transferring into the Stock Purchase account. The Stock Purchase account is a money market investment that will hold the funds until the stock offering is concluded. All of the funds that you transferred “From” other investments must be transferred to another investment. All of the dollars must be transferred “To” another investment.

When you have completed the “To” portion of the transaction, click “Continue.” You will be taken to a confirmation page. Please review your transaction for accuracy. If you need to make changes, click on “Cancel” or “Start Over” or “Previous” to make changes. If the information is correct, click on the box, “I confirm the information above and authorize Principal Life Insurance Company to process this request.” You will receive a communication in your Message Center confirming your transaction.

After you completed your online election, you will also need to complete the Stock Information Form and return it either using the self-addressed pre-paid envelope, emailing it to MLanger@BogotaSavingsBank.com, or by delivering it in person, to be received by Matthew Langer, VP, Human Resources and Marketing at Bogota Savings Bank, 819 Teaneck Road, Teaneck, NJ 07666.

Order Deadline	You must make your election online at www.principal.com and return your Stock Information Form in the pre-paid envelope, by emailing to MLanger@BogotaSavingsBank.com or by delivering it in person to Matthew Langer, VP, Human Resources and Marketing; to be received no later than 4:00 p.m., Eastern Time, on December 5, 2019.

Irrevocability of Transfer Direction

Once you make an election to transfer amounts to the Stock Purchase option to be used by the trustee to purchase Bogota Financial Corp. Common Stock in connection with the stock offering, you may not change your election.

Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of Bogota Financial Corp. Common Stock among all of the other investment funds on a daily basis.

Future Direction to Purchase and Sell Common Stock	You will be able to purchase Bogota Financial Corp. Common Stock after the stock offering through the Plan by investing your future contributions through the Bogota Financial Corp. Stock Fund, provided, that: (1) no more than 50% of your future contributions (both employer and employee) may be invested in the Bogota Financial Corp. Stock Fund.

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After the stock offering, to the extent that shares are available, the trustee of the Plan will acquire shares of Bogota Financial Corp. Common Stock at your election in open market transactions at the prevailing price, which may be less than or more than $10.00 per share. In addition, a brokerage commission of  $0.05 per share of stock purchased will be charged.

You may change your investment allocation on a daily basis. However, please be advised that your ability to buy or sell Bogota Financial Corp. Common Stock within the Plan largely depends upon the existence of an active market for the stock. If Bogota Financial Corp. Common Stock is illiquid (meaning there are a low number of buyers and sellers of the stock) on the date you elect to buy or sell Bogota Financial Corp. Common Stock within the Plan, your election may not be immediately processed. As a result, the prevailing price for Bogota Financial Corp. Common Stock may be less or more than its fair market value on the date of your election.

Special restrictions may apply to purchasing shares of Bogota Financial Corp. Common Stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of Bogota Financial Corp.

Please note that if you are an officer of the Bank who is restricted by regulation from selling shares of Bogota Financial Corp. Common Stock acquired in the stock offering for one year, the Bogota Financial Corp. Common Stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed.

Voting Rights of Common Stock	You may direct the trustee as to how to vote your shares of Bogota Financial Corp. Common Stock held in the Bogota Financial Corp. Stock Fund, if permitted by the Bank. If the trustee does not receive your voting instructions, the trustee will be directed by the Bank to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of Bogota Financial Corp. Common Stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

Bogota Savings Bank originally adopted the Plan effective as of September 1, 1993. In connection with the mutual holding company reorganization of Bogota Savings Bank, Bogota Financial Corp. and the Bank desire to allow participants to purchase common stock of Bogota Financial Corp. in their accounts in the Plan. The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

ERISA. The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator c/o Bogota Savings Bank, Attn: Matthew Langer, VP, Human Resources and Marketing. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

As an employee of the Bank, you are eligible to become a participant in the Plan on the entry date coinciding with or immediately following completion of one year of service, completion of 1,000 hours of employment and attainment of age 18. The entry dates under the Plan are the first day of the month on or after you meet these requirements.

As of December 31, 2018, there were approximately 52 active and former employees with account balances in the Plan.

Contributions under the Plan

Elective Deferrals. You are automatically enrolled to defer 6% of your compensation as of the date you become a participant in the Plan, unless you choose a different percentage or you choose not to defer. You are permitted to defer up to 25% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on

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your behalf. Your elective deferrals are subject to certain restrictions imposed by the Code, and for 2019, you may defer up to $19,000 and you may defer an additional $6,000 if you qualify for catch-up contributions as described in the next paragraph. The Compensation of each participant taken into account under the Plan is limited by the Code, and for 2019 the limit is $280,000 (this limit may change on an annual basis). Canceling or changing your contribution percentage can be accomplished by contacting Human Resources.

Roth Elective Deferrals. You may elect to designate all or a portion of deferrals as Roth elective deferrals. Roth elective deferrals do not reduce your total taxable income or your current taxes. Because you pay taxes on these contributions when they are made, these contributions will not be taxed later when received as a benefit and distributed as a qualified distribution. A distribution will be a qualified distribution if (i) the distribution is made on or after you attain age 59 1⁄2, on or after the date of your death, or as a result of you becoming disabled as defined by the Code; or (ii) the distribution is made after the end of the 5-taxable-year period beginning with the first taxable year in which you make a Roth elective deferral contribution to this Plan.

Catch-up Contributions. If you have made the maximum amount of elective deferrals allowed by the Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the tax year, which is December 31), you are also eligible to make an additional catch-up contribution. In 2019, the maximum catch-up contribution is $6,000. You may authorize your employer to withhold a specified dollar amount of your compensation for this purpose.

Matching Contributions. The Bank will make a matching contribution equal to 100% of up to 6% of your contribution. The Bank may from time to time change the Plan to provide for a different matching contribution.

Nonelective Contributions. The Bank will make a nonelective contribution for you as of each December 31. The amount of the nonelective contribution is 3% of your compensation for the portion the Plan year that you have been an active participant.

Limitations on Contributions

Contribution Limits. For the tax year beginning January 1, 2019, the amount of your elective deferrals may not exceed $19,000 per calendar year, or $25,000, if you are eligible to make catch-up contributions. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

The total amount of contributions that you make and any contribution your employer makes on your behalf to your account in one year is generally limited to the lesser of 100% of your compensation or $56,000 (for 2019), or if applicable, $62,000 (for 2019) including catch-up contributions.

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Rollovers. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Benefits under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the portion of your account balance attributable to elective deferrals and qualified non-elective contributions. Employer matching contributions and employer discretionary pro-rata contributions are subject to a five-year vesting schedule, such that the participant vests in the first 20% of his or her account attributable to employer matching and profit-sharing contributions after one year of service and an additional 20% each year thereafter until fully vested after five years.

Distribution at Termination of Employment. You will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. The Plan will make involuntary cash-out distributions of vested account balances in accordance with the Plan. If you are not a 5% or more owner of your employer, your required benefit commencement date is the April 1st following the close of the year in which the later occurs: you attain age 70 1⁄2 or you terminate employment.

Distribution after Death of Participant. In the event of your death, the value of your entire account will be payable to your beneficiary in accordance with the Plan.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”), which is administered by the trustee of the Plan. Prior to the effective date of the offering, you were provided the opportunity to direct the investments of your account into one of the investment options described below.

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Performance History

The following table provides performance data with respect to the investment funds in the Plan:

	Average Annual Total Return (as of 6/30/2019 quarter end)
Investment Option Name	YTD	1-Year	3-Year	5-Year	10-Year	Since Incept	Incept Date
American Century Income & Growth A Fund	13.80	4.18	11.17	7.27	12.63	6.29	12/15/1997
LargeCap S&P 500 Index R5 Fund	18.31	9.96	13.71	10.25	14.22	5.92	12/06/2000
ClearBridge Large Cap Growth A Fund	21.56	13.29	17.26	13.73	15.69	9.15	08/29/1997
Wells Fargo Special Mid Cap Value A Fund	22.07	8.31	9.51	7.17	14.20	8.42	07/31/2007
MidCap S&P 400 Index R5 Fund	17.79	0.99	10.42	7.54	14.13	8.57	12/06/2000
Janus Henderson Enterprise S Fund	26.08	16.34	18.43	13.95	16.85	17.21	07/02/2009
Wells Fargo Special Small Cap Value A Fund	17.48	(1.93)	10.12	7.07	13.65	11.06	05/07/1993
SmallCap S&P 600 Index RF5 Fund	13.53	(5.21)	11.51	7.93	14.46	9.37	12/06/2000
Janus Henderson Triton S Fund	25.17	7.82	17.06	12.13	16.68	17.11	07/06/2009
Real Estate Securities R5 Fund	21.00	14.39	6.15	9.23	15.96	11.41	12/06/2000
American Funds New World R3 Fund	17.85	6.11	11.41	3.85	7.46	9.02	06/06/2002
Diversified International R5 Fund	14.72	(1.50)	7.65	2.20	7.27	4.19	12/06/2000
Principal LifeTime Hybrid Income CIT Z55	7.67	5.05	3.77	2.85	—	5.37	07/07/2009
Principal LifeTime Hybrid 2010 CIT Z55	8.77	4.78	5.03	3.56	—	7.50	07/07/2009
Principal LifeTime Hybrid 2015 CIT Z55	9.75	4.65	5.78	3.99	—	8.36	07/07/2009
Principal LifeTime Hybrid 2020 CIT Z55	10.98	4.60	6.62	4.54	—	9.00	07/07/2009
Principal LifeTime Hybrid 2025 CIT Z55	12.08	4.65	7.43	5.04	—	9.80	07/07/2009
Principal LifeTime Hybrid 2030 CIT Z55	13.05	4.52	8.10	5.41	—	10.30	07/07/2009
Principal LifeTime Hybrid 2035 CIT Z55	14.12	4.57	8.75	5.79	—	10.56	07/07/2009
Principal LifeTime Hybrid 2040 CIT Z55	14.81	4.35	9.18	6.03	—	10.89	07/07/2009
Principal LifeTime Hybrid 2045 CIT Z55	15.36	4.19	9.53	6.21	—	11.19	07/07/2009
Principal LifeTime Hybrid 2050 CIT Z55	15.75	4.05	9.84	6.37	—	11.46	07/07/2009
Principal LifeTime Hybrid 2055 CIT Z55	16.14	3.92	9.99	6.45	—	11.61	07/07/2009
Principal LifeTime Hybrid 2060 CIT Z55	16.32	3.89	10.06	6.51	—	7.23	01/01/2014
Principal LifeTime Hybrid 2065 CIT Z55	16.23	3.72	—	—	—	2.07	01/01/2018
Principal Stable Value Fund	0.96	1.79	1.45	1.26	1.38	3.10	01/09/1997
BlackRock Total Return Investor A Fund	6.91	7.46	2.50	2.94	5.16	4.08	09/24/2007
AB Global Bond A Fund	5.79	6.54	2.71	3.35	5.07	6.97	03/27/1992
American Century Inflation Adjusted Bond A Fund	5.90	3.77	1.44	1.01	2.90	4.55	06/15/1998
BlackRock Health Sciences Opportunities Investor A Fund	10.84	12.35	13.19	12.61	16.67	14.96	12/21/1999

Description of the Investment Funds

American Century Income & Growth A Fund. The investment seeks long-term capital growth; income is a secondary consideration. In selecting stocks for the fund, the managers use quantitative management techniques in a two-step process. First, the managers rank stocks, primarily large capitalization, publicly traded U.S. companies with a market capitalization greater than $2 billion, from most attractive to least attractive based on an objective set of measures. Second, the portfolio managers use a quantitative model to build a portfolio of stocks from the ranking that they believe will provide the optimal balance between risk and expected return.

LargeCap S&P 500 Index R5 Fund. The investment seeks long-term growth of capital. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of companies that compose the S&P 500 Index at the time of purchase. The index is designed to represent U.S. equities with risk/return characteristics of the large cap universe, which include growth and value stocks.

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ClearBridge Large Cap Growth A Fund. The investment seeks long-term capital growth. Under normal circumstances, the fund invests at least 80% of its net assets, plus borrowings for investment purposes, if any, in equity securities or other instruments with similar economic characteristics of U.S. companies with large market capitalizations.

Wells Fargo Special Mid Cap Value A Fund. The investment seeks long-term capital appreciation. The fund normally invests at least 80% of its net assets in equity securities of medium-capitalization companies. It invests principally in equity securities of medium-capitalization companies, which the manager defines as securities of companies with market capitalizations within the range of the Russell Midcap® Index at the time of purchase.

MidCap S&P 400 R5 Fund. The investment seeks long-term growth of capital. Under normal circumstances, the fund invests at least 80% of its net assets, plus borrowings for investment purposes, in equity securities of companies that compose the Standard & Poor’s (S&P) MidCap 400 Index at the time of purchase. The index is designed to represent U.S. equities with risk/return characteristics of the mid cap universe, which include growth and value stocks.

Janus Henderson Enterprise S Fund. The investment seeks long-term growth of capital. The fund pursues its investment objective by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies. Medium-sized companies are those whose market capitalization falls within the range of companies in the Russell Midcap® Growth Index. Market capitalization is a commonly used measure of the size and value of a company. It may also invest in foreign securities, which may include investments in emerging markets.

Wells Fargo Special Small Cap Value A Fund. The investment seeks long-term capital appreciation. Under normal circumstances, the fund invests: at least 80% of the fund’s net assets in equity securities of small-capitalization companies. It invests principally in equity securities of small-capitalization companies, which the managers define as companies with market capitalization within the range of the Russell 2000® Index at the time of purchase.

SmallCap S&P 600 Index R5 Fund. The investment seeks long-term growth of capital. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of companies that compose the Standard & Poor’s (S&P) SmallCap 600 Index at the time of purchase. The index is designed to represent U.S. equities with risk/return characteristics of the small cap universe. The fund utilizes derivative strategies and exchange-traded funds (“ETFs”).

Janus Henderson Triton S Fund.    The investment seeks long-term growth of capital. The fund pursues its investment objective by investing at least 50% of its equity assets in small-and medium-sized companies as defined by the portfolio managers as those companies whose market capitalization falls within the range of companies in the Russell 2500® Growth Index at the time of initial purchase. The fund may also invest in foreign securities, which may include investments in emerging markets.

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Real Estate Securities R5 Fund. The investment seeks to generate a total return. Under normal circumstances, the fund invests at least 80% of its net assets, plus any borrowings for investment purposes, in equity securities of companies principally engaged in the real estate industry at the time of purchase. It invests in value equity securities, an investment strategy that emphasizes buying securities that appear to be undervalued. The fund concentrates its investments (invest more than 25% of its net assets) in securities in the real estate industry. It is non-diversified.

American Funds New World R3 Fund. The investment seeks long-term capital appreciation. The fund invests primarily in common stocks of companies with significant exposure to countries with developing economies and/or markets. Under normal market conditions, the fund will invest at least 35% of its assets in equity and debt securities of issuers primarily in qualified countries that have developing economics and/or markets.

Diversified International R5 Fund. The investment seeks long-term growth of capital. The fund invests primarily in foreign equity securities. It has no limitation on the percentage of assets that are invested in any one country or denominated in any one currency, but the fund typically invests in foreign securities of at least 20 countries. The fund invests in equity securities regardless of market capitalization size (small, medium or large) and style (growth or value).

Principal LifeTime Hybrid Income CIT Z55. The investment option seeks current income and, as a secondary objective, capital appreciation. To pursue its goal, this Target Date Fund generally invests in affiliated and may invest in nonaffiliated open-ended mutual funds, insurance company separate accounts, and collective trust funds that Principal Trust considers appropriate based on investors who have reached their investment time horizon.

Principal LifeTime Hybrid 2010, 2015, 2020, 2025, 2030, 2035, 2040, 2045, 2050 and 2055 CIT Z Funds: These investment options seek a total return consisting of long-term growth of capital and current income. To pursue its goal, each Target Date Fund generally invest in affiliated open-ended mutual funds, insurance company separate accounts, unaffiliated mutual funds, and unaffiliated collective trust funds that Principal Trust considers appropriate based on the remaining time horizon of a particular Target Date Fund.

Principal LifeTime Hybrid 2060 CIT Z: The investment option seeks a total return consisting of long-term growth of capital and current income consistent with the investment strategy of an investor who expects to retire in the year identified in each respective CIT’s name. To pursue its goal, this Target Date CIT generally invests in other open-ended mutual funds, insurance company separate accounts and collective trust funds that PGI Trust Company considers appropriate based on the remaining time horizon of a particular CIT and the expected risk tolerance of those investors associated with that time horizon. Over time, Principal Global Investors Trust Company intends to gradually shift the asset allocation targets of each CIT (other than the Principal LifeTime Hybrid Income CIT) to accommodate investors progressing from asset accumulation years to income generation years. It is expected that within 15 years after its target year, a CIT’s underlying fund allocation will match that of the Principal LifeTime Hybrid Income CIT.

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Principal LifeTime Hybrid 2065 CIT Z: The investment option seeks a total return consisting of long-term growth of capital and current income consistent with the investment strategy of an investor who expects to retire in the year identified in each respective CIT’s name. To pursue its goal, this Target Date CIT generally invests in other open-ended mutual funds, insurance company separate accounts and collective trust funds that PGI Trust Company considers appropriate based on the remaining time horizon of a particular CIT and the expected risk tolerance of those investors associated with that time horizon. Over time, Principal Global Investors Trust Company intends to gradually shift the asset allocation targets of each CIT (other than the Principal LifeTime Hybrid Income CIT) to accommodate investors progressing from asset accumulation years to income generation years. It is expected that within 15 years after its target year, a CIT’s underlying fund allocation will match that of the Principal LifeTime Hybrid Income CIT.

Principal Stable Value Fund. The fund primarily consists of a diversified portfolio of Stable Value Investment Contracts (Investment Contracts) issued by life insurance companies, banks and other financial institutions, the performance of which may be predicated on underlying fixed income investments. The principal value of these assets is designed to remain stable regardless of stock and bond market fluctuations. The Fund is typically appropriate for investors who desire low volatility, stable principal value, and returns commensurate with a capital preservation objective for a component of their retirement savings. The Fund is designed for long-term retirement investing.

BlackRock Total Return Investor A Fund. The investment seeks to realize a total return that exceeds that of the Bloomberg Barclays U.S. Aggregate Bond Index. The fund typically invests more than 90% of its assets in a diversified portfolio of fixed-income securities such as corporate bonds and notes, mortgage-backed securities, asset-backed securities, convertible securities, preferred securities and government obligations. It normally invests at least 80% of its assets in bonds and invests primarily in investment grade fixed-income securities. The fund is a “feeder” fund that invests all of its assets in a corresponding “master” portfolio.

AB Global Bond A Fund. The investment seeks to generate current income consistent with preservation of capital. The fund invests at least 80% of its net assets in fixed-income securities. It invests significantly in fixed-income securities of non-U.S. companies. The fund normally invests in the fixed-income securities of companies located in at least three countries. It may invest in a broad range of fixed-income securities in both developed and emerging markets. The fund may invest across all fixed-income sectors, including U.S. and non-U.S. government and corporate debt securities.

American Century Inflation Adjusted Bond A Fund. The investment seeks total return and inflation protection consistent with investment in inflation-indexed securities. Under normal market conditions, the fund invests at least 80% of its net assets in inflation-adjusted bonds. It also may invest in derivative instruments such as futures contracts and swap agreements (including, but not limited to, inflation swap agreements and credit default swap agreements), bank loans, securities backed by mortgages or other assets and collateralized debt obligations. The fund may invest in U.S. Treasury futures, inflation swap agreements and credit default swap agreements to manage duration, inflation and credit exposure.

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BlackRock Health Sciences Opportunities Investor A Fund. The investment seeks to provide a long-term growth of capital. The fund invests at least 80% of its total assets in equity securities, primarily common stock, of companies in health sciences and related industries. The health sciences sector can include companies in health care equipment and supplies, health care providers and services, biotechnology, and pharmaceuticals. It will concentrate its investments (i.e., invest more than 25% of its assets) in health sciences or related industries, and may invest in companies located in non-U.S. countries.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Bogota Financial Corp. Stock Fund

In connection with the stock offering, the Plan now offers the Bogota Financial Corp. Stock Fund as an additional choice to the investment options described above. The Bogota Financial Corp. Stock Fund invests primarily in the shares of common stock of Bogota Financial Corp. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your Plan account in Bogota Financial Corp. Stock Fund.

As of the date of this prospectus supplement, there is no established market for Bogota Financial Corp. common stock. Accordingly, there is no record of the historical performance of the Bogota Financial Corp. Stock Fund. Performance of the Bogota Financial Corp. Stock Fund depends on a number of factors, including the financial condition and profitability of Bogota Financial Corp. and the Bank and market conditions for shares of Bogota Financial Corp. common stock generally.

Investments in the Bogota Financial Corp. Stock Fund involve special risks common to investments in the shares of common stock of Bogota Financial Corp. In making a decision to invest all or a part of your account balance in the Bogota Financial Corp. Stock Fund, you should carefully consider the information set forth on page 19 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities – The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 17 of the attached prospectus and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

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Withdrawals from the Plan

Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with the Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 1⁄2, regardless of whether such a withdrawal occurs during his or her employment with the Bank or after termination of employment.

Withdrawal from your Account prior to Retirement. Once you have attained age 59 1⁄2, you may request distribution of all or part of the amounts credited to your accounts attributable to elective deferrals, nonelective contributions and matching contributions.

Hardship Withdrawals. If you incur a financial hardship, you may request a withdrawal from the portion of your account attributable to your pre-tax and after-tax elective deferrals.

Rollover Contributions. You may withdraw amounts you contributed to the Plan as a rollover contribution at any time.

Loan. You may request a loan from your account pursuant to the procedures established in the Plan.

Administration of the Plan

The Trustee. The trustee of the Plan is Principal Trust Company. Principal Trust Company serves as trustee for all the investments funds under the Plan, except that Matthew Langer and Kevin Pace will serve as trustees of the Bogota Financial Corp. Stock Fund during the stock offering period.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is Bogota Savings Bank, 819 Teaneck Road, Teaneck, New Jersey 53226. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any). In addition, you can go on-line to principal.com or call 1-(800) 547-7754 at any time to review your account balances.

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Amendment and Termination

It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. The Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

The Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1⁄2, and consists of the balance credited to participants under the Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by the

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Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by the Bank, which is included in the distribution.

Bogota Financial Corp. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Bogota Financial Corp. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Bogota Financial Corp. common stock, that is, the excess of the value of Bogota Financial Corp. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Bogota Financial Corp. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Bogota Financial Corp. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Bogota Financial Corp. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Bogota Financial Corp. common stock. Any gain on a subsequent sale or other taxable disposition of Bogota Financial Corp. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as Bogota Financial Corp. common stock. Because you may in the future have investments in Bogota Financial Corp. Stock Fund under the Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in the Bogota Financial Corp. Stock Fund from that investment into other investment alternatives under the Plan. You may contact the Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of the Bogota Financial Corp. Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money.

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This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in Bogota Financial Corp. common stock through the Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Bank, the Plan Administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Bogota Financial Corp. common stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Bogota Financial Corp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Bogota Financial Corp. the individual must fill out a Form 3 reporting initial beneficial ownership and file it with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business

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days after the change occurs, or annually on a Form 5 within 45 days after the close of Bogota Financial Corp.’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Bogota Financial Corp. Stock Fund of the Plan by officers and persons beneficially owning more than 10% of the common stock of Bogota Financial Corp. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Bogota Financial Corp. of profits realized by an officer, director or any person beneficially owning more than 10% of Bogota Financial Corp.’s common stock resulting from non-exempt purchases and sales of Bogota Financial Corp. common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases within the Bogota Financial Corp. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to Bogota Financial Corp. in connection with Bogota Financial Corp.’s stock offering.

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PROSPECTUS

(Proposed Holding Company for Bogota Savings Bank)

Up to 4,919,770 Shares of Common Stock

(Subject to increase to up to 5,657,735 Shares)

Bogota Financial Corp., a Maryland corporation, is offering up to 4,919,770 shares of its common stock for sale at $10.00 per share on a best efforts basis as part of the reorganization of Bogota Savings Bank, a New Jersey-chartered savings bank, from a mutual savings bank (meaning no stockholders) into the “two-tier” mutual holding company form of organization. In connection with the sale of our common stock, we intend to establish and fund a charitable foundation in connection with the reorganization and contribute 2% of the outstanding shares of common stock of Bogota Financial Corp. and $250,000 in cash to the charitable foundation. Bogota Financial Corp. has never offered common stock for sale to the public and, as a result, currently there is no trading market for our common stock. We expect to list our common stock on the Nasdaq Capital Market under the symbol “BSBK.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock being offered, including shares issued to the charitable foundation, represent 45% of our shares of common stock that will be outstanding upon completion of the stock offering. After the stock offering, 55% of our outstanding shares of common stock will be owned by our new mutual holding company parent, Bogota Financial, MHC, a New Jersey-chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the stock offering. We must sell a minimum of 3,636,351 shares to complete the stock offering, and we will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 5,657,735 shares due to increased demand or because of changes in market conditions without resoliciting subscribers.

The shares of common stock are first being offered in a subscription offering to eligible depositors of Bogota Savings Bank and to Bogota Savings Bank’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by Bogota Savings Bank. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public in a syndicated offering through a syndicate of broker-dealers. The syndicated offering may begin before the subscription and community offerings (including any extensions) have ended. However, shares purchased in the subscription offering or the community offering will not be issued until the completion of any syndicated community offering. The subscription, community, and syndicated community offerings are collectively referred to as the “offering.”

The minimum order is 25 shares of common stock. Generally, no individual may purchase more than 15,000 shares of common stock, and no individual or other person, along with their associates and those with whom they are acting in concert, may purchase more than 25,000 shares of common stock. The subscription and community offerings are expected to expire at 5:00 p.m., Eastern Time, on December 12, 2019. We may extend this expiration time and date, without notice to you, until January 27, 2020. Once submitted, stock orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond January 27, 2020, or the number of shares of common stock offered for sale is increased to more than 5,657,735 shares or decreased to less than 3,636,351 shares. If the subscription and community offerings are extended beyond January 27, 2020, we will notify all subscribers and give them an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 5,657,735 shares or decreased to less than 3,636,351 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Bogota Savings Bank and will earn interest at 0.20% per annum until completion or termination of the offering.

Sandler O’Neill & Partners, L.P. is assisting us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of common stock that are sold in the subscription offering, community offering or syndicated community offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,636,351	4,278,060	4,919,770	5,657,735
Gross offering proceeds	$36,363,510	$42,780,600	$49,197,700	$56,577,350
Estimated offering expenses, excluding selling agent fees and expenses	$1,223,000	$1,223,000	$1,223,000	$1,223,000
Selling agent fees and expenses (1)	$507,485	$565,806	$624,127	$691,196
Estimated net proceeds	$34,633,025	$40,991,794	$47,350,573	$54,663,154
Estimated net proceeds per share	$9.52	$9.58	$9.62	$9.66

(1)

Assumes all shares are sold in the subscription and community offerings and includes reimbursement of selling agent’s expenses. See “Pro Forma Data” and “The Reorganization and Offering—Plan of Distribution; Selling Agent Compensation” for information regarding compensation to be received by Sandler O’Neill & Partners, L.P. in the subscription and community offerings and the compensation to be received by Sandler O’Neill & Partners, L.P. and other participating broker-dealers in the syndicated offering. If all shares are sold in the syndicated offering, excluding those purchased by our insiders and by our employee stock ownership plan and contributed to our charitable foundation, for which no selling agent fee will be paid, the selling agent fees and expenses would be approximately $1.9 million, $2.3 million, $2.6 million and $2.9 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 17.

Shares of our common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other government agency. Neither the Securities and Exchange Commission, the New Jersey State Department of Banking and Insurance, the Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (201) 212-6308.

The date of this prospectus is [prospectus date].

Bogota Savings Bank

NEW JERSEY
NEW YORK
PARAMUS
Garden State Pkwy
HUDSON RIVER
Teaneck Branch
Bogota Branch
FORT LEE
MANHATTAN
EAST RIVER
NEWARK
NEW YORK
NEW YORK
95
87
80
278
295
678
280
495
78
478

Bogota Branch
60 East Main Street
Bogota, New Jersey

Teaneck Branch
819 Teaneck Road
Teaneck, New Jersey

NEW YORK
PENNSYLVANIA
New York
NEW JERSEY

4
Teaneck Branch
Bogota Branch
80
95

SUMMARY

The following summary provides material information about the contents of this prospectus, but it may not contain all of the information that is important to you. Before making an investment decision, you should read carefully this entire document, including the consolidated financial statements and the notes thereto that appear starting on page F-1 of this prospectus and the section entitled “Risk Factors.” The terms “we,” “our,” and “us” refer to Bogota Financial, MHC, Bogota Financial Corp. and Bogota Savings Bank, unless the context indicates another meaning.

Bogota Financial, MHC

Bogota Financial, MHC will be formed as a New Jersey-chartered mutual holding company in connection with the reorganization of Bogota Savings Bank into the “two-tier” mutual holding company form of organization. As a mutual holding company, Bogota Financial, MHC will be a non-stock company. Bogota Financial, MHC’s principal assets will be the common stock of Bogota Financial Corp. it receives in the reorganization and offering and $50,000 in cash for its initial capitalization. It is expected that the only business activity of Bogota Financial, MHC will be to own a majority of Bogota Financial Corp.’s common stock. Bogota Financial, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under New Jersey and Federal law, including investing in loans and securities. Bogota Financial, MHC will be regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the New Jersey State Department of Banking and Insurance (the “NJDBI”).

Bogota Financial Corp.

Bogota Financial Corp., a Maryland corporation, was incorporated in September 2019. The offering of common stock by means of this prospectus is being made by Bogota Financial Corp. in connection with the reorganization of Bogota Savings Bank into the “two-tier” mutual holding company form of organization. Upon completion of the reorganization, Bogota Financial Corp. will become the bank holding company for Bogota Savings Bank by owning all the outstanding shares of capital stock of Bogota Savings Bank and will be regulated by the Federal Reserve Board and the NJDBI. To date, Bogota Financial Corp. has engaged in organizational activities only. Following the reorganization and offering, Bogota Financial Corp.’s primary business activity will be to own all the outstanding shares of capital stock of Bogota Savings Bank and Bogota Financial Corp. will be authorized to engage in any other business activities that are permissible for bank holding companies under New Jersey and federal law.

Bogota Savings Bank

Founded in 1893, Bogota Savings Bank is a New Jersey-chartered savings bank that operates two retail banking offices in Teaneck and Bogota, New Jersey. We consider Bergen, Monmouth and Ocean Counties, New Jersey and the surrounding areas as our primary market area for our business operations. We attract deposits from the general public and municipalities and use those funds along with advances from the Federal Home Loan Bank of New York and funds generated from operations to originate one- to four-family loans and commercial real estate and multi-family loans and, to a lesser extent, consumer loans, commercial and industrial loans and construction loans. We also invest in securities, which have historically consisted primarily of U.S. Government and agency obligations, municipal obligations, corporate bonds and mortgage-backed securities. We offer a variety of deposit accounts, including demand accounts, savings accounts, money market accounts and certificate of deposit accounts.

At June 30, 2019, we had consolidated total assets of $664.0 million, total deposits of $504.1 million and equity of $73.5 million. We are subject to regulation and examination by the NJDBI and by the Federal Deposit Insurance Corporation. Our executive offices are located at 819 Teaneck Road, Teaneck, New Jersey 07666. Our website address is www.bogotasavingsbank.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Stock Offering

We do not have stockholders in our current mutual form of ownership. Our depositors have the right to vote on certain specific matters pertaining to Bogota Savings Bank, such as the proposed reorganization of Bogota Savings Bank into the mutual holding company form of ownership. The mutual holding company reorganization is a series of transactions by which we will reorganize from a mutual savings bank to the mutual holding company form of ownership by establishing Bogota Financial, MHC and Bogota Financial Corp. and converting our mutual savings bank certificate of incorporation to a stock savings bank certificate of incorporation. The reorganization will be conducted pursuant to a plan of mutual holding company reorganization and minority stock issuance, which we refer to as the “plan of reorganization.” Following the reorganization, Bogota Savings Bank will become a wholly-owned subsidiary of Bogota Financial Corp., and Bogota Financial Corp. will be a majority-owned subsidiary of Bogota Financial, MHC. After the reorganization, our depositors will continue to have the same limited voting rights in Bogota Financial, MHC as they had in Bogota Savings Bank before the reorganization.

In connection with the reorganization, we are offering for sale shares of common stock of Bogota Financial Corp. at a price of $10.00 per share. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and stock offerings. See “—Terms of the Offering.”

The primary reason for our decision to reorganize into the mutual holding company form of organization and offer our shares of common stock for sale in the offering is to establish an organizational structure that will enable us to:

•	preserve Bogota Savings Bank’s mutual form of organization and our ability to remain an independent community savings bank;

•	increase our capital to support future growth and profitability although we currently have capital well in excess of all applicable regulatory requirements;

•

grow our banking franchise through acquisitions of branch offices, financial institutions or fee-based businesses or organically through de novo branching, although we do not currently have any agreements to acquire any branch office, any financial institution or fee-based business;

•	offer our depositors, employees, management and directors an equity ownership interest in Bogota Savings Bank, and thereby an economic interest in our future success; and

•	support our local communities through a contribution to a charitable foundation.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise and provide us with an additional cushion against unforeseen risks. The reorganization and offering also will allow us to establish stock-based benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard mutual-to-stock conversion transaction in which all the common stock of the holding company of the converting savings bank is sold to the public, only a minority interest in the stock of a mutual holding company subsidiary is sold to the public in a mutual holding company minority stock offering. Federal and New Jersey laws and regulations require that our mutual holding company own a majority of the outstanding common stock of Bogota Financial Corp. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of Bogota Financial Corp. that will be outstanding when the offering is completed. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 43% of our outstanding shares of common stock will be offered for sale in the offering, 2% of our outstanding shares will be issued to the charitable foundation, and 55% of our shares will be retained by Bogota Financial, MHC. Our board of directors has determined that offering 43% of our outstanding shares of common stock for sale in the offering will enable management to effectively reinvest the capital raised in the offering. See “—Possible Conversion of Bogota Financial, MHC to Stock Form.”

The following diagram illustrates our proposed post-reorganization organizational structure:

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our 126-year history in the community, our knowledge of the local marketplace and our long-standing reputation for providing superior, relationship-based customer service. We believe we can distinguish ourselves by maintaining the culture of a local community bank. The following are the key elements of our business strategy:

Continue to focus on residential real estate lending. We have been, and will continue to be, primarily a one- to four-family residential real estate lender in our market area. As of June 30, 2019, $386.2 million, or 71.5% of our total loan portfolio, consisted of one- to four-family residential real estate loans. We expect that one- to four-family residential real estate lending will remain our primary lending activity.

Continue to emphasize commercial and multi-family real estate lending. We have increased our commercial real estate and multi-family loan portfolio to $120.8 million, or 22.4% of total loans, at June 30, 2019, from $68.4 million, or 15.8% of total loans, at December 31, 2014. We view the growth of commercial real estate and multi-family lending as a means of increasing our interest income and the yield on our loan portfolio, and reducing the average term to repricing of our loans. To accelerate this initiative and expand our commercial lending capacity, we hired an additional lender in September 2019 and will continue to seek to hire one or more additional lenders. We believe that local banking consolidation has created opportunities to attract talent with experience originating commercial real estate loans within our market area. Further, the additional capital raised in the offering will enable us to increase our commercial real estate and multi-family loan originations in our market area, and originate loans with larger balances that we intend to retain in our portfolio.

Commercial and multi-family real estate loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real and multi-family estate loans generally depends, in large part, on sufficient income from the property or business to cover operating expenses and debt service. Commercial and multi-family real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could impact the value of the security for the loan or the future cash flows of the affected property. Additionally, any decline in real estate values may affect commercial and multi-family real estate properties more than residential properties. Also, many of our commercial and multi-family real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

Increase lower-cost core deposits. We continue to emphasize offering core deposits (demand deposit accounts, savings accounts and money market accounts) to individual, businesses and municipalities. We attract and retain transaction accounts by offering competitive products and rates and providing quality customer service. At June 30, 2019, core deposits comprised 19.4% of our total deposits. Core deposits are our least costly source of funds, which improves our interest rate spread and also contributes non-interest income from account related services.

Grow through opportunistic bank or branch acquisitions. We will consider both organic growth as well as acquisition opportunities that may enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our market, we expect to continue to expand into contiguous markets. We will consider expanding our branch network and establishing a loan production office in central New Jersey. The capital we raise in the offering will also provide us the opportunity to acquire smaller institutions or fee-based businesses located in or contiguous to our market area. While we have periodically engaged in conversations with other small financial institutions about strategic combinations, we do not currently have any agreements or planned activity regarding any specific acquisition transaction.

Continue to emphasize operating efficiencies and cost controls. We are focused on controlling expenses while increasing our net income. We are disciplined in managing non-interest expenses by identifying cost savings opportunities such as renegotiating key third-party contracts and reducing other operating expenses. Our efficiency ratio was 78.64% (annualized) during the six months ended June 30, 2019 and 60.07% during the year ended December 31, 2018. While we expect our non-interest expenses to increase when we become a public company, we will continue to monitor and control expenses as we focus on growth. To support our growth in a cost-effective way, we plan to continue to invest prudently in technology to help improve our operational infrastructure.

Maintain disciplined underwriting. We emphasize a disciplined credit culture based on intimate knowledge of the market, close ties to our customers, sound underwriting standards and experienced loan officers. We are committed to actively monitoring and managing all segments of our loan portfolio in an effort to proactively identify and mitigate credit risks within the portfolio. At June 30, 2019, non-performing assets totaled $541,000, which represented 0.08% of total assets. At June 30, 2019, there were $519,000 of non-performing residential real estate loans and $22,000 of non-performing consumer loans.

Terms of the Offering

We are offering between 3,636,351 and 4,919,770 shares of common stock in a subscription offering to eligible depositors of Bogota Savings Bank and to our tax-qualified employee benefit plans, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased up to 5,657,735 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 5,657,735 shares or decreased to fewer than 3,636,351 shares, or the subscription and community offerings are extended beyond January 27, 2020, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past January 27, 2020, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be canceled and we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 5,657,735 shares or decreased to less than 3,636,351 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at the same rate. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering, or the syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings or in the syndicated community offering.

How We Determined the Offering Range and the $10.00 per Share Offering Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Bogota Financial Corp., assuming the offering has been completed, the charitable foundation has been established and shares of common stock and cash have been contributed to the charitable foundation. RP Financial, LC. (“RP Financial”), our independent appraiser, has estimated that, as of August 23, 2019, assuming we were undertaking the offering, this market value, including the shares to be issued to the charitable foundation and Bogota Financial, MHC, was $99.5 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $84.6 million and a maximum of $114.4 million.

Based on this valuation range and assuming 43% of the shares of Bogota Financial Corp. common stock is being offered for sale in the offering at $10.00 per share, 2% of our outstanding shares is issued to the charitable foundation, and 55% of the shares is retained by Bogota Financial, MHC, Bogota Financial Corp. is offering for sale 3,636,351 shares at the minimum of the offering range, 4,278,060 shares at the midpoint of the offering range and 4,919,770 shares at the maximum of the offering range. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company and standard stock conversion offerings by savings banks. If demand for shares or market conditions warrant, the appraisal can be increased by up to 15%, which would result in an appraised value of $131.6 million, and we may sell up to 5,657,735 shares of common stock in the offering.

RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology, which requires a valuation based on an analysis of the trading prices of comparable public companies whose stock has traded for at least one year prior to the valuation date. RP Financial selected a group of ten comparable public companies for this analysis.

RP Financial considered adjustments to the pro forma market value based on a comparison of Bogota Financial Corp. with the peer group set forth below. The characteristics of publicly-traded shares of a mutual holding company differ from those of publicly-traded shares of fully converted stock holding companies (those in which all shares are held by public stockholders) in several ways, including that: (1) publicly-traded shares of a mutual holding company subsidiary tend to have less liquidity because they represent less than 50% of the outstanding shares of the company; (2) the holders of publicly-traded shares of a mutual holding company subsidiary cannot exercise voting control; (3) publicly-traded shares of a mutual holding company subsidiary are affected by the possibility of a “second-step” conversion transaction; (4) publicly-traded shares of a mutual holding company subsidiary are adversely affected by regulatory restrictions on the ability of a mutual holding company to waive the receipt of dividends declared by its subsidiary, thereby precluding or limiting the subsidiary’s ability to pay dividends to public stockholders; and (5) most existing publicly traded mutual holding companies have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. Given the unique characteristics of the mutual holding company form of ownership, RP Financial concluded that the appropriate peer group for Bogota Financial Corp.’s valuation should be comprised of publicly traded subsidiary institutions of mutual holding companies that are listed on a national exchange. Further, RP Financial excluded from consideration those publicly traded mutual holding companies that are currently pursuing a second step conversion, those that have not been publicly traded for at least one year and not subject to any actual or rumored acquisitions. Application of these parameters resulted in a peer group that includes financial institutions having greater assets than we have.

The appraisal is based in part on Bogota Savings Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly-traded subsidiary companies of mutual holding companies that RP Financial considers comparable to Bogota Financial Corp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Names	Ticker Symbol	Headquarters	Total Assets at June 30, 2019
			(In millions)
Columbia Financial, Inc. (MHC)	CLBK	Fair Lawn, NJ	$6,981
Community First Bancshares, Inc. (MHC)	CFBI	Covington, GA	308	(1)
FFBW, Inc. (MHC)	FFBW	Brookfield, WI	258
Greene County Bancorp, Inc. (MHC)	GCBC	Catskill, NY	1,269
Kentucky First Federal Bancorp (MHC)	KFFB	Frankfort, KY	319	(1)
Lake Shore Bancorp, Inc. (MHC)	LSBK	Dunkirk, NY	578
Magyar Bancorp, Inc. (MHC)	MGYR	New Brunswick, NJ	633
Oconee Federal Financial Corp. (MHC)	OFED	Seneca, SC	512	(1)
PDL Community Bancorp (MHC)	PDLB	Bronx, NY	1,056
TFS Financial Corporation (MHC)	TFSL	Cleveland, OH	14,372

(1)	Assets of March 31, 2019

RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group, a moderate downward adjustment was applied for financial condition, and slight downward adjustments were applied for profitability, growth and viability of earnings and dividends. RP Financial made no adjustments for: (1) asset growth; (2) primary market area; (3) liquidity of the shares; (4) marketing of the issue; (5) management; or (6) effect of government regulations and regulatory reform.

To account for the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial included in its appraisal the pricing ratios of Bogota Financial Corp. on both a non-fully converted basis and a fully converted basis and compared each to non-fully converted and fully converted pricing ratios of the peer group. The decision to also provide Bogota Financial Corp.’s and the peer group’s pricing ratios on a fully converted basis is meant to establish the pro forma market value range of 100% of the shares of Bogota Financial Corp., which forms the basis for determining the offering range. Tables presenting select pricing ratios of Bogota Financial Corp. on both a non-fully converted basis and a fully converted basis and comparing such ratios to similar ratios for the peer group follow.

The following table presents a summary of selected pricing ratios for the peer group on a non-fully converted basis and Bogota Financial Corp. on a non-fully converted basis (i.e., the table assumes that 43% of our outstanding shares of common stock is sold in the offering). These figures are from the RP Financial appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 65.7% on a non-fully converted price-to-earnings basis, a discount of 39.0% on a non-fully converted price-to-book value basis, and a discount of 40.3% on a non-fully converted price-to-tangible book value basis.

	Non-Fully Converted Pro Forma Price-to- Earnings Multiple		Non-Fully Converted Pro Forma Price-to-Book Value Ratio (1)	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio (1)
Bogota Financial Corp.
Adjusted Maximum	52.63	x	108.81%	108.81%
Maximum	45.45		99.90	99.90
Midpoint	38.46		91.41	91.41
Minimum	33.33		81.83	81.83

Valuation of peer group companies as of August 23, 2019
Averages	23.21	x	149.74%	153.23%
Medians	24.06		138.68	138.82

(1)

Information for the peer group companies as contained in the appraisal is based upon actual earnings for the twelve months ended June 30, 2019 (or for the latest available date) and information for Bogota Financial Corp. is based upon actual earnings for the twelve months ended June 30, 2019. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies and Bogota Financial Corp. on a fully converted equivalent basis. The pricing ratios in the following table are calculated as though we had sold 100% of our estimated pro forma market value instead of only approximately 43% of that value. The pricing ratios for the peer group have also been adjusted to assume that they were fully public, with all of their outstanding shares held by public shareholders. The fully-converted ratios for the peer group give effect to the pro forma impact on earnings and book value assuming that the shares held by each company’s mutual holding company were sold at their respective trading pricing as of August 23, 2019. Comparing our pricing ratios to the peer group companies on a fully-converted basis removes the distortion created by comparing a company that sold approximately 43% of its outstanding common stock in a minority stock offering (such as we plan to do) with companies that sold a different percentage of their outstanding common stock. Repurchases by the peer group companies of shares of their common stock after their respective offerings can distort the comparison. The non-fully-converted public ownership ratios of the peer group companies as of August 23, 2019 ranged between a low of 27.6% and a high of 46.9%.

Compared to the average fully converted pricing ratios of the peer group, Bogota Financial Corp.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 82.5% on a fully converted price-to-earnings basis, a discount of 23.3% on a fully converted price-to-book value basis and a discount of 24.6% on a fully converted price-to-tangible book value basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple (1)		Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to- Tangible Book Value Ratio(1)
Bogota Financial Corp.
Adjusted Maximum	55.56	x	71.28%	71.28%
Maximum	47.62		67.34	67.34
Midpoint	40.00		63.33	63.33
Minimum	33.33		58.58	58.58

Valuation of peer group companies as of August 23, 2019
Averages	21.92	x	82.61%	83.97%
Medians	21.03		79.94	79.94

(1)

Information for the peer group companies as contained in the appraisal is based upon actual earnings for the twelve months ended June 30, 2019 (or for the latest available date) and information for Bogota Financial Corp. is based upon actual earnings for the twelve months ended June 30, 2019. These ratios are different from the ratios in “Pro Forma Data.”

The fully converted pro forma calculations for Bogota Financial Corp. are based on the following assumptions:

•

A number of shares equal to 8% of the shares sold in a full conversion and contributed to the charitable foundation are purchased by the employee stock ownership plan, with the expense to be amortized over 20 years; and

•

A number of restricted stock awards equal to 4% of the shares sold in a full conversion and contributed to the charitable foundation are purchased by a stock-based benefit plan, with the expense to be amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to (1) invest at least 50% of the net proceeds from the offering in Bogota Savings Bank, (2) fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, (3) capitalize Bogota Financial, MHC, (4) contribute $250,000 to the charitable foundation and (5) retain the remainder of the net proceeds at Bogota Financial Corp.

Assuming we sell 4,278,060 shares of common stock in the offering at the midpoint of the offering range, resulting in estimated net proceeds of $41.0 million, we intend to invest $20.5 million in Bogota Savings Bank, lend $3.9 million to our employee stock ownership plan to fund its purchase of shares of common stock, capitalize Bogota Financial, MHC with $50,000, use $250,000 of the net proceeds to fund the cash contribution to the charitable foundation, and retain the remaining $16.3 million of the net proceeds at Bogota Financial Corp. Assuming we sell 5,657,735 shares of common stock in the offering at the adjusted maximum of the offering range, resulting in estimated net proceeds of $54.7 million, we intend to invest $27.3 million in Bogota Savings Bank, lend $5.2 million to our employee stock ownership plan to fund its purchase of shares of common stock, capitalize Bogota Financial, MHC with $50,000, use $250,000 of the net proceeds to fund the cash contribution to the charitable foundation and retain the remaining $21.9 million of the net proceeds at Bogota Financial Corp.

Bogota Financial Corp. may use the funds it retains to invest in securities, to repurchase shares of common stock when permitted under applicable laws and regulations, to acquire other financial institutions or financial services companies, or for other general corporate purposes. Bogota Savings Bank may use the proceeds it receives to increase lending and investments, to expand its retail banking franchise by establishing or acquiring new branches or to acquire other financial institutions or for other corporate purposes. We do not currently have any agreement regarding any acquisition transaction.

See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

1.	To depositors with deposit account(s) at Bogota Savings Bank with aggregate balances of at least $50.00 at the close of business on December 31, 2017.

2.

To our tax-qualified employee benefit plans (including Bogota Savings Bank’s employee stock ownership plan and its 401(k) plan), which may subscribe for, in the aggregate, up to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering, including shares issued to Bogota Financial, MHC and contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering, including shares issued to Bogota Financial, MHC and contributed to the charitable foundation.

3.	To depositors (other than officers and directors of Bogota Financial, MHC, Bogota Financial Corp. and Bogota Savings Bank) with deposit account(s) at Bogota Savings Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2019, who are not eligible in the first priority.

4.	To other depositors of Bogota Savings Bank at the close of business on November 8, 2019.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in Bergen County, New Jersey. The community offering may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering through a syndicated community offering. Sandler O’Neill & Partners, L.P. will act as sole manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of reorganization will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances then available to us.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. See “The Reorganization and Offering” for a detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 25,000 shares ($250,000) of common stock:

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest;

•	your spouse or any relative of you or your spouse living in your house or who is a director, trustee, or officer of Bogota Financial Corp., Bogota Financial, MHC or Bogota Savings Bank; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 25,000 shares ($250,000).

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See “The Reorganization and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

1.	personal check, bank check or money order made payable to Bogota Financial Corp.; or

2.	authorizing us to withdraw available funds from your deposit account(s) at Bogota Savings Bank.

Bogota Savings Bank is prohibited from lending funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use a line of credit check from Bogota Savings Bank or any type of third-party check (such as a check payable to you and endorsed over to Bogota Financial Corp.) to pay for shares of common stock. Do not submit cash. No wire transfer will be accepted without our prior approval. You may not authorize direct withdrawal from an individual retirement account (“IRA”) at Bogota Savings Bank. See “—Using IRA Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Bogota Financial Corp. or authorization to withdraw funds from one or more of your deposit accounts at Bogota Savings Bank, provided that we receive your stock order form before 5:00 p.m., Eastern Time, on December 12, 2019, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center, which is located at 60 East Main Street, Bogota, New Jersey. You may also hand-deliver stock order forms to the Stock Information Center. We will accept hand-delivered stock order forms only at this location. We will not accept stock order forms at our banking offices. Do not mail stock order forms to any of Bogota Savings Bank’s banking offices.

See “The Reorganization and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using IRA Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in an IRA at Bogota Savings Bank, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. A one-time and/or annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 12, 2019 offering deadline, for assistance with purchases using your IRA or other retirement account you may have at Bogota Savings Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution holding the funds.

See “The Reorganization and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds.”

Market for Common Stock

We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “BSBK.” Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the completion of the offering, but is not obligated to do so.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory restrictions, including the Federal Reserve Board’s current policy of prohibiting mutual holding companies from waiving the receipt of dividends, our business strategy and other factors that our board of directors considers relevant. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Stock Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 130,000 shares of common stock in the offering, representing 3.6% of the shares sold in the offering and 1.5% of to be “outstanding shares” at the minimum of the offering range. “Outstanding shares” of common stock are all shares issued by Bogota Financial Corp. as of the completion of the offering, including shares sold in the offering, shares purchased by tax-qualified employee benefit plans, shares issued to Bogota Financial, MHC and shares contributed to the charitable foundation. Directors and executive officers will pay the same $10.00 per share price that will be paid by all other persons who purchase shares of common stock in the offering. See “Subscriptions by Directors and Executive Officers.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for ordering shares of common stock in the subscription and community offerings is 5:00 p.m., Eastern Time, on December 12, 2019, unless we extend this deadline. If you wish to order shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on December 12, 2019, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering— Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for ordering shares in the offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you must sign a written certification that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the order form, you cannot add the names of other individuals for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Reorganization.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Reorganization

We cannot complete the reorganization and offering unless:

•

The plan of reorganization is approved by a majority of the total votes eligible to be cast by the voting depositors of Bogota Savings Bank at a special meeting of depositors to be held on January 6, 2020;

•	We receive orders for at least the minimum number of shares of common stock offered in the offering; and

•	We receive final regulatory approvals or non-objections from the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board to complete the reorganization and offering.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,636,351 shares of common stock, we may take several steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond January 27, 2020, so long as we resolicit subscribers who previously submitted subscriptions in the offering.

If we extend the offering past January 27, 2020, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest at 0.20% per annum for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 5,657,735 shares in the offering without further notice to you. If, however, the updated appraisal indicates our pro forma market value is either below $84.6 million or above $131.6 million, then, after consulting with the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board, we may:

•	terminate the offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the NJDBI, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.20% per annum for funds received for purchases in the subscription and community offerings and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place new stock orders for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.20% per annum, and we will cancel deposit account withdrawal authorizations.

Our Contribution of Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. Assuming we receive regulatory and depositor approvals, we intend to contribute to the charitable foundation a number of shares of our common stock equal to 2.0% of our outstanding shares of common stock as of the completion of the offering (including shares issued to Bogota Financial, MHC), and up to $250,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we would contribute to the charitable foundation 169,132, 198,979, 228,826 and 263,150 shares of common stock, respectively. As a result of the contribution, we expect to record an after-tax expense of approximately $1.6 million during the quarter in which the reorganization and offering is completed, assuming the offering closes at the midpoint of the offering range.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting and ownership interests of purchasers of shares of our common stock in the offering; and

•

result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale in the offering would be greater if the offering were completed without establishing and funding the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019,” “Risk Factors—Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Bogota Savings Bank Charitable Foundation.”

The funding of the charitable foundation requires the vote of a majority of the total votes eligible to be cast by depositors. However, if the funding of the charitable foundation is not approved and we receive depositor approval and the necessary regulatory approvals to complete the reorganization and the stock offering, we will complete the reorganization and the offering without the charitable foundation.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation after the Offering

In connection with the offering, we are establishing an employee stock ownership plan, and, subject to receipt of stockholder approval, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. Bogota Savings Bank intends to implement an employee stock ownership plan, which will grant shares of Bogota Financial Corp. common stock to eligible employees primarily based on their compensation. The board of directors of Bogota Financial Corp. will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the sale of common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase in the offering 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the conclusion of the offering.

Stock-Based Benefit Plans. Following the completion of the offering, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate the plans will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Bogota Financial Corp. as of the conclusion of the offering. These limitations will not apply if the plans are implemented more than one year after the completion of the reorganization and offering.

The stock-based benefit plans will not be established sooner than six months after the offering and, if implemented within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than

Bogota Financial, MHC. If stock-based benefit plans are established more than one year after the offering is completed, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Bogota Financial, MHC.

Certain additional restrictions would apply to our stock-based benefit plans if implemented within one year after completion of the offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plans;

•	no individual may receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting of options and restricted stock is not permitted except for death, disability or upon a change in control of Bogota Financial Corp. or Bogota Savings Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year or more than one year following the completion of the offering. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or by repurchasing our common stock.

Equity Plan Expenses. The implementation of an employee stock ownership plan and one or more stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, under our employee stock ownership plan we will be required to expense each year the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to expense as the shares vest, the fair market value of such shares as of the grant date. Finally, if we issue stock options, we would be required to expense as the options vest, the estimated fair value of such options as of the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our expenses and reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming our employee stock ownership plan purchases 3.92% of our outstanding shares as of the completion of the offering, and we implement one or more stock-based benefit plans that would authorize (1) granting options to purchase up to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering and (2) awarding shares of restricted common stock equal to 1.96% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering.

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (In Thousands)
Employee stock ownership plan	All employees	3.92%	$5,158
Stock awards	Directors, officers and employees	1.96	2,579
Stock options	Directors, officers and employees	4.90	1,657	(1)

Total		10.78%	$9,394

(1)

The fair value of stock options has been estimated at $2.57 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.00%; and a volatility rate of 13.17% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under stock-based benefit plans will be based on the price of Bogota Financial Corp.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plans, assuming receipt of stockholder approval and the shares are awarded when market prices range from $8.00 per share to $14.00 per share.

Share Price	165,750 Shares Awarded at Minimum of Offering Range	195,000 Shares Awarded at Midpoint of Offering Range	224,250 Shares Awarded at Maximum of Offering Range	257,887 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands)
$8.00	$1,326	$1,560	$1,794	$2,063
$10.00	$1,657	$1,950	$2,242	$2,579
$12.00	$1,989	$2,340	$2,691	$3,095
$14.00	$2,320	$2,730	$3,139	$3,610

The grant-date fair value of the options granted under the stock-based benefit plans would be based in part on the trading price of Bogota Financial Corp. common stock at the time the options are granted. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant Date Fair Value Per Option	414,375 Options at Minimum of Offering Range	487,500 Options at Midpoint of Offering Range	560,625 Options at Maximum of Offering Range	644,719 Options at Adjusted Maximum of Offering Range
(In thousands)
$8.00	$2.06	$854	$1,004	$1,155	$1,328
$10.00	$2.57	$1,065	$1,253	$1,441	$1,657
$12.00	$3.08	$1,276	$1,501	$1,727	$1,986
$14.00	$3.60	$1,492	$1,755	$2,018	$2,321

Restrictions on the Acquisition of Bogota Financial Corp. and Bogota Savings Bank

Federal and state regulations, as well as provisions contained in the governing documents of Bogota Savings Bank and Bogota Financial Corp., restrict the ability of any person, firm or entity to acquire Bogota Financial Corp., Bogota Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain prior regulatory approval before acquiring in excess of 10% of the voting stock of Bogota Financial Corp. or Bogota Savings Bank, as well as a provision in Bogota Financial Corp.’s articles of incorporation that generally provides that, no person, other than Bogota Financial, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Bogota Financial Corp. and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of Bogota Financial Corp. must be owned by Bogota Financial, MHC, any acquisition of Bogota Financial Corp. must be approved by Bogota Financial, MHC. Furthermore, Bogota Financial, MHC would not be required to pursue or approve a sale of Bogota Financial Corp. even if such sale were favored by a majority of Bogota Financial Corp.’s public stockholders. Finally, although a mutual holding company with a subsidiary stock holding company with public stockholders may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization”

transaction, current regulatory policy subjects such transactions to heightened regulatory scrutiny because of pricing and other considerations that affect public stockholders and members of the mutual holding company. As a result, effecting a remutualization transaction of Bogota Financial, MHC would be difficult unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.

Possible Conversion of Bogota Financial, MHC to Stock Form

In the future, Bogota Financial, MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, depositors of Bogota Savings Bank would have subscription rights to purchase common stock of a newly formed stock holding company and the public stockholders of Bogota Financial Corp. would be entitled to exchange their shares of common stock for an equal percentage of shares of the new stock holding company. This percentage may be adjusted to reflect any assets owned by Bogota Financial, MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Bogota Financial Corp. common stock (excluding shares held by Bogota Financial, MHC) and the approval of depositors of Bogota Savings Bank. Stockholders who purchase our common stock in the offering will not be able to force a second-step conversion without the consent of Bogota Financial, MHC since a second-step conversion also requires the approval of a majority of all of the outstanding common stock of Bogota Financial Corp., which can only be achieved if Bogota Financial, MHC votes to approve the second-step conversion.

Tax Consequences

Bogota Financial Corp. and Bogota Savings Bank have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences, and have received the opinion of Hamilton & Babitts, CPA regarding the material New Jersey State income tax consequences, of the reorganization and offering. As a general matter, the reorganization and offering will not be a taxable transaction for purposes of federal or state income taxes to Bogota Financial Corp., Bogota Savings Bank or persons eligible to subscribe for shares of stock in the subscription offering.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we so qualify, we are exempt from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Federal Securities Laws—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization and offering, call our Stock Information Center at (201) 212-6308. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Delivery of Prospectus

To ensure that each purchaser in the offering receives a prospectus at least 48 hours prior to the expiration of the offering, in accordance with federal laws and regulations, we may not mail a prospectus later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of our common stock.

Risks Related to Our Business

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

At June 30, 2019, approximately $537.5 million, or 99.5% of our total loan portfolio, was secured by real estate, most of which is located in our primary lending market of Bergen, Monmouth and Ocean Counties in New Jersey. Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our lending, including the ability of borrowers to repay these loans and the value of the collateral securing these loans. Future declines in the real estate values in northern and central New Jersey could significantly impair the value of the collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. This could require increasing our allowance for loan losses, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Changes in interest rates may reduce our profits.

Our profitability, like that of most financial institutions, depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond our control, may affect interest rates.

As a result of our historical focus on one- to four-family residential real estate loans, the majority of our loans have fixed interest rates. This can create significant earnings volatility because of changes in market interest rates. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits, which have shorter durations. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Furthermore, increases in interest rates may adversely affect the ability of borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase.

Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions cannot fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results.

For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

A deterioration in economic conditions could reduce demand for our products and services and/or result in a decrease in our asset quality, which could have an adverse effect on our results of operations.

While economic conditions in our primary market remain strong, deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decrease;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decrease; and

•	the net worth and liquidity of loan guarantors may decrease, thereby impairing their ability to honor commitments made to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our inability to generate core deposits could have an adverse effect on our net interest margin and profitability or may cause us to rely more heavily on wholesale funding strategies for liquidity needs.

Certificates of deposit comprised $405.5 million or $80.4% of our total deposits at June 30, 2019. Certificates of deposit due within one year of June 30, 2019 totaled $292.6 million, or 58.0% of total deposits. This included $51.0 million of brokered deposits, which represented 10.1% of total deposits. While part of our business strategy is to emphasize generating transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area will also make it difficult for us to obtain reasonably-priced deposits. If we are not able to increase our lower-cost transactional deposits, we may be forced to continue to pay higher costs for certificates of deposit, which would adversely affect our operating margins and profitability or to seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers.

If our banking deposits that we receive from municipalities were lost within a short period of time, it could negatively impact our liquidity and earnings.

As of June 30, 2019, we held $37.6 million of deposits from municipalities in our primary market area in New Jersey. These deposits may be more volatile than other deposits and generally are larger than our retail or business deposits. If a significant amount of these deposits were withdrawn within a short period of time, it could have a negative impact on our short-term liquidity and have an adverse impact on our earnings.

Our strategy of increasing the amount of commercial and multi-family real estate loans we originate may expose us to increased lending risks.

At June 30, 2019, $120.8 million, or 22.4% of our loan portfolio, consisted of commercial and multi-family real estate loans. We are committed to increasing our commercial lending. However, commercial and multi-family real estate loans generally expose a lender to a greater risk of loss than one- to four-family residential loans.

Repayment of commercial real and multi-family estate loans generally depends, in large part, on sufficient income from the property or business to cover operating expenses and debt service. Commercial and multi-family real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could impact the value of the security for the loan or the future cash flows of the affected property. Additionally, any decline in real estate values may affect commercial and multi-family real estate properties more than residential properties. Also, many of our commercial and multi-family real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

The absence of a senior commercial lending officer may expose us to increased lending risks.

Currently, the commercial lending department is overseen by our President and Chief Executive Officer, our Executive Vice President and Compliance/BSA Officer and our Executive Vice President and Chief Financial Officer, all of whom are responsible for other aspects of our organization. While we currently maintain very strong asset quality metrics, the possibility for credit administration weaknesses, including potential loan downgrades or additions to the allowance for loan losses, increases without a dedicated chief lending officer. Our need for a senior commercial lending officer is even greater because we currently are emphasizing increasing our commercial real estate loan originations, which may also require hiring another dedicated commercial loan officer.

Our allowance for loan losses may not be sufficient to cover actual loan losses.

We maintain an allowance for loan losses, which is established through a provision for loan losses that represents management’s best estimate of probable incurred losses within our loan portfolio. We make various assumptions and judgments about the collectability of loans in our portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, and adjustments may be necessary to address different economic conditions or adverse developments in the loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase our provision for loan losses. In addition, the NJDBI and the Federal Deposit Insurance Corporation review our allowance for loan losses and as a result of such reviews, they may require us to adjust our allowance for loan losses or recognize loan charge-offs. Material additions to the allowance would materially decrease our net income.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. In such event, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Building market share through de novo branching may cause our expenses to increase faster than revenues.

We are considering building market share by opening de novo branches in contiguous markets. There are considerable costs involved in de novo branching as new branches generally require time to generate sufficient revenues to offset their initial start-up costs, especially in areas in which we do not have an established presence. Accordingly, any new branch can be expected to negatively impact our earnings until the branch attracts a sufficient number of deposits and loans to offset expenses. We cannot assure you that if we open new branches, they will be successful even after they have been established.

Acquisitions may disrupt our business and dilute shareholder value.

Our business strategy includes pursuing acquisition opportunities of other financial institutions. We would seek acquisition partners that offer us either significant market presence or the potential to expand our market footprint and improve profitability through economies of scale or expanded services. Acquiring other banks may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things: difficulty in estimating the value of the target institution; payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short and long term; potential exposure to unknown or contingent tax or other liabilities; exposure to potential asset quality problems; difficulty and expense of integrating the operations and personnel of the target institution; risk that the acquired business will not perform according to management’s expectations because of our inability to realize projected revenue increases, cost savings, improved geographic or product presence, or other projected benefits; potential disruptions to our business; potential diversion of our management’s time and attention; and the possible loss of key employees and customers of the target institution.

Our business strategy contemplates moderate organic growth, and our financial condition and results of operations may be adversely affected if we fail to grow or fail to manage our growth effectively.

Our assets increased $121.6 million, or 22.4%, from $542.4 million at December 31, 2014 to $664.0 million at June 30, 2019, primarily due to increases in loans receivable. Over the next several years, we expect to experience moderate organic growth in our total assets and deposits, and the scale of our operations. Achieving our organic growth targets requires us to attract customers that currently bank at other financial institutions in our market. Our ability to grow successfully will depend on a variety of factors, including our ability to attract and retain experienced bankers, the availability of attractive business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth. If we do not manage our growth effectively, we may not be able to achieve our business plan, which would have an adverse effect on our financial condition and results of operations.

Our investments in corporate and municipal debt securities obligations expose us to additional credit risks, which could adversely affect our financial condition and results of operations.

Our investment portfolio historically has consisted primarily of mortgage-backed securities insured or guaranteed by the United States or agencies thereof. We also have invested in bank-qualified municipal obligations and corporate bonds that are not backed by the federal government and expose us to a greater credit risk than U.S. agency securities. Any decline in the credit quality of these securities exposes us to the risk that the market value of the securities could decrease that may require us to write down their value and could lead to a possible default in payment.

Changes in the valuation of our securities portfolio may reduce our profits and our capital levels.

Our securities portfolio may be affected by fluctuations in market value, potentially reducing accumulated other comprehensive income or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, we may take a charge to earnings to reflect such impairment. Changes in interest rates may also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are affected by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value may result in other-than-temporary impairments of these assets, which may lead to accounting charges that could have a material adverse effect on our net income and stockholders’ equity.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

We may be adversely affected by recent changes in U.S. tax laws.

The Tax Cuts and Jobs Act, which became effective January 1, 2018, also enacted limitations on certain deductions including (1) a lower limit on the deductibility of mortgage interest on single-family residential mortgage and home equity loans, (2) a limit on the deductibility of business interest expense and (3) a limit on the deductibility of property taxes and state and local income taxes. These changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for residential mortgage loans, and could make it harder for borrowers to make their loan payments. These changes in the tax laws also have a disproportionate effect on taxpayers in states with higher state and local taxes, like New Jersey. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in our provision for loan losses. This would reduce our profitability and could materially adversely affect our business, financial condition and results of operations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

We are subject to extensive regulation, supervision and examination by our banking regulators. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of insurance funds and the depositors and borrowers of Bogota Savings Bank rather than for the protection of our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the ability to impose restrictions on our operations, classify our assets and determine the level of our allowance for loan losses. These regulations, along with the currently existing tax, accounting, securities, deposit insurance and monetary laws, rules, standards, policies, and interpretations, control the ways financial institutions conduct business, implement strategic initiatives, and prepare financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and may involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially retroactively, how we report our financial condition and results of operations.

Strong competition within our market area may reduce our profits and slow growth.

We face strong competition in making loans and attracting deposits. Price competition for loans and deposits sometimes requires us to charge lower interest rates on our loans and pay higher interest rates on our deposits, and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of our competitors have substantially greater resources and lending limits than we have and may offer services that we do not provide. Our competitors often aggressively price loan and deposit products when they enter into new lines of business or new market areas. If we are unable to effectively compete in our market area, our profitability would be negatively affected. The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets. For more information about our market area and the competition we face, see “Business of Bogota Savings Bank—Market Area” and “—Competition.”

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or restrict us from paying dividends or repurchasing shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios and define what constitutes “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt out is exercised. We elected to exercise our one-time option to opt out of the requirement to include certain “available-for-sale” securities holdings for calculating our regulatory capital ratios. The regulations also establish a “capital conservation buffer” of 2.5%, resulting in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 to risk-based assets capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, repurchasing its shares, and paying discretionary bonuses, if its capital levels fall below the buffer amount.

The federal banking agencies have adopted a rule, effective January 1, 2020, that authorizes institutions with assets of less than $10 billion and that meet other specified criteria, to elect to comply with a “community bank leverage ratio” (the ratio of a bank’s Tier 1 equity capital to average total consolidated assets) of 9% in lieu of the generally applicable leverage and risk-based capital requirements under Basel III. A “qualifying community bank” with capital exceeding 9% will be considered compliant with all applicable regulatory capital and leverage requirements, including the requirement to be “well capitalized.”

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers that open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. Several banking institutions have received large fines for non-compliance with these laws and regulations. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, these policies and procedures may not be effective in preventing violations of these laws and regulations.

Our success depends on retaining certain key personnel.

Our performance largely depends on the talents and efforts of our experienced senior management team. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our income. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which would reduce our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Systems failures or breaches of our network security could adversely affect our financial condition and results of operation and subject us to increased operating costs as well as litigation and other liabilities.

Our operations depend upon our ability to protect our computer systems and network infrastructure against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, cyber attacks, adversely affects our financial condition or results of operations and viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures designed to prevent such damage, our security measures may not be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

To date we have not experienced any material losses relating to cyber attacks or other information security breaches, but there can be no assurance that we will not suffer such losses in the future. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats. There continues to be a rise in security breaches and cyber attacks within the financial services industry. For example, financial institutions continue to be the target of various evolving and adaptive cyber attacks, including malware, ransomware and denial-of-service, as part of an effort to disrupt the operations of financial institutions, potentially test their cybersecurity capabilities, or obtain confidential, proprietary or other information. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that our customers use to access our products and services could result in customer attrition, financial losses, the inability of our customers to transact business with us, violations of applicable privacy and other laws, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

Natural disasters, acts of terrorism and other external events could harm our business.

Natural disasters can disrupt our operations, result in damage to our properties, reduce or destroy the value of the collateral for our loans and negatively affect the economies in which we operate, which could have a material adverse effect on our results of operations and financial condition. A significant natural disaster, such as a tornado, hurricane, earthquake, fire or flood, could have a material adverse impact on our ability to conduct business, and our insurance coverage may be insufficient to compensate for losses that may occur. Acts of terrorism, war, civil unrest, violence or human error could cause disruptions to our business or the economy as a whole. While we have established and regularly test disaster recovery procedures, the occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and bank regulators, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

The cost of additional finance and accounting systems, procedures and controls to satisfy our new public company reporting requirements will increase our expenses.

Upon completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss to us. We try to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use broad and diversified risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses if we fail to properly anticipate and manage these risks.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 offering price per share.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 offering price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including our performance, prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Bogota Financial Corp. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Bogota Financial, MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Bogota Financial, MHC will own a majority of Bogota Financial Corp.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The votes cast by Bogota Financial, MHC may not be in your personal best interests as a stockholder. For example, Bogota Financial, MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Bogota Financial Corp. and will be able to elect all of the directors of Bogota Financial Corp. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares. Stockholders may also desire a second-step conversion transaction, since most fully stock institutions tend to trade at higher multiples of book value than mutual holding companies. However, stockholders will not be able to force a merger or a second-step conversion transaction without the consent of Bogota Financial, MHC since such transactions also require, under New Jersey and federal law, the approval of a majority of all of the outstanding voting stock, which can only be achieved if Bogota Financial, MHC votes to approve such transactions.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $17.3 million and $23.7 million of the net proceeds of the offering (or $27.3 million at the adjusted maximum of the offering range) in Bogota Savings Bank. We may use the remaining net proceeds to invest in securities and for general corporate purposes, including, subject to regulatory limitations, repurchasing shares of common stock. We also expect to use a portion of the net proceeds we retain to fund a loan to Bogota Savings Bank’s employee stock ownership plan to purchase shares of common stock in the offering and to fund the charitable foundation. Bogota Savings Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan and funding the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes. Therefore, we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require prior regulatory approval. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds. Our failure to utilize these funds effectively and timely would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the offering and this could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be relatively lower until we are able to leverage the additional capital we receive from the offering, which may reduce the market price of our shares of common stock. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to implement. At the midpoint of the offering range, Bogota Financial Corp.’s pro forma consolidated return on equity for the six months ended June 30, 2019 would have equaled 1.58% (annualized), compared to Bogota Savings Bank’s return on equity for the six months ended June 30, 2019 of 2.70% (annualized).

We are an emerging growth company, and if we elect to comply only with the reduced reporting and disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company and for as long as we continue to be an emerging growth company, we plan to take advantage of exemptions from various reporting requirements applicable to other public companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive as we rely on these exemptions.

As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors review and attest to the effectiveness of our internal control over financial reporting. We may be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.07 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year.

Even if we no longer qualify as an emerging growth company, as a smaller reporting company, we would still be eligible to use reduced disclosure requirements, which may make our common stock less attractive to investors.

Even if we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company. As such, we plan to take advantage of reduced disclosure obligations, including regarding executive compensation, in our periodic reports and proxy statements. As a result, investors may find our common stock less attractive. As a smaller reporting company that is a non-accelerated filer, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors review and attest to the effectiveness of our internal control over financial reporting. We would remain a smaller reporting company as long as (1) the public float for our securities remains below $250 million or (2) our annual revenues remain below $100 million and our public float remains below $700 million. We would remain a non-accelerated filer as long as the public float of our securities remains below $75 million (or any higher threshold amount, as currently proposed by the Securities and Exchange Commission).

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

Upon completion of the offering, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses associated with being a public company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the Nasdaq Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which could divert their attention from our core operations, and we may also need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Our stock-based benefit plans, if implemented, will increase our expenses and reduce our income.

We intend to implement one or more stock-based benefit plans after the offering, subject to stockholder approval, which would increase our annual compensation and benefit expenses related to stock options and stock awards granted to participants under the stock-based benefit plans. The amount of these stock-related compensation and benefit expenses would depend on the number of options and stock awards granted, the fair value of the options and our stock on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we implement stock-based benefit plans within 12 months following the offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 1.96% and 4.90%, respectively, of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans implemented more than 12 months after the completion of the offering, our costs would increase further.

We anticipate that our employee stock ownership plan will purchase 3.92% of our outstanding shares. The cost of acquiring the shares of common stock for the employee stock ownership plan is estimated to be between $3.3 million at the minimum of the offering range and $5.2 million at the adjusted maximum of the offering range (assuming we are able to purchase all of such shares in the offering). We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

The estimated expense in the first year following the offering for shares purchased in the offering (or in the after-market if the offering is oversubscribed by the eligible account holders) by our employee stock ownership plan and for stock-based benefit plans implemented within one year after the offering, subject to receipt of stockholder approval, is approximately $1.1 million ($900,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Offering.”

Implementing stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to implement one or more stock-based benefit plans following the offering, subject to stockholder approval. These plans may be funded either through open market purchases or by issuing additional authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on common stock repurchases, the availability of our stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While we intend to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 6.4% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Bogota Financial Corp. at the completion of offering. If we implement the plans more than 12 months following the offering, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.

Although our stockholders must approve the implementation of any stock-based benefit plans follow the offering, the overwhelming majority of stock-based benefit plans implemented by converting institutions and their holding companies have been approved by stockholders.

Federal Reserve Board regulations and policy effectively prohibit Bogota Financial, MHC from waiving the receipt of dividends, which will likely preclude us from paying any dividends on our common stock.

Bogota Financial Corp.’s board of directors will have the authority to declare dividends on our common stock subject to statutory and regulatory requirements. We currently intend to retain all our future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be made by our board of directors and will depend upon our financial condition, results of operations, capital requirements, restrictions under Federal Reserve Board regulations and policy, our business strategy and other factors that our board of directors deems relevant.

Under current Federal Reserve Board regulations and policy, if Bogota Financial Corp. pays dividends to its public stockholders, it also would be required to pay dividends to Bogota Financial, MHC, unless Bogota Financial, MHC waives the receipt of such dividends. Current Federal Reserve Board policy has been to prohibit mutual holding companies that are regulated as bank holding companies, such as Bogota Financial, MHC, from waiving the receipt of dividends and the Federal Reserve Board’s regulations implemented after the enactment of the Dodd-Frank Act effectively prohibit federally-chartered mutual holding companies from waiving dividends declared by their subsidiaries. See “Subscription and Regulation—Holding Company Regulation—Waivers of Dividends by Bogota Financial, MHC” for a further discussion of the applicable requirements related to the potential waiver of dividends by a mutual holding company. Unless Federal Reserve Board regulations or policy change by allowing Bogota Financial, MHC to waive the receipt of dividends declared by Bogota Financial Corp. without diluting minority stockholders, it is unlikely that Bogota Financial Corp. will pay any dividends.

Various factors may make takeover attempts more difficult to achieve.

Stock banks and savings banks or their holding companies, as well as individuals, may not acquire control of a mutual holding company, such as Bogota Financial Corp. As result, the only persons that may acquire control of a mutual holding company are other mutual savings institutions or mutual holding companies. Accordingly, it is very unlikely, that Bogota Financial Corp. would be subject to any takeover attempt by activist stockholders or other financial institutions. There also are provisions in our articles of incorporation and bylaws that may be used to delay or block a takeover attempt, including a provision that prohibits any person, other than Bogota Financial, MHC, from voting more than 10% of the shares of common stock outstanding. In addition, state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Bogota Financial Corp. without our board of directors’ prior approval.

Under Federal Reserve Board regulations, for a period of three years following completion of the offering, no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. In addition, under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board and the NJDBI before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including Bogota Savings Bank.

Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws make it very difficult for any potential acquiror from acquiring control of Bogota Financial Corp. without the approval of our board of directors, which could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of Bogota Financial Corp.,” “Management—Employment Agreements” and “—Benefits to be Considered Following Completion of the Offering.”

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations restrict us from repurchasing any of our shares of common stock during the first year following the offering, unless we obtain prior approval from the NJDBI. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase any of our shares of common stock during the first year following the offering may negatively affect our stock price.

We have never issued common stock to the public, and there is no guarantee that a liquid market will develop.

We have never issued common stock to the public. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “BSBK,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by Bogota Financial, MHC and our directors and executive officers, is likely to be limited. As a result, an active trading market for the common stock may not develop or, if it does develop, it may not continue. Additionally, if you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the completion of the offering and may have an adverse impact on the price at which the common stock can be sold.

You may not revoke your order to purchase common stock in the subscription or community offerings after you send us your order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond January 27, 2020, or the number of shares to be sold in the offering is increased to more than 5,657,735 shares or decreased to fewer than 3,636,351 shares.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2020.

We intend to establish and fund a charitable foundation in connection with the offering. We intend to contribute shares of our common stock equal to 2.0% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering and up to $250,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we will contribute to the charitable foundation 169,132, 198,979, 228,826 and 263,150 shares of common stock, respectively. The contribution will have an adverse effect on our net income for the quarter and year in which we complete the offering and make the contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income for the year ended December 31, 2020 by approximately $1.6 million, assuming the offering closes at the midpoint of the offering range. Our net income for the six months ended June 30, 2019 and for the year ended December 31, 2018 was $970,000 and $4.1 million, respectively. In addition, persons purchasing shares in the offering will have their ownership and voting interests in Bogota Financial Corp. diluted by up to 2.0% due to the contribution of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be fully tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data for Bogota Savings Bank, on a consolidated basis, at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the consolidated financial statements that appear starting on page F-1 of this prospectus. The information at June 30, 2019 and for the six months ended June 30, 2019 and 2018 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or any other period. The information at December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 is derived in part from the audited consolidated financial statements appearing in this prospectus. The information at December 31, 2016, 2015 and 2014 and for the years ended December 31, 2016, 2015 and 2014 is derived in part from audited consolidated financial statements not appearing in this prospectus.

	At June 30,	At December 31,
	2019	2018	2017	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$663,951	$665,009	$642,142	$623,301	$563,848	$542,379
Cash and cash equivalents	25,139	24,518	22,558	41,492	21,009	17,432
Securities held-to-maturity	57,322	70,049	63,761	48,593	50,603	51,286
Securities available-for-sale	13,340	13,600	11,800	15,009	12,647	22,173
Loans receivable, net	538,052	526,670	513,590	488,587	456,614	431,911
Bank owned life insurance	17,206	17,004	16,548	16,068	7,724	5,026
Total liabilities	590,462	592,531	572,834	558,959	503,273	485,814
Deposits	504,109	510,293	476,456	477,698	373,843	362,088
Borrowings	78,365	74,639	89,231	74,570	122,689	117,254
Total equity	73,489	72,478	68,308	64,343	60,575	56,565

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In thousands)
Selected Operating Data:
Interest income	$11,463	$10,922	$21,986	$20,435	$19,043	$18,179	$17,747
Interest expense	5,867	3,978	8,757	6,525	6,058	4,844	4,308

Net interest income	5,596	6,944	13,229	13,910	12,985	13,335	13,439

Provision for loan losses	—	—	—	100	100	75	100
Net interest income after provision for loan losses	5,596	6,944	13,229	13,810	12,885	13,260	13,339
Non-interest income	280	330	614	615	634	570	300
Non-interest expenses	4,621	4,125	8,316	7,893	7,483	7,161	6,647
Income before income taxes	1,255	3,149	5,527	6,532	6,036	6,669	6,992

Income taxes	285	800	1,390	2,630	2,229	2,543	2,769

Net income	$970	$2,349	$4,137	$3,902	$3,807	$4,126	$4,223

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Performance Ratios (1):
Return on average assets (2)	0.29%	0.72%	0.63%	0.63%	0.64%	0.75%	0.81%
Return on average equity (3)	2.66	6.77	5.87	5.88	6.10	7.01	7.72
Interest rate spread (4)	1.54	2.10	1.97	2.25	2.16	2.40	2.51
Net interest margin (5)	1.76	2.23	2.12	2.36	2.27	2.53	2.67
Efficiency ratio (6)	78.64	56.71	60.07	54.34	54.95	51.50	48.38
Average interest-earning assets to average interest-bearing liabilities	111.43	110.36	110.68	109.89	110.19	111.82	114.92
Loans to deposits	107.13	106.75	103.60	108.21	102.67	122.62	119.75
Equity to assets (7)	11.00	10.67	10.67	10.64	10.46	10.94	10.58

Capital Ratios:
Tier 1 capital (to adjusted total assets)	11.14	10.81	11.19	10.79	10.57	10.94	10.58
Tier I capital (to risk-weighted assets)	17.50	17.99	17.85	17.40	16.99	18.29	18.94
Total capital (to risk-weighted assets)	17.98	18.49	18.34	17.40	17.49	18.82	N/A
Common equity Tier 1 capital (to risk-weighted assets)	17.50	17.99	17.85	17.90	17.49	18.82	N/A

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.37	0.39	0.37	0.38	0.38	0.39	0.39
Allowance for loan losses as a percent of non-performing loans	372.64	182.35	201.43	55.48	112.14	93.97	64.52
Net recoveries to average outstanding loans during the period (1)	(0.02)	—	—	—	—	—	—
Non-performing loans as a percent of total loans	0.10	0.21	0.19	0.69	0.83	0.41	0.60
Non-performing assets as a percent of total assets	0.08	0.16	0.15	0.55	0.65	0.34	0.48

Other Data:
Number of offices	2	2	2	2	2	2	2
Number of full-time equivalent employees	46	41	45	42	46	43	43

(1)	Performance ratios for the six months ended June 30, 2019 and 2018 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2019 and 2018 and 34% for the previous periods.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2019 and 2018 and 34% for the previous periods.

(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data for Bogota Savings Bank, on a consolidated basis, at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the consolidated financial statements that appear starting on page F-1 of this prospectus. The information at September 30, 2019 and for the three and nine months ended September 30, 2019 and 2018 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the three and nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or any other period.

	At September 30, 2019	At December 31, 2018
	(unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$665,632	$665,009
Cash and cash equivalents	32,767	24,518
Securities held-to-maturity	52,480	70,049
Securities available-for-sale	11,947	13,600
Loans receivable, net	536,544	526,670
Bank owned life insurance	17,309	17,004
Total liabilities	591,498	592,531
Deposits	474,355	510,293
Borrowings	108,898	74,639
Total equity	74,134	72,478

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
	(In thousands)
Selected Operating Data:
Interest income	$5,805	$5,514	$17,268	$16,437
Interest expense	3,054	2,258	8,921	6,237

Net interest income	2,751	3,256	8,347	10,200
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	2,751	3,256	8,347	10,200
Non-interest income	132	142	412	472
Non-interest expenses	1,939	2,085	6,560	6,209

Income before income tax expense	944	1,313	2,199	4,463
Income taxes	273	375	558	1,175

Net income	$671	$939	$1,641	$3,288

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
Performance Ratios (1):
Return on average assets (2)	0.41%	0.57%	0.33%	0.67%
Return on average equity (3)	3.63%	5.23%	3.04%	6.46%
Interest rate spread (4)	1.51%	1.85%	1.53%	2.04%
Net interest margin (5)	1.74%	2.08%	1.75%	2.18%
Efficiency ratio (6)	67.25%	61.35%	74.89%	58.18%
Average interest-earning assets to average interest-bearing liabilities	112.06%	116.19%	111.66%	110.41%
Loans to deposits	113.11%	99.75%	113.11%	99.75%
Equity to assets (7)	11.45%	11.44%	11.45%	11.44%

Capital Ratios:
Tier 1 capital (to adjusted total assets)	11.26%	10.97%	11.26%	10.97%
Tier 1 capital (to risk-weighted assets)	17.99%	17.64%	17.99%	17.64%
Total capital (to risk-weighted assets)	18.48%	18.13%	18.48%	18.13%
Common equity Tier 1 capital (to risk-weighted assets)	17.99%	17.64%	17.99%	17.64%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.37%	0.39%	0.37%	0.39%
Allowance for loan losses as a percent of non-performing loans	375.13%	183.55%	375.13%	183.55%
Net recoveries to average outstanding loans during the period	0.00%	0.00%	0.00%	0.00%
Non-performing loans as a percent of total loans	0.10%	0.21%	0.10%	0.21%
Non-performing assets as a percent of total assets	0.08%	0.17%	0.08%	0.17%

Other Data:
Number of offices	2	2	2	2
Number of full-time equivalent employees	42	44	42	44

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2018.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.

Comparison of Financial Condition at September 30, 2019 and December 31, 2018

Total Assets. Total assets increased $623,000, or 0.1%, to $665.6 million at September 30, 2019 from $665.0 million at December 31, 2018. The increase was primarily due to a $9.9 million, or 1.9%, increase in loans and an $8.2 million, or 33.7%, increase in cash and cash equivalents, offset by a $17.6 million, or 25.1%, decrease in securities held-to-maturity.

Cash and Cash Equivalents. Total cash and cash equivalents increased $8.2 million, or 33.7%, to $32.8 million at September 30, 2019 from $24.5 million at December 31, 2018. This increase resulted from proceeds from maturing securities.

Securities Available for Sale. Total securities available for sale decreased $1.7 million, or 12.2%, to $11.9 million at September 30, 2019 from $13.6 million. The decrease was due to maturities resulting in a decrease of $913,000 in mortgage-backed securities and a decrease of $773,000 in corporate bonds.

Securities Held to Maturity. Total securities held to maturity decreased $17.6 million, or 25.1%, to $52.5 million at September 30, 2019 from $70.0 million at December 31, 2018, primarily due to maturity of securities. The decrease was primarily due to a $10.2 million decrease in U.S. government agency obligations, a $5.8 million decrease in municipal securities and a $2.9 million decrease in mortgage-backed securities, offset by a $1.4 million increase in corporate bonds.

Net Loans. Net loans increased $9.9 million, or 1.9%, to $536.5 million at September 30, 2019 from $526.7 million at December 31, 2018. The increase was due to a $8.5 million, or 2.3%, increase in one- to four-family residential mortgage loans to $384.8 million at September 30, 2019 from $376.3 million at December 31, 2018, an increase of $1.7 million, or 6.6%, in consumer loans to $27.2 million at September 30, 2019 from $25.5 million at December 31, 2018, partially offset by a $100,000, or 0.1%, decrease in commercial real estate and multi-family loans, to $123.1 million at September 30, 2019 from $123.2 million at December 31, 2018. The increase in one- to four-family residential real estate loans was due to the purchase of $12.9 million of such loans in the first nine months of 2019. The increase in consumer loans reflects an increase in home equity loans. The decrease in commercial real estate and multi-family loans resulted from prepayments of multi-family and commercial real estate loans exceeding originations on new loans.

Deposits. Total deposits decreased $35.9 million, or 7.0%, to $474.4 million at September 30, 2019 from $510.3 million at December 31, 2018. The decrease in deposits reflected a decrease in NOW and money market accounts of $32.3 million, or 40.0%, to $48.4 million at September 30, 2019 from $80.7 million at December 31, 2018, a $1.7 million, or 5.4%, decrease in savings accounts to $29.8 million at September 30, 2019 from $31.5 million at December 31, 2018 and a $2.4 million, or 0.6%, decrease in certificates of deposit from $385.6 million at December 31, 2018 to $383.2 million at September 30, 2019. The decrease in NOW and money market accounts resulted from the withdrawal of a large deposit by a local municipality. The decrease in savings accounts reflected strong competition and pricing in the market. The decrease in certificates of deposit reflected runoff of special promotions certificates that did not renew with the Bank. At September 30, 2019, municipal deposits totaled $29.4 million, which represented 7.9% of total deposits, and brokered deposits totaled $54.1 million, which represented 11.4% of total deposits.

Borrowings. Federal Home Loan Bank of New York borrowings increased $34.3 million, or 45.9%, to $108.9 million at September 30, 2019 from $74.6 million at December 31, 2018, as we used borrowings to fund loan growth and replace deposit outflow.

Total Equity. Total equity increased $1.7 million, or 2.3%, to $74.1 million at September 30, 2019 from $72.5 million at December 31, 2018. The increase was primarily due to net income of $1.6 million for the nine months ended September 30, 2019.

Comparison of Operating Results for the Three Months Ended September 30, 2019 and September 30, 2018

General. Net income decreased by $268,000 or 28.5%, to $671,000 for the three months ended September 30, 2019 from $939,000 for the three months ended September 30, 2018, offset by a $146,000 decrease in non-

interest expenses and a $102,000 decrease in income tax expense. The decrease was primarily due to a $505,000 decrease in net interest income.

Interest Income. Interest income increased $291,000, or 5.3%, to $5.8 million for the three months ended September 30, 2019 from $5.5 million for the three months ended September 30, 2018. The increase reflected a $31.9 million increase in the average balance of loans and a 14 basis points increase in the average yield on interest-earning assets to 3.65% for the three months ended September 30, 2019 from 3.51% for the three months ended September 30, 2018.

Interest income on loans increased $373,000, or 7.84%, to $5.1 million for the three months ended September 30, 2019 from $4.7 million for the three months ended September 30, 2018. Interest income on loans increased due to a $31.9 million increase in the average balance of loans to $537.5 million for the three months ended September 30, 2019 from $505.6 million for the three months ended September 30, 2018. The increase in the average balance of loans reflected our continued efforts to increase our loan originations and loan purchases. The increase also reflected an 11 basis point increase in the average yield on loans from 3.41% for the three months ended September 30, 2018 to 3.52% for the three months ended September 30, 2019.

Interest income on securities decreased $75,000, or 14.2%, to $453,000 for the three months ended September 30, 2019 from $529,000 for the three months ended September 30, 2018 due to a $22.3 million decrease in the average balance of securities to $65.4 million for the three months ended September 30, 2019 from $87.7 million for the three months ended September 30, 2018.

Interest Expense. Interest expense increased $796,000, or 35.3%, to $3.1 million for the three months ended September 30, 2019 from $2.3 million for the three months ended September 30, 2018. The increase primarily reflected a 48 basis point increase in the average cost of interest-bearing liabilities to 2.14% for the three months ended September 30, 2019 from 1.66% for the three months ended September 30, 2018, as well as a $26.2 million increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $516,000, or 26.2%, to $2.5 million for the three months ended September 30, 2019 from $2.0 million for the three months ended September 30, 2018. This increase was due primarily to a 61 basis point increase in the average cost of interest-bearing deposits to 2.15% for the three months ended September 30, 2019 from 1.54% for the three months ended September 30, 2018 and a $49.3 million decrease in the average balance of deposits to $459.6 million for the three months ended September 30, 2019 from $508.9 million for the three months ended September 30, 2018. The increase in the average cost of deposits was due to the rising costs of retaining deposits in a competitive environment, a higher percentage of certificates of deposit relative to total deposits and increased competition from other financial service providers operating in our market. The decrease in the average balance of deposits was primarily due to the decrease in the average balance of certificates of deposit.

Interest expense on Federal Home Loan Bank borrowings increased $280,000, or 97.3%, from $288,000 for the three months ended September 30, 2018 to $568,000 for the three months ended September 30, 2019. The increase was primarily due to a $49.4 million increase in the average balance of Federal Home Loan Bank borrowings from $56.7 million for the three months ended September 30, 2018 to $106.1 million for the three months ended September 30, 2019. The interest expense on Federal Home Loan Bank borrowings increase was offset due to a 161 basis point decrease in the average cost of Federal Home Loan Bank borrowings from 3.74% for the three months ended September 30, 2018 to 2.13% for the three months ended September 30, 2019. The decrease in the average cost of Federal Home Loan Bank borrowings also reflected the decreasing interest rate environment for mid-term borrowings during the period.

Net Interest Income. Net interest income decreased $505,000, or 15.5%, to $2.8 million for the three months ended September 30, 2019 from $3.3 million for the three months ended September 30, 2018. The decrease reflected a 34 basis point decrease in our net interest rate spread to 1.51% for the three months ended September 30, 2019 from 1.85% for the three months ended September 30, 2018. Our net interest margin decreased 34 basis points to 1.74% for the three months ended September 30, 2019 from 2.08% for the three months ended September 30, 2018.

Provision for Loan Losses. We did not record a provision for loan losses for either the three months ended September 30, 2019 or 2018, as a result of the low and decreasing level of delinquent and non-accrual loans in the portfolio, as well as the absence of any charge-offs. Non-performing assets decreased to $537,000, or 0.08% of total assets, at September 30, 2019. We recorded no net charge-offs for the three months ended September 30, 2019 or 2018. The allowance for loan losses was $2.0 million, or 0.37% of net loans outstanding, at September 30, 2019.

Non-Interest Income. Non-interest income decreased $10,000, or 7.0%, to $132,000 for the three months ended September 30, 2019 from $142,000 for the three months ended September 30, 2018 due to a $12,000 decrease in bank-owned life insurance, offset by a $2,000 increase in bank fees and service charges. The decrease in bank-owned life insurance was due to changes to contractual yields.

Non-Interest Expenses. Non-interest expenses decreased $146,000, or 7.0%, to $1.9 million for the three months ended September 30, 2019 from $2.1 million for the three months ended September 30, 2018. The decrease was primarily the result of a $135,000 decrease in data processing costs. Data processing costs decreased during 2019 due to lower costs associated with credits received from our data processing conversion in February 2019.

Income Tax Expense. Income tax expense decreased $102,000, or 27.2%, to $273,000 for the three months ended September 30, 2019 from $375,000 for the three months ended September 30, 2018. The decrease was due primarily to a $369,000 decrease in pre-tax income. The effective tax rate for 2019 and 2018 was 28.9%.

Comparison of Operating Results for the Nine Months Ended September 30, 2019 and September 30, 2018

General. Net income decreased by $1.6 million, or 50.1%, to $1.6 million for the nine months ended September 30, 2019 from $3.3 million for the nine months ended September 30, 2018. The decrease was primarily due to a $1.9 million decrease in net interest income and a $351,000 increase in non-interest expenses, offset in part by a $617,000 decrease in income tax expense.

Interest Income. Interest income increased $831,000, or 5.1%, to $17.3 million for the nine months ended September 30, 2019 from $16.4 million for the nine months ended September 30, 2018 primarily due to a $25.3 million increase in the average balance of loans and a 10 basis points increase in the average yield on interest-earning assets to 3.62% for the nine months ended September 30, 2019 from 3.52% for the nine months ended September 30, 2018.

Interest income on loans increased $783,000, or 5.5%, to $15.1 million for the nine months ended September 30, 2019 from $14.4 million for the nine months ended September 30, 2018. Interest income on loans increased due to a $25.3 million increase in the average balance of loans to $533.2 million for the nine months ended September 30, 2019 from $507.9 million for the nine months ended September 30, 2018. The increase in the average balance of loans reflected our continued efforts to increase our loan originations and loan purchases. The increase also reflected an 15 basis point increase in the average yield on loans from 3.38 % for the three months ended September 30, 2018 to 3.53% for the three months ended September 30, 2019.

Interest income on securities increased $3,000, or 0.3%, for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.

Interest Expense. Interest expense increased $2.6 million, or 43.0%, to $8.8 million for the nine months ended September 30, 2019 from $6.2 million for the nine months ended September 30, 2018. The increase primarily reflected a 61 basis point increase in the average cost of interest-bearing liabilities to 2.09% for the nine months ended September 30, 2019 from 1.48% for the nine months ended September 30, 2018, as well as a $4.4 million increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $2.1 million, or 38.9%, to $7.4 million for the nine months ended September 30, 2019 from $5.4 million for the nine months ended September 30, 2018. This increase was due primarily to a 59 basis point increase in the average cost of interest-bearing deposits to 2.03% for the nine months ended September 30, 2019 from 1.44% for the nine months ended September 30, 2018, offset by a $8.3 million decrease in the average balance of deposits to $490.2 million for the nine months ended September 30, 2019 from $498.5 million for the nine months ended September 30, 2018. The increase in the average cost of deposits was due to the rising interest rate environment, a higher percentage of certificates of deposit relative to total deposits and increased competition from other financial service providers operating in our market. The decrease in the average balance of deposits was due to the Bank’s reliance on borrowings to fund asset growth and deposit outflows.

Interest expense on Federal Home Loan Bank borrowings increased $603,000, or 68.2%, to $1.5 million for the nine months ended September 30, 2019 from $884,000 for the nine months ended September 30, 2018. The increase was primarily due to a $12.6 million increase in the average balance of Federal Home Loan Bank borrowings from $66.7 million for the three months ended September 30, 2018 to $79.3 million for the three months ended September 30, 2019. The interest expense on Federal Home Loan Bank borrowings also increased due to a 73 basis point increase in the average cost of Federal Home Loan Bank borrowings to 2.51% for the nine months ended September 30, 2019 from 1.77% for the nine months ended September 30, 2018. The increase in the average cost of Federal Home Loan Bank borrowings also reflected the rising interest rate environment during the period.

Net Interest Income. Net interest income decreased $1.9 million, or 18.2%, to $8.3 million for the nine months ended September 30, 2019 from $10.2 million for the nine months ended September 30, 2018. The decrease reflected a 51 basis point decrease in our net interest rate spread to 1.53% for the nine months ended September 30, 2019 from 2.04% for the nine months ended September 30, 2018. Our net interest margin decreased 43 basis points to 1.75% for the nine months ended September 30, 2019 from 2.18% for the nine months ended September 30, 2018.

Provision for Loan Losses. We did not record a provision for loan losses for either the nine months ended September 30, 2019 or 2018, as a result of the low and decreasing level of delinquent and non-accrual loans in the portfolio, as well as the absence of any change-offs. Non-performing assets decreased to $557,000, or 0.1 % of total assets, at September 30, 2019. We recorded no net charge-offs for the nine months ended September 30, 2019 or 2018. The allowance for loan losses was $2.0 million, or 0.37% of net loans outstanding, at September 30, 2019.

Non-Interest Income. Non-interest income decreased $60,000, or 12.7%, to $412,000 for the nine months ended September 30, 2019 from $472,000 for the nine months ended September 30, 2018 due to a $39,000 decrease in bank-owned life insurance and a $21,000 decrease in bank fees and service charges. The decrease in bank-owned life insurance was due to changes to contractual yields. Bank fees and service charges decreased in 2019 primarily due to a decrease in late charges.

Non-Interest Expenses. Non-interest expenses increased $351,000, or 5.7%, to $6.6 million for the nine months ended September 30, 2019 from $6.2 million for the nine months ended September 30, 2018. The increase was primarily the result of a $297,000 increase in salaries and employee benefits expense and a $163,000 increase in data processing costs. Salaries and employee benefit expense increased during 2019 due to annual salary increases and an increase in the number of employees during the year. Data processing costs increased during 2019 due to termination costs associated with our data processing conversion.

Income Tax Expense. Income tax expense decreased $617,000, or 52.5% to $558,000 for the nine months ended September 30, 2019 from $1.2 million for the nine months ended September 30, 2018. The decrease was due primarily to a $2.3 million decrease in pre-tax income and a decrease in the effective tax rate. The effective tax rate for 2019 was 25.4% compared to 26.3% for 2018.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to continue to implement our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in market interest rates that reduce our margins and yields, reduce the fair value of financial instruments or reduce our volume of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make whether held in portfolio or sold in the secondary market;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities or systems we may acquire, as well as new management personnel or customers, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net offering proceeds will be until the offering is completed, we estimate that the net proceeds will be between $34.6 million and $47.4 million, or $54.7 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	3,636,351 Shares		4,278,060 Shares		4,919,770 Shares		5,657,735 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$36,364		$42,781		$49,198		$56,577
Less: offering expenses	(1,730)		(1,789)		(1,847)		(1,914)

Net offering proceeds	34,634	100.0%	40,992	100.0%	47,351	100.0%	54,663	100.0%

Distribution of net proceeds:
Proceeds contributed to Bogota Savings Bank	17,317	50.0%	20,496	50.0%	23,675	50.0%	27,332	50.0%
Amount contributed to Bogota Financial, MHC	50	0.1%	50	0.1%	50	0.1%	50	0.1%
Cash contribution to the charitable foundation	250	0.7%	250	0.6%	250	0.5%	250	0.5%
Loan to employee stock ownership plan	3,315	9.6%	3,900	9.5%	4,485	9.5%	5,158	9.4%

Proceeds retained by Bogota Financial Corp.	$13,702	39.6%	$16,296	39.8%	$18,890	39.9%	$21,874	40.0%

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Bogota Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated offering than we have assumed.

Bogota Financial Corp. may use the proceeds it retains from the offering:

•	to invest in securities;

•	to finance the potential acquisition of smaller financial institutions, although we do not currently have any agreements regarding any specific acquisition transaction;

•	to repurchase shares of our common stock, including repurchases to fund stock-based benefit plans; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the offering. Under NJDBI regulations, we may not repurchase shares of our common stock during the first year following the completion of the offering without the prior approval of the NJDBI.

Bogota Savings Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•

to expand its retail banking franchise by (1) establishing or acquiring new branches in contiguous markets or establishing a loan production office in central New Jersey, although we do not currently have any agreements in place to acquire or establish a branch or loan production office and no specific locations have been identified, or (2) by acquiring other smaller financial institutions or fee-based businesses as opportunities arise, although we do not currently have any agreements to acquire a financial institution or other entity; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds retained by Bogota Financial Corp. will be invested in an interest-bearing deposit account in Bogota Savings Bank and in short-term investment securities of the type currently held by Bogota Savings Bank. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of proceeds outlined above may change based on many factors, including changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

We expect our return on equity to be low until we are able to effectively deploy the additional capital raised in the offering. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, we currently do not intend to pay cash dividends. The decision to pay a dividend in the future would depend upon a number of factors, including: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations, including the Federal Reserve Board’s dividend waiver regulations and policy, which effectively prohibit us from paying any dividends to our public stockholders without also paying the same dividends per share to Bogota Financial, MHC; and general economic conditions. We cannot assure you that any dividends will be paid on our common stock as long as we operate in the mutual holding company form, unless there is a change in Federal Reserve Board regulations or policy that would allow mutual holding companies to waive the receipt of dividends without diluting the ownership interests of minority stockholders. Moreover, even if we pay dividends on our common stock in the future, we cannot assure you that dividends will not be reduced or eliminated. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends. See “Risk Factors—Risks Related to the Offering—You may not receive dividends on our common stock, and if we were to declare dividends on our common stock, Bogota Financial, MHC would be restricted from waiving the receipt of dividends.”

We will file a consolidated federal tax return with Bogota Savings Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to applicable regulations, during the three-year period following the offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Bogota Financial Corp.—Common Stock.” Dividends we can declare and pay also will depend, in part, upon receipt of dividends from Bogota Savings Bank, because initially we will have no source of income other than dividend income from Bogota Savings Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by us and interest payments received in connection with the loan to the employee stock ownership plan. New Jersey banking law imposes limitations on capital distributions (including dividends) by Bogota Savings Bank. See “Supervision and Regulation—New Jersey Banking Laws and Supervision—Dividends.”

Any payment of dividends by Bogota Savings Bank to us that would be deemed to be drawn out of Bogota Savings Bank’s tax bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Bogota Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Bogota Savings Bank does not intend to make any distribution to Bogota Financial Corp. that would create such a federal tax liability.

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “BSBK,” subject to completion of the offering and compliance with certain listing conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2019, Bogota Savings Bank exceeded all applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth, at June 30, 2019, the historical equity capital and regulatory capital and the pro forma equity capital and regulatory capital of Bogota Savings Bank after giving effect to the sale of shares of common stock at $10.00 per share. The tabular data assumes the receipt by Bogota Savings Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Bogota Savings Bank Historical at June 30, 2019		Pro Forma at June 30, 2019 Based Upon the Sale in the Offering of:
			3,636,351 Shares		4,278,060 Shares		4,919,770 Shares		5,657,735 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(unaudited)		(Dollars in thousands)
Equity capital	$73,489	11.07%	$85,833	12.63%	$88,136	12.91%	$90,437	13.20%	$93,084	13.52%
Tier 1 leverage capital	$73,765	11.14%	$86,109	12.70%	$88,412	12.98%	$90,713	13.27%	$93,360	13.59%
Tier 1 leverage requirement	33,120	5.00	33,902	5.00	34,047	5.00	34,191	5.00	34,357	5.00

Excess	$40,646	6.14%	$52,207	7.70%	$54,365	7.98%	$56,522	8.27%	$59,003	8.59%

Tier 1 risk-based capital (3)	$73,765	17.50%	$86,109	20.28%	$88,412	20.79%	$90,713	21.30%	$93,360	21.89%
Tier 1 risk-based requirement	33,720	8.00	33,970	8.00	34,017	8.00	34,063	8.00	34,116	8.00

Excess	$40,045	9.50%	$52,139	12.28%	$54,395	12.79%	$56,650	13.30%	$59,244	13.89%

Total risk-based capital (3)	$75,781	17.98%	$88,125	20.75%	$90,428	21.27%	$92,729	21.78%	$95,376	22.37%
Total risk-based requirement	42,150	10.00	42,463	10.00	42,521	10.00	42,579	10.00	42,645	10.00

Excess	$33,631	7.98%	$45,662	10.75%	$47,907	11.27%	$50,150	11.78%	$52,731	12.37%

Common equity tier 1 capital	$73,765	17.50%	$86,109	20.28%	$88,412	20.79%	$90,713	21.30%	$93,360	21.89%
Common equity tier 1 requirement	27,397	6.50	27,601	6.50	27,639	6.50	27,676	6.50	27,719	6.50

Excess	$46,368	11.00%	$58,508	13.78%	$60,773	14.29%	$63,037	14.80%	$65,641	15.39%

Reconciliation:
Net proceeds infused into Bogota Savings Bank			$17,317		$20,496		$23,675		$27,332
Less: Common stock acquired by employee stock ownership plan			(3,315)		(3,900)		(4,485)		(5,158)
Less: Common stock acquired by stock-based benefit plan			(1,658)		(1,950)		(2,243)		(2,579)

Pro forma increase in tier 1 and risk-based capital			$12,344		$14,646		$16,947		$19,595

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents, at June 30, 2019, the historical consolidated capitalization of Bogota Savings Bank and the pro forma consolidated capitalization of Bogota Financial Corp. after giving effect to the offering based upon the assumptions set forth under “Pro Forma Data.”

	Bogota Savings Bank Historical at June 30, 2019	Bogota Financial Corp. Pro Forma at June 30, 2019 Based upon the Sale in the Offering at $10.00 per Share of:
		3,636,351 Shares	4,278,060 Shares	4,919,770 Shares	5,657,735 Shares (1)
	(unaudited)	(Dollars in thousands)
Deposits (2)	$504,109	$504,109	$504,109	$504,109	$504,109
Borrowings	78,365	78,365	78,365	78,365	78,365

Total deposits and borrowed funds	$582,474	$582,474	$582,474	$582,474	$582,474

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 30,000,000 shares authorized; shares to be issued as reflected (3)	—	85	99	114	132
Additional paid-in capital	—	36,242	42,883	49,526	57,163
Tax benefit of contribution to the charitable foundation	—	514	594	673	764
Retained earnings (4)	73,765	73,765	73,765	73,765	73,765
Accumulated other comprehensive loss	(276)	(276)	(276)	(276)	(276)
Less:
Expense of stock contribution to the charitable foundation	—	(1,691)	(1,990)	(2,288)	(2,632)
Expense of cash contribution to the charitable foundation	—	(250)	(250)	(250)	(250)
Capital retained by Bogota Financial, MHC	—	(50)	(50)	(50)	(50)
Common stock to be acquired by employee stock ownership plan (5)	—	(3,315)	(3,900)	(4,485)	(5,158)
Common stock to be acquired by stock-based benefit plans (6)	—	(1,658)	(1,950)	(2,243)	(2,579)

Total stockholders’ equity	$73,489	$103,366	$108,926	$114,486	$120,879

Pro Forma Shares Outstanding
Total shares issued	—	8,456,632	9,948,979	11,441,326	13,157,525
Shares contributed to charitable foundation	—	169,132	198,979	228,826	263,150
Shares issued to Bogota Financial, MHC	—	4,651,149	5,471,940	6,292,730	7,236,640
Shares sold in the offering	—	3,636,351	4,278,060	4,919,770	5,657,735
Total stockholders’ equity as a percentage of total assets	11.07%	14.90%	15.57%	16.24%	16.99%

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts at Bogota Savings Bank for the purchase of shares of common stock. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering will be reserved for issuance upon the exercise of options under the plans. See “Management.”

(4)

The retained earnings of Bogota Savings Bank will be substantially restricted after the offering. See “Our Dividend Policy” and “Supervision and Regulation—New Jersey Banking Laws and Supervision—Dividends.”

(5)

Assumes that 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering will be acquired by the employee stock ownership plan financed by a loan from Bogota Financial Corp. The loan will be repaid principally from Bogota Savings Bank’s contributions to the employee stock ownership plan. Since Bogota Financial Corp. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Bogota Financial Corp.’s consolidated balance sheet. Accordingly, the number of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(6)

Assumes a number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase shares will be provided by Bogota Financial Corp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Bogota Financial Corp. will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical and pro forma data of Bogota Financial Corp. at and for the six months ended June 30, 2019 and at and for the year ended December 31, 2018. This information is based on assumptions set forth below and, in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the offering.

The net proceeds in the table are based upon the following assumptions:

1.	all shares of common stock will be sold in the subscription and community offerings;

2.	our directors, executive officers, and their associates will purchase 130,000 shares of common stock;

3.

our employee stock ownership plan will purchase 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering with the proceeds of a loan from Bogota Financial Corp. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated at the date of the loan origination) over a 20-year period. Interest income that we earn on the loan will offset the interest paid by Bogota Savings Bank;

4.	Bogota Financial Corp. will contribute $250,000 in cash to the charitable foundation;

5.	we will pay Sandler O’Neill & Partners, L.P. a fee equal to 1.0% of the aggregate dollar amount of shares of common stock sold in the subscription and community offerings;

6.

no fee will be paid to Sandler O’Neill & Partners, L.P. with respect to shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans or contributed to our charitable foundation, or stock purchased by our officers, directors, directors and employees, and their immediate families; and

7.	total expenses of the offering, other than the fees and commissions to be paid to Sandler O’Neill & Partners, L.P. and other broker-dealers, will be $1.4 million.

We calculated pro forma consolidated net income for the six months ended December 31, 2018 and the year ended June 30, 2018 as if the estimated net proceeds had been invested at the beginning of the period at an assumed interest rate of 1.76% (1.29% after-tax). This rate represents the yield on the five-year U.S. Treasury Note at June 30, 2019, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by applicable regulations.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For purposes of pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that stock-based benefit plans will acquire to fund restricted stock awards a number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering at the same price for which they were sold in the offering. We assume that awards of common stock granted under such plans vest over a five-year period.

We have also assumed that options will be granted under stock-based benefit plans to acquire a number of shares of common stock equal to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.57 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 13.17% for the shares of common stock, no dividend yield, an expected option term of 10 years and a risk-free rate of return of 2.00%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering and that vest sooner than over a five-year period if the stock-based benefit plans are implemented more than one year following the completion of the offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net offering proceeds to Bogota Savings Bank, and we will retain the remainder of the net offering proceeds. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts at Bogota Savings Bank to purchase shares of common stock in the offering;

•	our results of operations after the offering;

•	increased fees that we would pay Sandler O’Neill & Partners, L.P. and other broker-dealers if we would have to conduct a syndicated community offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in Bogota Financial, MHC and/or Bogota Savings Bank, or, in the unlikely event of a liquidation of Bogota Savings Bank, to the tax effect of the recapture of the bad debt reserve.

At or for the Six Months Ended June 30, 2019 Based Upon the Sale at $10.00 Per Share of:
3,636,351 Shares	4,278,060 Shares	4,919,770 Shares	5,657,735 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$36,364	$42,781	$49,198	$56,577
Plus: market value of shares issued to Bogota Financial, MHC	46,511	54,719	62,927	72,367
Plus: market value of shares contributed to charitable foundation	1,691	1,990	2,288	2,632

Pro forma market capitalization	$84,566	$99,490	$114,413	$131,575

Gross proceeds of stock offering	$36,364	$42,781	$49,198	$56,577
Less: expenses	(1,730)	(1,789)	(1,847)	(1,914)

Estimated net proceeds	$34,634	$40,992	$47,351	$54,663
Less: Bogota Financial, MHC contribution	(50)	(50)	(50)	(50)
Less: Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: Common stock purchased by employee stock ownership plan	(3,315)	(3,900)	(4,485)	(5,158)
Less: Common stock purchased by stock-based benefit plans	(1,658)	(1,950)	(2,243)	(2,579)

Estimated net proceeds, as adjusted	$29,362	$34,843	$40,324	$46,626

For the Six Months Ended June 30, 2019
Consolidated net earnings:
Historical	$970	$970	$970	$970
Pro forma income on net proceeds	190	225	281	302
Pro forma employee stock ownership plan adjustment (2)	(61)	(72)	(82)	(95)
Pro forma stock award adjustment (3)	(122)	(143)	(165)	(190)
Pro forma stock option plan adjustment (4)	(99)	(117)	(135)	(155)

Pro forma net income (5)(6)	$878	$863	$849	$832

Per share net income:
Historical	$0.12	$0.10	$0.09	$0.08
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Pro forma employee stock ownership plan adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.01)	(0.01)	(0.01)	(0.02)
Pro forma stock option plan adjustment (4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma earnings per share (5)(6)	$0.11	$0.09	$0.08	$0.06

Stock price as a multiple of pro forma earnings per share	45.45	x	55.56	x	62.50	x	83.33	x
Shares used for calculating pro forma earnings per share	8,133,419	9,568,729	11,004,038	12,654,644

At June 30, 2019
Stockholders’ equity:
Historical	$73,489	$73,489	$73,489	$73,489
Estimated net proceeds	34,634	40,992	47,351	54,663
Less: capitalization of Bogota Financial, MHC	(50)	(50)	(50)	(50)
Plus: market value of shares contributed to charitable foundation	1,691	1,990	2,288	2,632
Less: expense of contribution to charitable foundation	(1,691)	(1,990)	(2,288)	(2,632)
Plus: tax benefit of contribution to charitable foundation	514	594	673	764
Less: cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan (2)	(3,315)	(3,900)	(4,485)	(5,158)
Less: common stock acquired by stock-based benefit plans (3)	(1,658)	(1,950)	(2,243)	(2,579)

Pro forma stockholders’ equity (7)	$103,366	$108,926	$114,486	$120,879

Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity	$103,366	$108,926	$114,486	$120,879

Stockholders’ equity per share:
Historical	$8.69	$7.39	$6.42	$5.59
Estimated net proceeds	4.10	4.12	4.14	4.15
Less: capitalization of MHC	(0.01)	(0.01)	—	—
Plus: market value of shares contributed to charitable foundation	0.20	0.20	0.20	0.20
Less: market value of shares contributed to charitable foundation	(0.20)	(0.20)	(0.20)	(0.20)
Plus: tax benefit of contribution to charitable foundation	0.06	0.06	0.06	0.06
Less: cash contribution to charitable foundation	(0.03)	(0.03)	(0.02)	(0.02)
Less: common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (7)	$12.22	$10.94	$10.01	$9.19

Intangible assets per share	—	—	—	—

Pro forma tangible stockholders’ equity per share	$12.22	$10.94	$10.01	$9.19

Offering price as percentage of pro forma equity per share	81.83%	91.41%	99.90%	108.81%
Offering price as percentage of pro forma tangible stockholders’ equity per share	81.83%	91.41%	99.90%	108.81%
Number of shares outstanding for pro forma book value per share calculations	8,456,632	9,948,979	11,441,326	13,157,525

(footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering will be purchased by the employee stock ownership plan financed by a loan from Bogota Financial Corp. Bogota Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Bogota Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Bogota Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 26.5%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 8,287, 9,750, 11,212 and 12,894 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and according to ASC 718-40, only the employee stock ownership plan shares committed to be released during the period are considered outstanding for purposes of net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the offering. The shares may be acquired directly from Bogota Financial Corp. or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Bogota Financial Corp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 10.0% of the amount contributed to the plans is amortized as an expense during the six months ended June 30, 2019, and (iii) the plans’ expense reflects an effective combined federal and state tax rate of 26.5%. The issuance of authorized but unissued shares of common stock to fund these awards would dilute stockholders’ ownership and voting interests by approximately 1.9%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the offering. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.57 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 26.5%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the implementation of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.7%.

(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the charitable foundation and, according to ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the period. See footnote 1 above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(6)

Does not give effect to the non-recurring expense that will be recognized during fiscal 2019 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the six months ended June 30, 2019.

	For the Six Months Ended June 30, 2019 Based upon the Sale at $10.00 Per Share of:
	3,636,351 Shares	4,278,060 Shares	4,919,770 Shares	5,657,735 Shares
	(In thousands, except per share amounts)
After-tax expense of stock and cash contribution to charitable foundation	$1,427	$1,646	$1,866	$2,118
Pro forma net loss, adjusted for foundation contribution	(549)	(783)	(1,017)	(1,286)
Pro forma net loss per share	(0.07)	(0.08)	(0.09)	(0.10)

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the charitable foundation based on a 26.5% combined federal and state tax rate. The realization of the tax benefit is generally limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7)

The retained earnings of Bogota Savings Bank will be substantially restricted after the offering. See “Our Dividend Policy,” and “Supervision and Regulation—New Jersey Banking Laws and Supervision—Dividends.”

	At or for the Year Ended December 31, 2018 Based upon the Sale at $10.00 Per Share of:
	3,636,351 Shares	4,278,060 Shares	4,919,770 Shares	5,657,735 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of stock offering	$36,364	$42,781	$49,198	$56,577
Plus: market value of shares issued to Bogota Financial, MHC	46,511	54,719	62,927	72,367
Plus: market value of shares contributed to charitable foundation	1,691	1,990	2,288	2,632

Pro forma market capitalization	$84,566	$99,490	$114,413	$131,575

Gross proceeds of stock offering	$36,364	$42,781	$49,198	$56,577
Less: expenses	(1,730)	(1,789)	(1,847)	(1,914)

Estimated net proceeds	$34,634	$40,992	$47,351	$54,663
Less: Bogota Financial, MHC contribution	(50)	(50)	(50)	(50)
Less: cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: common stock purchased by employee stock ownership plan	(3,315)	(3,900)	(4,485)	(5,158)
Less: common stock purchased by stock-based benefit plans	(1,658)	(1,950)	(2,243)	(2,579)

Estimated net proceeds, as adjusted	$29,362	$34,843	$40,324	$46,626

For the Year Ended December 31, 2018
Consolidated net earnings:
Historical	$4,137	$4,137	$4,137	$4,137
Pro forma income on net proceeds	380	451	522	603
Pro forma employee stock ownership plan adjustment (2)	(122)	(143)	(165)	(190)
Pro forma stock award adjustment (3)	(244)	(287)	(330)	(379)
Pro forma stock option plan adjustment (4)	(199)	(234)	(269)	(309)

Pro forma net income (5)(6)	$3,952	$3,924	$3,895	$3,862

Per share net income:
Historical	$0.51	$0.43	$0.38	$0.33
Pro forma income on net proceeds	0.05	0.05	0.05	0.05
Pro forma capitalization of Bogota Financial, MHC	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma employee stock ownership plan adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma stock option plan adjustment (4)	$0.50	$0.42	$0.37	$0.32

Pro forma net income per share (5)(6)

Stock price as a multiple of pro forma earnings per share	20.00x	23.81x	27.03x	31.25x
Shares used for calculating pro forma earnings per share	8,141,707	9,578,479	11,015,251	12,667,539

At December 31, 2018
Stockholders’ equity:
Historical	$72,478	$72,478	$72,478	$72,478
Estimated net proceeds	34,634	40,992	47,351	54,663
Less: capitalization of Bogota Financial, MHC	(50)	(50)	(50)	(50)
Plus: market value of shares contributed to charitable foundation	1,691	1,990	2,288	2,632
Less: expense of contribution to charitable foundation	(1,691)	(1,990)	(2,288)	(2,632)
Plus: tax benefit of contribution to charitable foundation	514	594	673	764
Less: cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan (2)	(3,315)	(3,900)	(4,485)	(5,158)
Less: common stock acquired by stock-based benefit plans (3)	(1,658)	(1,950)	(2,243)	(2,579)

Pro forma stockholders’ equity (7)	$102,355	$107,915	$113,475	$119,868

Intangible assets	—	—	—	—
Pro forma tangible stockholders’ equity	$102,355	$107,915	$113,475	$119,868

Stockholders’ equity per share:
Historical	$8.57	$7.28	$6.33	$5.51
Estimated net proceeds	4.10	4.12	4.14	4.15
Less: capitalization of Bogota Financial, MHC	(0.01)	(0.01)	—	—
Plus: market value of shares contributed to charitable foundation	0.20	0.20	0.20	0.20
Less: expense of contribution to charitable foundation	(0.20)	0.20	0.20	(0.20)
Less: cash contribution to charitable foundation	(0.03)	(0.03)	(0.02)	(0.02)
Plus: tax benefit of contribution to charitable foundation	0.06	0.06	0.06	0.06

	At or for the Year Ended December 31, 2018 Based upon the Sale at $10.00 Per Share of:
	3,636,351 Shares	4,278,060 Shares	4,919,770 Shares	5,657,735 Shares (1)
	(Dollars in thousands, except per share amounts)
Less: common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (7)	$12.10	$10.83	$9.92	$9.11

Intangible assets	—	—	—	—

Pro forma tangible stockholders’ equity per share	$12.10	$10.83	$9.92	$9.11

Offering price as percentage of pro forma stockholders’ equity per share	82.64%	92.34%	100.81%	109.77%
Offering price as percentage of pro forma tangible stockholders’ equity per share	82.64%	92.34%	100.81%	109.77%
Number of shares outstanding for pro forma book value per share calculations	8,456,632	9,948,979	11,441,326	13,157,525

(footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering will be purchased by the employee stock ownership plan financed by a loan from Bogota Financial Corp. Bogota Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Bogota Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Bogota Savings Bank, the fair value of the common stock remains equal to the offering price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 26.5%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 16,575, 19,500, 22,425 and 25,789 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and according to ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 1.96% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the offering. The shares may be acquired directly from Bogota Financial Corp. or through open market purchases. Shares in the stock-based benefit plans are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Bogota Financial Corp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2018, and (iii) the plans’ expense reflects an effective combined federal and state tax rate of 26.5%. The issuance of authorized but unissued shares of common stock to fund these awards would dilute stockholders’ ownership and voting interests by approximately 1.9%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the offering. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.57 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed combined federal and state tax rate of 26.5%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the implementation of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.7%.

(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the charitable foundation and, according to ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See footnote 1 above. The number of shares of common stock actually sold and the corresponding number of outstanding shares may be more or less than the assumed amounts.

(6)

Does not give effect to the non-recurring expense that would be recognized during fiscal 2019 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the year ended December 31, 2018.

	For the Year Ended December 31, 2018 Based upon the Sale at $10.00 Per Share of:
	3,636,351 Shares	4,278,060 Shares	4,919,770 Shares	5,657,735 Shares
	(In thousands, except per share amounts)
After-tax expense of stock and cash contribution to charitable foundation	$1,427	$1,646	$1,866	$2,118
Pro forma net income, adjusted for foundation contribution	2,525	2,278	2,029	1,744
Pro forma net income per share	0.31	0.24	0.18	0.14

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the charitable foundation based on a combined federal and state tax rate of 26.5%. The realization of the tax benefit is generally limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7)

The retained earnings of Bogota Savings Bank will be substantially restricted after the offering. See “Our Dividend Policy,” and “Supervision and Regulation—New Jersey Banking Laws and Supervision—Dividends.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the reorganization and offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, our pro forma valuation is $84.6 million, $99.5 million, $114.4 million and $131.6 million, respectively, with the charitable foundation, as compared to $86.7 million, $102.0 million, $117.3 million and $134.9 million, respectively, without the charitable foundation. There is no assurance that if the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the six months ended June 30, 2019 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$36,364	$39,011	$42,781	$45,895	$49,198	$52,780	$56,577	$60,697
Pro forma market capitalization	84,566	86,691	99,490	101,990	114,413	117,288	131,575	134,882
Total assets	693,828	696,060	699,388	701,981	704,948	707,903	711,341	714,713
Total liabilities	590,462	590,462	590,462	590,462	590,462	590,462	590,462	590,462
Pro forma stockholders’ equity	103,366	105,598	108,926	111,519	114,486	117,441	120,879	124,251
Pro forma net income (1)	878	889	863	876	849	863	832	848
Pro forma stockholders’ equity per share	12.22	12.18	10.94	10.94	10.01	10.02	9.19	9.22
Pro forma net income per share	0.11	0.11	0.09	0.10	0.08	0.09	0.06	0.07

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	81.83%	82.10%	91.41%	91.41%	99.90%	99.80%	108.81%	108.46%
Offering price to pro forma net income per share	45.45	45.45	55.56	50.00	62.50	55.56	83.33	71.43

Pro forma financial ratios:
Return on assets (annualized)	0.25%	0.26%	0.25%	0.25%	0.24%	0.24%	0.23%	0.24%
Return on equity (annualized)	1.70%	1.68%	1.58%	1.57%	1.48%	1.47%	1.38%	1.36%
Equity to assets	14.90%	15.17%	15.57%	15.89%	16.24%	16.59%	16.99%	17.38%
Total shares issued	8,456,632	8,669,132	9,948,979	10,198,979	11,441,326	11,728,826	13,157,525	13,488,150

(footnotes on following page)

(1)

The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the six months ended June 30, 2019.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
Before-tax expense of stock and cash contribution to foundation	$1,941		$2,240		$2,538		$2,882
After-tax expense of stock and cash contribution to foundation	1,427		1,646		1,866		2,118
Pro forma net income	(549)		(783)		(1,017)		(1,286)
Pro forma net income per share	(0.07)		(0.08)		(0.09)		(0.10)
Pro forma tax benefit	514		594		673		764
Offering price to pro forma net income per share	45.45	x	55.56	x	62.50	x	83.33	x
Pro forma return on assets (annualized)	(0.16)%		(0.22)%		(0.29)%		(0.36)%
Pro forma return on equity (annualized)	(1.06)		(1.44)		(1.78)		(2.13)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived in part from the consolidated financial statements that appear beginning on page F-1 of this prospectus and other consolidated financial statements that are not included herein. Please read the information in this section in conjunction with the business and financial information regarding Bogota Savings Bank and the consolidated financial statements that appear starting on page F-1 of this prospectus.

Overview

Net Interest Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income we earn on our loans and investments, and interest expense, which is the interest we pay on our deposits and borrowings.

Provision for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased through charges to the provision for loan losses. Loans are charged against the allowance when management believes that the collectability of the principal loan amount is not probable. Recoveries on loans previously charged-off, if any, are credited to the allowance for loan losses when realized.

Non-interest Income. Our primary sources of non-interest income are banking fees and service charges, net gains in cash surrender value of bank-owned life insurance and miscellaneous income.

Non-Interest Expenses. Our non-interest expenses consist of salaries and employee benefits, net occupancy and equipment, data processing, federal deposit insurance premiums, advertising, directors fees, professional fees and other general and administrative expenses.

Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for worker’s compensation and disability insurance, health insurance, retirement plans and other employee benefits, as well as other incentives.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a straight-line method based on the estimated useful lives of the related assets or the expected lease terms, if shorter.

Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Data processing expenses are fees we pay to third parties for use of their software and for processing customer information, deposits and loans.

Advertising includes most marketing expenses including multi-media advertising (public and in-store), promotional events and materials, civic and sales focused memberships, and community support.

Professional fees include legal, accounting, auditing, risk management and payroll processing expenses.

Directors fees consist of the fees we pay to our directors for their service on our board of directors, as well as the costs associated with the directors’ retirement plan.

Other expenses include expenses for office supplies, postage, telephone, insurance and other miscellaneous operating expenses.

Income Tax Expense. Our income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our 126-year history in the community, our knowledge of the local marketplace and our long-standing reputation for providing superior, relationship-based customer service. We believe we can distinguish ourselves by maintaining the culture of a local community bank. The following are the key elements of our business strategy:

Continue to focus on residential real estate lending. We have been, and will continue to be, primarily a one- to four-family residential real estate lender in our market area. As of June 30, 2019, $386.2 million, or 71.5% of our total loan portfolio, consisted of one- to four-family residential real estate loans. We expect that one- to four-family residential real estate lending will remain our primary lending activity.

Continue to emphasize commercial and multi-family real estate lending. We have increased our commercial real estate and multi-family loan portfolio to $120.8 million, or 22.4% of total loans, at June 30, 2019, from $68.4 million, or 15.8% of total loans, at December 31, 2014. We view the growth of commercial real estate and multi-family lending as a means of increasing our interest income and the yield on our loan portfolio, and reducing the average term to repricing of our loans. To accelerate this initiative and expand our commercial lending capacity, we hired an additional lender in September 2019 and will continue to seek to hire one or more additional lenders. We believe that local banking consolidation has created opportunities to attract talent with experience originating commercial real estate loans within our market area. Further, the additional capital raised in the offering will enable us to increase our commercial real estate and multi-family loan originations in our market area, and originate loans with larger balances that we intend to retain in our portfolio.

Commercial and multi-family real estate loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real and multi-family estate loans generally depends, in large part, on sufficient income from the property or business to cover operating expenses and debt service. Commercial and multi-family real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could impact the value of the security for the loan or the future cash flows of the affected property. Additionally, any decline in real estate values may affect commercial and multi-family real estate properties more than residential properties. Also, many of our commercial and multi-family real estate borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan.

Increase lower-cost core deposits. We continue to emphasize offering core deposits (demand deposit accounts, savings accounts and money market accounts) to individuals, businesses and municipalities. We attract and retain transaction accounts by offering competitive products and rates and providing quality customer service. At June 30, 2019, core deposits comprised 19.4% of our total deposits. Core deposits are our least costly source of funds, which improves our interest rate spread and also contributes non-interest income from account related services.

Grow through opportunistic bank or branch acquisitions. We will consider both organic growth as well as acquisition opportunities that may enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our market, we expect to continue to expand into contiguous markets. We will consider expanding our branch network and establishing a loan production office in central New Jersey. The capital we raise in the offering will also provide us the opportunity to acquire smaller institutions or fee-based businesses located in or contiguous to our market area.

While we have periodically engaged in conversations with other smaller financial institutions about strategic combinations, we do not currently have any agreements or planned activity regarding any specific acquisition transaction.

Continue to emphasize operating efficiencies and cost controls. We are focused on controlling expenses while increasing our net income. We are disciplined in managing non-interest expenses by identifying cost savings opportunities such as renegotiating key third-party contracts and reducing other operating expenses. Our efficiency ratio was 78.64% (annualized) during the six months ended June 30, 2019, and 60.07% during the year ended December 31, 2018. While we expect our non-interest expenses to increase when we become a public company, we will continue to monitor and control expenses as we focus on growth. To support our growth in a cost-effective way, we plan to continue to invest prudently in technology to help improve our operational infrastructure.

Maintain disciplined underwriting. We emphasize a disciplined credit culture based on intimate knowledge of the market, close ties to our customers, sound underwriting standards and experienced loan officers. We are committed to actively monitoring and managing all segments of our loan portfolio in an effort to proactively identify and mitigate credit risks within the portfolio. At June 30, 2019, non-performing assets totaled $541,000, which represented 0.08% of total assets. At June 30, 2019, there were $519,000 of non-performing residential real estate loans and $22,000 of non-performing consumer loans.

Anticipated Increase in Non-Interest Expense

Following the completion of the reorganization and stock offering, our non-interest expenses are expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the reorganization and stock offering. For further information, see “Summary—Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Summary of Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policy discussed below to be a critical accounting policy, which is presented in the notes to the consolidated financial statements. The estimates and assumptions that we use are based on historical experience and various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act, which was enacted in 2012, contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we plan to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be fully comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policy:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the relevant balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance. Management reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs an evaluation of the adequacy of the allowance for loan losses at least quarterly. We consider a variety of factors in establishing this estimate including current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has specific and general components. The specific component relates to loans that are deemed to be impaired and classified as special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Actual loan losses may be significantly more than the allowance we have established which could have a material negative effect on our financial results. See Note 1 to the Notes to the consolidated financial statements for a complete discussion of the allowance for loan losses.

Average Balances and Yields. The following tables set forth average balances, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense, as applicable.

	At June 30,	Six Months Ended June 30,
	2019	2019			2018
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
	(Dollars in thousands)
Assets:
Cash and cash equivalents	2.57%	$23,652	$296	2.53%	$26,613	$219	1.66%
Loans	3.80	530,798	10,011	3.78	509,452	9,601	3.78
Securities	2.66	77,198	1,008	2.61	82,480	929	2.25
Other interest-earning assets	—	4,604	148	6.44	4,619	174	7.53

Total interest-earning assets	3.60	636,252	11,463	3.61	623,164	10,922	3.52

Non-interest-earning assets		27,134			27,641

Total assets		$663,386			$650,805

Liabilities and equity:
NOW and money market accounts	1.24	$71,456	480	1.35	$92,573	385	0.84
Savings accounts	0.25	30,586	40	0.26	35,618	45	0.25
Certificates of deposit	2.37	397,313	4,428	2.25	364,854	2,953	1.63

Total interest-bearing deposits	2.11	499,355	4,948	2.00	493,045	3,383	1.38

Federal Home Loan Bank advances	2.56	71,637	919	2.59	71,602	596	1.68

Total interest-bearing liabilities	2.17	570,992	5,867	2.07	564,647	3,979	1.42
Non-interest-bearing deposits		13,150			12,636
Other non-interest-bearing liabilities		6,285			3,878

Total liabilities		590,427			581,161

Total equity		72,959			69,444

Total liabilities and equity		$663,386			$650,805

Net interest income			$5,597			$6,944

Interest rate spread (1)				1.54%			2.10%

Net interest margin (2)				1.76%			2.23%

Average interest-earning assets to average interest-bearing liabilities			$65,260			$58,517

(1)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

	Year Ended December 31,
	2018			2017			2016
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$26,642	$500	1.88%	$14,959	$167	1.12%	$32,893	$228	0.70%
Loans	508,873	19,189	3.77	497,709	18,263	3.67	469,462	17,227	3.37
Securities	84,185	1,984	2.36	72,240	1,727	2.39	62,654	1,290	2.06
Other interest-earning assets	4,412	313	7.09	5,175	278	5.37	5,764	295	5.14

Total interest-earning assets	624,112	$21,986	3.52	590,083	$20,435	3.46	570,773	$19,044	3.33

Non-interest-earning assets	36,108			33,801			25,909

Total assets	$660,220			$623,884			$596,682

Liabilities and equity:
NOW and money market accounts	$88,919	$826	0.93	$107,903	$875	0.81	$75,976	$485	0.64
Savings accounts	34,530	88	0.26	38,173	107	0.28	37,943	111	0.29
Certificates of deposit	372,908	6,537	1.75	309,172	4,263	1.38	307,900	4,079	1.32

Total interest-bearing deposits	496,357	7,450	1.50	455,248	5,245	1.15	421,819	4,673	1.10

Federal Home Loan Bank advances	67,512	1,307	1.94	81,733	1,280	1.57	96,156	1,400	1.45

Total interest-bearing liabilities	563,869	8,762	1.55	536,981	6,525	1.22	517,975	6,073	1.17

Non-interest-bearing deposits	12,721			11,633			11,449
Other non-interest-bearing liabilities	5,673			8,875			4,847

Total liabilities	582,263			557,489			534,271

Total equity	70,477			66,395			62,411

Total liabilities and equity	$652,740			$623,884			$596,682

Net interest income		$13,228			$13,910			$12,971

Interest rate spread (1)			1.97%			2.25%			2.16%

Net interest margin (2)			2.12%			2.36%			2.27%

Average interest-earning assets to average interest-bearing liabilities		$60,243			$53,102		$52,798

(1)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior two columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018			Year Ended December 31, 2018 Compared to Year Ended December 31, 2017			Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:
Cash and cash equivalents	$(37)	$115	$78	$220	$114	$334	$(200)	$138	$(62)
Loans receivable	404	6	410	421	504	925	1,037	(1)	1,036
Securities	(69)	148	79	281	(24)	257	229	207	436
Other interest-earning assets	(1)	(25)	(26)	(54)	89	35	(32)	13	(19)

Total interest-earning assets	297	244	541	868	683	1,551	1,034	357	1,391

Interest expense:
NOW and money market accounts	(143)	238	95	(176)	127	(49)	259	131	390
Savings accounts	(7)	1	(5)	(9)	(10)	(19)	1	(5)	(4)
Certificate of deposit	365	1,110	1,475	1,118	1,160	2,278	18	166	184
Federal Home Loan Bank advances	—	323	323	—	27	27	—	(120)	(120)

Total interest-bearing liabilities	215	1,673	1,888	933	1,304	2,237	278	172	452

Net increase (decrease) in net interest income	$85	$(1,429)	$(1,347)	$(65)	$(621)	$(686)	$756	$185	$939

Comparison of Financial Condition at June 30, 2019 and December 31, 2018

Total Assets. Total assets decreased $1.1 million, or 0.2%, to $664.0 million at June 30, 2019 from $665.0 million at December 31, 2018. The decrease was primarily due to a $12.7 million, or 18.2%, decrease in securities held-to-maturity, partially offset by a $11.4 million, or 2.2%, increase in loans.

Cash and Cash Equivalents. Total cash and cash equivalents increased $621,000, or 2.5%, to $25.1 million at June 30, 2019 from $24.5 million at December 31, 2018. This increase resulted from proceeds from maturing securities.

Securities Available for Sale. Total securities available for sale decreased $261,000, or 1.9%, to $13.3 million at June 30, 2019 from $13.6 million. The decrease was due to a decrease of $535,000 in mortgage-backed securities, offset by an increase of $275,000 in corporate bonds.

Securities Held to Maturity. Total securities held to maturity decreased $12.7 million, or 18.2%, to $57.3 million at June 30, 2019 from $70.0 million at December 31, 2018, primarily due to maturity of securities. The decrease was primarily due to a $7.2 million decrease in U.S. government agency obligations, a $5.4 million decrease in municipal securities and a $1.3 million decrease in mortgage-backed securities, offset by a $1.4 million increase in corporate bonds.

Net Loans. Net loans increased $11.4 million, or 2.2%, to $538.1 million at June 30, 2019 from $526.7 million at December 31, 2018. The increase was due to a $9.9 million, or 2.6%, increase in one- to four-family residential mortgage loans to $386.2 million at June 30, 2019 from $376.3 million at December 31, 2018, and a $1.7 million, or 6.8%, increase in consumer loans to $27.2 million at June 30, 2019 from $25.5 million at December 31, 2018. The increase in one- to four-family residential real estate loans was due to the purchase of $12.9 million of such loans in the first six months of 2019. This was offset by a $2.4 million, or 2.0%, decrease in commercial real estate and multi-family loans, to $120.8 million at June 30, 2019 from $123.2 million at December 31, 2018. The decrease in commercial real estate and multi-family loans resulted from prepayments of multi-family and commercial real estate loans exceeding originations on new loans.

Deposits. Total deposits decreased $6.2 million, or 1.2%, to $504.1 million at June 30, 2019 from $510.3 million at December 31, 2018. The decrease in deposits reflected a decrease in NOW accounts of $19.6 million, or 46.1%, to $22.8 million at June 30, 2019 from $42.4 million at December 31, 2018, a $5.6 million, or 14.6%, decrease in money market accounts to $32.7 million at June 30, 2019 from $38.3 million at December 31, 2018, and a $2.8 million, or 8.9%, decrease in savings accounts to $28.7 million at June 30, 2019 from $31.5 million at December 31, 2018. This was offset by a $19.9 million, or 5.2%, increase in certificates of deposit from $385.6 million at December 31, 2018 to $405.5 million at June 30, 2019. The decrease in NOW accounts resulted from the withdrawal of a large deposit by a local municipality. The decrease in money market accounts and savings accounts reflected strong competition and pricing in the market. The increase in certificates of deposit reflected special promotions offered throughout the year to attract deposits plus an increase in municipal and brokered certificates of deposit, which were a more affordable funding alternative to Federal Home Loan Bank borrowings. At June 30, 2019, municipal deposits totaled $37.6 million, which represented 7.5% of total deposits, and brokered deposits totaled $51.0 million, which represented 10.1% of total deposits.

Borrowings. Federal Home Loan Bank of New York borrowings increased $3.7 million, or 5.0%, to $78.4 million at June 30, 2019 from $74.6 million at December 31, 2018, as we used borrowings to fund loan growth.

Total Equity. Total equity increased $1.0 million, or 1.4%, to $73.5 million at June 30, 2019 from $72.5 million at December 31, 2018. The increase was primarily due to net income of $970,000 for the six months ended June 30, 2019.

Comparison of Operating Results for the Six Months Ended June 30, 2019 and 2018

General. Net income decreased by $1.4 million, or 58.7%, to $970,000 for the six months ended June 30, 2019 from $2.3 million the six months ended June 30, 2018. The decrease was primarily due to a $1.3 million decrease in net interest income and a $496,000 increase in non-interest expenses, offset in part by a $515,000 decrease in income tax expense.

Interest Income. Interest income increased $541,000, or 5.0%, to $11.5 million for the six months ended June 30, 2019 from $10.9 million for the six months ended June 30, 2018 primarily due to increases in interest income on loans. The increase reflected a $21.3 million increase in the average balance of loans and a nine basis points increase in the average yield on interest-earning assets to 3.61% for the six months ended June 30, 2019 from 3.52% for the six months ended June 30, 2018.

Interest income on loans increased $410,000, or 4.3%, to $10.0 million for the six months ended June 30, 2019 from $9.6 million for the six months ended June 30, 2018. Interest income on loans increased due to a $21.3 million increase in the average balance of loans to $530.8 million for the six months ended June 30, 2019 from $509.5 million for the six months ended June 30, 2018. The increase in the average balance of loans reflected our continued efforts to increase our loan originations and loan purchases.

Interest Expense. Interest expense increased $1.9 million, or 47.5%, to $5.8 million for the six months ended June 30, 2019 from $4.0 million for the six months ended June 30, 2018. The increase primarily reflected a 65 basis point increase in the average cost of interest-bearing liabilities to 2.07% for the six months ended June 30, 2019 from 1.42% for the six months ended June 30, 2018, as well as a $6.3 million increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $1.6 million, or 46.3%, to $4.9 million for the six months ended June 30, 2019 from $3.4 million for the six months ended June 30, 2018. This increase was due primarily to a 62 basis point increase in the average cost of interest-bearing deposits to 2.00% for the six months ended June 30, 2019 from 1.38% for the six months ended June 30, 2018 and a $6.3 million increase in the average balance of deposits to $499.4 million for the six months ended June 30, 2019 from $493.0 million for the six months ended June 30, 2018. The increase in the average cost of deposits was due to the rising interest rate environment, a higher percentage of certificates of deposit relative to total deposits and increased competition from other financial service providers operating in our market. The increase in the average balance of deposits was due to the increase in the average balance of certificates of deposit.

Interest expense on Federal Home Loan Bank borrowings increased $323,000, or 54.2%, from $596,000 for the six months ended June 30, 2018 to $919,000 for the six months ended June 30, 2019. Interest expense on Federal Home Loan Bank borrowings increased due to a 91 basis point increase in the average cost of Federal Home Loan Bank borrowings from 1.68% for the six months ended June 30, 2018 to 2.59% for the six months ended June 30, 2019. The increase in the average cost of Federal Home Loan Bank borrowings also reflected the rising interest rate environment during the period.

Net Interest Income. Net interest income decreased $1.3 million, or 19.4%, to $5.6 million for the six months ended June 30, 2019 from $6.9 million for the six months ended June 30, 2018. The decrease reflected a 56 basis point decrease in our net interest rate spread to 1.54% for the six months ended June 30, 2019 from 2.10% for the six months ended June 30, 2018. Our net interest margin decreased 47 basis points to 1.76% for the six months ended June 30, 2019 from 2.23% for the six months ended June 30, 2018.

Provision for Loan Losses. We did not record a provision for loan losses for either the six months ended June 30, 2019 or 2018, as a result of the low and decreasing level of delinquent and non-accrual loans in the portfolio, as well as the absence of any change-offs. Non-performing assets decreased to $541,000, or 0.08% of total assets, at June 30, 2019. We recorded no net charge-offs for the six months ended June 30, 2019 or 2018. The allowance for loan losses was $2.0 million, or 0.37% of loans outstanding, at June 30, 2019.

Non-Interest Income. Non-interest income decreased $51,000, or 15.4%, to $280,000 for the six months ended June 30, 2019 from $330,000 for the six months ended June 30, 2018 due to a $28,000 decrease in bank-owned life insurance and a $17,000 decrease in bank fees and service charges. The decrease in bank-owned life insurance was due to changes to contractual yields. Bank fees and service charges decreased in 2019 primarily due to a decrease in late charges.

Non-Interest Expense. Non-interest expense increased $496,000, or 12.0%, to $4.6 million for the six months ended June 30, 2019 from $4.1 million for the six months ended June 30, 2018. The increase was primarily the result of a $215,000 increase in salaries and employee benefits expense and a $298,000 increase in data processing costs. Salaries and employee benefit expense increased during 2019 due to annual salary increases and an increase in the number of employees. Data processing costs increased during 2019 due to termination costs associated with our data processing conversion.

Income Tax Expense. Income tax expense decreased $515,000, or 64.4% to $285,000 for the six months ended June 30, 2019 from $800,000 for the six months ended June 30, 2018. The decrease was due primarily to a $1.9 million decrease in pre-tax income and a decrease in the effective tax rate. The effective tax rate for 2019 was 22.72% compared to 25.42% for 2018.

Comparison of Financial Condition at December 31, 2018 and December 31, 2017

Total Assets. Total assets increased $23.9 million, or 3.7%, to $665.0 million at December 31, 2018 from $641.1 million at December 31, 2017. The increase was primarily due to increases of $13.1 million, or 2.5%, in loans, $8.1 million, or 10.7%, in securities and $2.0 million, or 8.7%, in cash and cash equivalents.

Cash and Cash Equivalents. Total cash and cash equivalents increased $2.0 million, or 8.7%, to $24.5 million at December 31, 2018 from $22.6 million at December 31, 2017. This increase resulted from growth in deposits, which exceeded our funding needs for new lending.

Securities Available for Sale. Total securities available for sale increased $1.8 million, or 15.2%, to $13.6 million at December 31, 2018 from $11.8 million at December 31, 2017. The increase was primarily due to an increase of $4.0 million in corporate bonds, offset by a decrease of $2.2 million in mortgage-backed securities.

Securities Held to Maturity. Total securities held to maturity increased $6.3 million, or 9.9%, to $70.0 million at December 31, 2018 from $63.8 million at December 31, 2017. The increase was primarily due to a $5.2 million increase in U.S. government agency obligations, a $3.1 million increase in municipal securities and a $998,000 increase in corporate bonds, offset by a $3.1 million decrease in mortgage-backed securities.

Net Loans. Net loans increased $13.1 million, or 2.5%, to $526.7 million at December 31, 2018 from $513.6 million at December 31, 2017. The increase was due to a $16.4 million, or 4.6%, increase in one- to four-family residential mortgage loans to $376.3 million at December 31, 2018 from $359.9 million at December 31, 2017, offset by a decrease in commercial real estate and multi-family loans of $2.1 million, or 1.7%, to $123.2 million at December 31, 2018 from $125.3 million at December 31, 2017 and a $1.6 million, or 5.8%, decrease in consumer loans, to $25.5 million at December 31, 2018 from $27.1 million at December 31, 2017. The increase in one- to four-family residential mortgage loans resulted primarily from our purchase of $25.8 million of such loans during the year. The decrease in commercial real estate and multi-family loans reflected the prepayment of two loans totaling $13.0 million in the first quarter of 2018.

Deposits. Total deposits increased $33.8 million, or 7.1%, to $510.3 million at December 31, 2018 from $476.5 million at December 31, 2017. The increase in deposits resulted from an increase in certificates of deposit of $58.0 million, or 17.7%, to $385.6 million at December 31, 2018 from $327.6 million at December 31, 2017 and an increase in NOW accounts of $5.3 million, or 14.4%, to $42.4 million at December 31, 2018 from $37.0 million at December 31, 2017. These increases were offset by a $24.2 million, or 38.7%, decrease in money market accounts to $38.3 million at December 31, 2018 from $62.5 million at December 31, 2017 and a $5.8 million, or 15.5%, decrease in savings accounts to $31.5 million at December 31, 2018 from $37.3 million at December 31, 2017. The increase in certificates of deposit reflected special promotions we offered throughout the year plus an increase in municipal and brokered deposits, which were lower-cost funding alternative to Federal Home Loan Bank borrowings. The decrease in money market accounts reflected strong pricing competition and pricing in the market.

Borrowings. Federal Home Loan Bank of New York borrowings decreased $14.6 million, or 16.4%, to $74.6 million at December 31, 2018 from $89.2 million at December 31, 2017, as we repaid borrowings with funds generated from lower-cost deposits.

Total Equity. Total equity increased $4.2 million, or 6.1%, to $72.5 million at December 31, 2018 from $68.3 million at December 31, 2017. The increase was primarily due to net income of $4.1 million for the year ended December 31, 2018.

Comparison of Operating Results for the Years Ended December 31, 2018 and December 31, 2017

General. Net income increased by $235,000, or 6.0%, to $4.1 million for the year ended December 31, 2018 from $3.9 million for the year ended December 31, 2017. The increase was primarily due to a $1.2 million decrease in income tax expense, which was offset by a $681,000 decrease in net interest income and a $422,000 increase in non-interest expenses.

Interest Income. Interest income increased $1.6 million, or 7.6%, to $22.0 million for the year ended December 31, 2018, from $20.4 million for the year ended December 31, 2017, primarily due to increases in interest income on loans, cash and cash equivalents and securities. The increase reflected a $34.0 million increase in the average balance of interest-earning assets and a six basis points increase in the average yield on interest-earning assets to 3.52% for the year ended December 31, 2018, from 3.46% for the year ended December 31, 2017.

Interest income on loans increased $926,000, or 5.1%, to $19.2 million for the year ended December 31, 2018 from $18.3 million for the year ended December 31, 2017. Interest income on loans increased due to a $11.2 million increase in the average balance of loans to $508.9 million for the year ended December 31, 2018 from $497.7 million for the year ended December 31, 2017 and a ten basis points increase in the average yield on loans to 3.77% for the year ended December 31, 2018 from 3.67% for the year ended December 31, 2017. The increase in average balance of loans was due to our continued demand for new loans and our effort to increase our loan portfolio, while the increase in the average yield on loans was due primarily to originating new loans in a rising interest rate environment.

Interest income on cash and cash equivalents increased $333,000, or 200.0%, to $500,000 for the year ended December 31, 2018 from $167,000 for the year ended December 31, 2017. This increase was due to a $11.7 million increase in the average balance of cash and cash equivalents to $26.6 million for the year ended December 31, 2018 from $15.0 million for the year ended December 31, 2017 and a 76 basis points increase in the average yield to 1.88% for the year ended December 31, 2018, from 1.12% for the year ended December 31, 2017. The increase in average balance was due to deposit growth exceeding our loan growth, while the increase in the average yield reflected the rising interest rate environment.

Interest income on securities increased $257,000, or 14.8%, to $2.0 million for the year ended December 31, 2018 from $1.7 million for the year ended December 31, 2017. Interest income on securities increased due to a $11.9 million increase in the average balance of securities to $84.2 million for the year ended December 31, 2018 from $72.2 million for the year ended December 31, 2017, which was offset by a three basis points decrease in the average yield on securities to 2.36% for the year ended December 31, 2018 from 2.39% for the year ended December 31, 2017. The increase in the average balance of securities was primarily due to our purchase of additional securities with excess deposits.

Interest Expense. Interest expense increased $2.2 million, or 34.2%, to $8.8 million for the year ended December 31, 2018 from $6.5 million for the year ended December 31, 2017, primarily due to the increase in interest expense on deposits. The increase primarily reflected a 33 basis point increase in the average cost of interest-bearing liabilities in a rising interest rate environment to 1.55% for the year ended December 31, 2018 from 1.22% for the year ended December 31, 2017, as well as a $26.9 million increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $2.2 million, or 42.0%, to $7.5 million for the year ended December 31, 2018 from $5.2 million for the year ended December 31, 2017. Interest expense on interest-bearing deposits increased primarily due to a 35 basis point increase in the average cost of interest-bearing deposits to 1.50% for the year ended December 31, 2018 from 1.15% for the prior year, and a $41.1 million increase in the average balance of deposits to $496.4 million for the year ended December 31, 2018 from $455.2 million for the year ended December 31, 2017. The increase in the average cost of deposits was due to the rising interest rate environment, a higher percentage of our deposits consisting of certificates of deposit and continued competition for deposits from other financial service providers operating in our market. The increase in the average balance of deposits was due to an increase in the average balance of certificates of deposit.

Net Interest Income. Net interest income decreased $681,000, or 4.9%, to $13.2 million for the year ended December 31, 2018 from $13.9 million for the year ended December 31, 2017. The decrease resulted from a 28 basis points decrease in our net interest rate spread to 1.97% for the year ended December 31, 2018 from 2.25% for the year ended December 31, 2017, and a 24 basis points decrease in our net interest margin to 2.12% for the year ended December 31, 2018 from 2.36% for the year ended December 31, 2017. The decrease was offset by a greater increase in the average balance of our interest earning assets, compared to our interest bearing liabilities.

Provision for Loan Losses. We did not record a provision for loan losses for the year ended December 31, 2018, compared to a provision for loan losses of $100,000 for the year ended December 31, 2017. The absence of a provision for 2018 reflected the low and decreasing level of delinquent and non-accrual loans in our portfolio, as a well as the absence of any change-offs during 2018. Non-performing loans decreased to $981,000, or 0.15% of total assets, at December 31, 2018, compared to $3.6 million, or 0.55% of total assets, at December 31, 2017. We recorded no net charge-offs for 2018 and 2017. The allowance for loan losses was $2.0 million, or 0.37% of loans outstanding, at December 31, 2018 and $2.0 million, or 0.38% of loans outstanding, at December 31, 2017.

Non-Interest Income. Non-interest income decreased $1,000 to $614,000 for the year ended December 31, 2018 from $615,000 for the year ended December 31, 2017, primarily due to a $23,000 increase in fees and service charges that were offset by a $23,000 decrease in bank-owned life insurance. Bank fees and service charges increased in 2018 due to an increase in late charges. The decrease in bank-owned life insurance was due to changes to contractual yields.

Non-Interest Expense. Non-interest expense increased $422,000, or 5.4%, to $8.3 million for the year ended December 31, 2018 from $7.9 million for the year ended December 31, 2017. The $422,000 increase resulted primarily from a $227,000 increase in salaries and employee benefits expense and a $210,000 increase in data processing costs. Salaries and employee benefits expense increased during 2018 due to annual salary increases and an increase in the number of our employees. Data processing costs increased during 2018 due to termination costs associated with our data processing conversion.

Income Tax Expense. Income tax expense decreased $1.2 million, or 47.1%, to $1.4 million for the year ended December 31, 2018 from $2.6 million for the year ended December 31, 2017. The decrease was due primarily to a $1.0 million decrease in pre-tax income and a reduction of the top corporate federal income tax rate from 35% to 21%, effective January 1, 2018, resulting from the passage of the Tax Cuts and Jobs Act in December 2017. As a result, the effective tax rate for 2018 was 25.16% compared to 40.26% for 2017.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage our exposure to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee (the “ALCO”), which is comprised of three members of executive management and two independent directors, which takes responsibility for overseeing the asset/liability management process and related procedures. The ALCO meets on at least a quarterly basis and reviews asset/liability strategies, liquidity positions, alternative funding sources, interest rate risk measurement reports, capital levels and economic trends at both national and local levels. Our interest rate risk position is also monitored quarterly by the board of directors.

We manage our interest rate risk to minimize the exposure of our earnings and capital to changes in market interest rates. We have implemented the following strategies to manage our interest rate risk: originating loans with adjustable interest rates; promoting core deposit products; monitoring the length of our borrowings with the Federal Home Loan Bank and brokered deposits depending on the interest rate environment; maintaining a portion of our investments as available-for-sale; diversifying our loan portfolio; and strengthening our capital position. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

Net Portfolio Value Simulation. We analyze our sensitivity to changes in interest rates through a net portfolio value of equity (“NPV”) model. NPV represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities adjusted for the value of off-balance sheet contracts. The NPV ratio represents the dollar amount of our NPV divided by the present value of our total assets for a given interest rate scenario. NPV attempts to quantify our economic value using a discounted cash flow methodology while the NPV ratio reflects that value as a form of capital ratio. We estimate what our NPV would be at a specific date. We then calculate what the NPV would be at the same date throughout a series of interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve. We currently calculate NPV under the assumptions that interest rates increase 100, 200, 300 and 400 basis points from current market rates and that interest rates decrease 100 points from current market rates.

The following table presents the estimated changes in our net portfolio value that would result from changes in market interest rates as June 30, 2019. All estimated changes presented in the table are within the policy limits approved by the board of directors.

	NPV			NPV as Percent of Portfolio Value of Assets
	(Dollars in thousands)
Basis Point (“bp”) Change in Interest Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change
400 bp	$36,884	$(39,585)	(51.77)%	6.29%	(45.40)%
300 bp	47,743	(28,727)	(37.57)	7.90	(31.42)
200 bp	58,910	(17,559)	(22.96)	9.44	(18.06)
100 bp	68,863	(7,606)	(9.95)	10.69	(7.20)
0	76,469	—	—	11.52	—
(100) bp	82,908	6,439	8.42	12.16	5.56
(200) bp	94,425	17,956	23.48	13.50	11.02

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The above table assumes that the composition of our interest-sensitive assets and liabilities existing at the date indicated remains constant uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our NPV and will differ from actual results.

Net Interest Income Analysis. We also use income simulation to measure interest-rate risk inherent in our balance sheet at a given point in time by showing the effect on net interest income, over specified time frames and using different interest rate shocks and ramps. The assumptions include management’s best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in the balance sheet composition and market conditions. Assumptions are supported with quarterly back testing of the model to actual market rate shifts.

As of June 30, 2019, net interest income simulation results indicated that its exposure over one year to changing interest rates was within our guidelines. The following table presents the estimated impact of interest rate changes on our estimated net interest income over one year:

Changes in Interest Rates (basis points)(1)	Change in Net Interest Income Year One (% change from year one base)
400	(25.20)%
300	(18.61)
200	(12.00)
100	(5.71)
0	—
(100)	2.23
(200)	3.20

(1)	The calculated change in net interest income assumes an instantaneous parallel shift of the yield curve.

The preceding simulation analyses do not represent a forecast of actual results and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, which are subject to change, including: the nature and timing of interest rate levels including the yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. Also, as market conditions vary, prepayment/refinancing levels, the varying impact of interest rate changes on caps and floors embedded in adjustable-rate loans, early withdrawal of deposits, changes in product preferences, and other internal/external variables will likely deviate from those assumed.

Liquidity and Capital Resources

Liquidity. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from calls, maturities and sales of securities. We also have the ability to borrow from the Federal Home Loan Bank of New York. At June 30, 2019, we had the ability to borrow up to $182.5 million, of which $77.7 million was outstanding and $1.5 million was utilized as collateral for letters of credit issued to secure municipal deposits. At June 30, 2019, we had $46.0 million in unsecured lines of credit with four correspondent banks with an outstanding balance of $630,000.

The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we had enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2019.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any period. At June 30, 2019, cash and cash equivalents totaled $25.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $13.3 million at June 30, 2019.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Certificates of deposit due within one year of June 30, 2019 totaled $292.6 million, or 58.0%, of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank of New York advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Capital Resources. We are subject to various regulatory capital requirements administered by NJDBI and the Federal Deposit Insurance Corporation. At June 30, 2019, we exceeded all applicable regulatory capital requirements, and were considered “well capitalized” under regulatory guidelines. See “Historical and Pro Forma Regulatory Capital Compliance” and Note 10 in the Notes to the consolidated financial statements.

The net offering proceeds will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net offering proceeds are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net offering proceeds, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net offering proceeds, as well as other factors associated with the offering, our return on equity will be lower immediately following the offering. See “Risk Factors—Our return on equity may be low following the offering and this could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. The financial instruments include commitments to originate loans, unused lines of credit and standby letters of credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.

At June 30, 2019, we had $17.7 million of commitments to originate loans, comprised of $9.9 million of commitments under commercial loans and lines of credit (including $2.2 million of unadvanced portions of commercial construction loans), $39.3 million of commitments under home equity loans and lines of credit and $152,000 of unfunded commitments under consumer lines of credit. In addition, at June 30, 2019, we had $50,000 in standby letters of credit outstanding. See Note 11 in the Notes to the consolidated financial statements for further information.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 in the Notes to the consolidated financial statements that appear starting on page F-1 of this prospectus for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, market interest rates generally have a more significant impact on a financial institution’s performance than inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF BOGOTA FINANCIAL, MHC

Bogota Financial, MHC will be formed as a New Jersey-chartered mutual holding company in connection with the reorganization of Bogota Savings Bank into the “two-tier” mutual holding company form of organization. As a mutual holding company, Bogota Financial, MHC will be a non-stock company. Bogota Financial, MHC’s principal assets will be the common stock of Bogota Financial Corp. it receives in the reorganization and offering and $50,000 in cash for its initial capitalization. It is expected that initially the only business activity of Bogota Financial, MHC will be to own a majority of Bogota Financial Corp.’s common stock. Bogota Financial, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under New Jersey law, including investing in loans and securities. Bogota Financial, MHC will be subject to comprehensive regulation and examination by the NJDBI and the Federal Reserve Board.

BUSINESS OF BOGOTA FINANCIAL CORP.

Bogota Financial Corp. is a Maryland corporation that was formed in September 2019 and has not engaged in any business to date, other than organizational activities. Upon completion of the reorganization and offering, Bogota Financial Corp. will own all of the issued and outstanding capital stock of Bogota Savings Bank. Bogota Financial Corp. intends to contribute at least 50% of the net offering proceeds to Bogota Savings Bank and retain the remainder of the net offering proceeds. Bogota Financial Corp. intends to use and invest those retained proceeds as discussed under “How We Intend to Use the Proceeds from the Offering.” Bogota Financial Corp.’s executive offices are located at 819 Teaneck Road, Teaneck, New Jersey 07666, and its telephone number is (201) 862-0660.

After the reorganization and the offering are completed, Bogota Financial Corp., as the holding company of Bogota Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. We currently have no agreements to acquire other financial institutions or financial services companies, although we may determine to do so in the future.

Following the reorganization and offering, our cash flows will depend on earnings from the investment of the net offering proceeds and from any dividends we receive from Bogota Savings Bank. Bogota Savings Bank is subject to regulatory limitations on the amount of dividends that it may pay. Initially, Bogota Financial Corp. will not own or lease any property, but instead will pay a fee to Bogota Savings Bank for the use of its premises, furniture and equipment. We intend to employ as officers of Bogota Financial Corp. only persons who are officers of Bogota Savings Bank. However, we will use the support staff of Bogota Savings Bank from time to time. We will pay a fee to Bogota Savings Bank for the time devoted to Bogota Financial Corp. by employees of Bogota Savings Bank; however, these individuals will not be separately compensated by Bogota Financial Corp. Bogota Financial Corp. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF BOGOTA SAVINGS BANK

General

Founded in 1893, Bogota Savings Bank is a New Jersey-chartered savings bank that operates two retail banking offices in Teaneck and Bogota, New Jersey. Bergen County and the surrounding areas are our primary market area for our business operations. We attract deposits from the general public and municipalities and use those funds along with advances from the Federal Home Loan Bank of New York and funds generated from operations to originate one- to four-family residential real estate loans and commercial real estate and multi-family loans and, to a lesser extent, consumer loans, commercial and industrial loans and construction loans. We also invest in securities, which have historically consisted primarily of U.S. Government and agency obligations, municipal obligations, corporate bonds and mortgage-backed securities. We offer a variety of deposit accounts, including demand accounts, savings accounts, money market accounts and certificate of deposit accounts.

At June 30, 2019, we had consolidated total assets of $664.0 million, total deposits of $504.1 million and total equity of $73.5 million. Bogota Savings Bank is subject to comprehensive regulation and examination by the NJDBI and the Federal Deposit Insurance Corporation. Our website address is www.bogotasavingsbank.com. Information on this website is not and should not be considered a part of this prospectus.

Market Area

Our branches, including our corporate office, are located in Bergen County, although we consider our lending area to generally encompass Bergen, Monmouth and Ocean Counties in New Jersey and the surrounding areas. Bergen County ranks as the most populous county in New Jersey (out of 21 counties) with a population of approximately 950,000 compared to an estimated population of 630,000 for Monmouth County, 577,000 for Ocean County and 9.0 million for the entire state. The economy in our primary market area has benefited from being varied and diverse, with a broad economic base. Bergen County has a median household income of approximately $101,000, Monmouth County has a median household income of approximately $98,000 and Ocean County has a median household income of $68,000. The median household income for New Jersey is approximately $83,000 and the median household income is approximately $63,000 for the United States. As of June 2019, the unemployment rate was 2.5% for Bergen County, 2.6% for Monmouth County and 3.0% for Ocean County, compared to 3.0% for New Jersey and a national rate of 3.8%.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Our marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face significant competition for deposits and loans. Our most direct competition for deposits has come historically from the numerous financial institutions operating in our market area (including other community banks and credit unions), many of which are significantly larger than we are and have greater resources. We also face competition for investors’ funds from other sources such as brokerage firms, money market funds and mutual funds, as well as from securities offered by the Federal Government, such as Treasury bills. Based on FDIC data at June 30, 2018 (the latest date for which information is available), we had 0.95% of the FDIC-insured deposit market share in Bergen County, which was the 19th largest market share among the 50 institutions with offices in the county. Money center banks, such as Bank of America, JP Morgan Chase, Wells Fargo and Citi, and large regional banks, such as TD Bank, M&T Bank and PNC Bank, have a significant presence in Bergen County.

Our competition for loans comes primarily from the competitors referenced above and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities firms, financial technology companies, specialty finance firms and technology companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend toward consolidation of the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

Historically, our lending activities have emphasized one- to four-family residential real estate loans, and such loans continue to comprise the largest portion of our loan portfolio. Other areas of lending include commercial real estate and multi-family loans and, to a much lesser extent, consumer loans, consisting primarily of home equity loans and lines of credit, commercial and industrial loans and construction loans. Subject to market conditions and our asset-liability analysis, we expect to continue to focus on commercial real estate and multi-family lending as part of our effort to diversify the loan portfolio and increase the overall yield earned on our loans. We compete for loans by offering high quality personalized service, providing convenience and flexibility, providing timely responses on loan applications, and by offering competitive pricing.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At June 30,		At December 31,
	2019		2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
Residential	$386,212	71.51	$376,304	71.18%	$359,925	69.81%	$329,463	67.17%	$335,172	73.12%	$336,740	77.66%
Commercial and multi-family	120,810	22.37	123,221	23.31	125,339	24.31	130,541	26.62	91,866	20.04	68,352	15.76
Construction (1)	3,277	0.61	2,339	0.44	3,204	0.62	1,963	0.40	1,080	0.24	—	—
Commercial and Industrial	2,526	0.47	1,267	0.24	—	—	—	—	—	—	—	—
Consumer:
Home Equity and other	27,243	5.04	25,515	4.83	27,098	5.26	28,496	5.81	30,272	6.60	28,510	6.58

Total loans receivable	$540,068	100.00%	$528,646	100.00%	$515,566	100.00%	$490,463	100.00%	$458,390	100.00%	$433,602	100.00%

(1)

Represents amounts disbursed at June 30, 2019 and December 31, 2018, 2017, 2016, 2015 and 2014. The undrawn amounts of construction loans totaled $2.9 million, $3.6 million, $337,000, $387,000, $837,000 and $874,000 at March 31, 2018 and December 31, 2018, 2017, 2016, 2015 and 2014, respectively.

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at December 31, 2018. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

	At December 31, 2018
	Residential Real Estate Loans	Commercial and Multi- Family Real Estate Loans	Commercial and Industrial Loans	Construction Loans	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$69	$179	$—	$—	$91	$339
More than one year through five years	5,980	6,032	1,162	—	744	13,918
More than five years through ten years	73,618	21,401	105	—	795	95,919
More than ten years through fifteen years	55,451	24,944	—	1,944	2,981	85,320
More than fifteen years	241,186	70,665	—	395	20,903	333,149

Total	$376,304	$123,221	$1,267	$2,339	$25,514	$528,645

The following table sets forth our fixed and adjustable-rate loans at December 31, 2018 that are contractually due after December 31, 2019.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)
Residential real estate loans	$324,761	$51,203	$375,964
Commercial and multi-family real estate loans	123,076	145	123,221
Construction loans	2,339	—	2,339
Commercial and industrial loans	1,162	105	1,267
Consumer loans	3,740	21,775	25,515

Total	$455,078	$73,228	$528,306

Residential Real Estate Loans. Our one- to four-family residential loan portfolio consists of mortgage loans that enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the borrower. At June 30, 2019, one- to four-family residential real estate loans totaled $386.2 million, or 71.5% of our total loan portfolio, and consisted of $330.4 million of fixed-rate loans and $55.8 million of adjustable-rate loans. Most of these one- to four-family residential properties are located in our primary market area.

We offer fixed-rate and adjustable-rate residential real estate loans with maturities up to 30 years. The one- to four-family residential mortgage loans that we originate are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” Loans to be sold to other approved investors or secondary market sources are underwritten to their specific requirements. We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits. We also originate loans above the conforming limits up to a maximum amount of $2.5 million, which are referred to as “jumbo loans.” We generally underwrite jumbo loans, whether originated or purchased, in a manner similar to conforming loans.

Our adjustable-rate residential real estate loans have interest rates that are fixed for an initial period ranging from one to ten years. After the initial fixed period, the interest rate on adjustable-rate residential real estate loans is generally reset every year based on a contractual spread or margin above the average yield on U.S. Treasury securities. Our adjustable-rate residential real estate loans have initial and periodic caps of 2% on interest rate changes, with a current cap of 5% over the life of the loan.

We will originate one- to four-family residential mortgage loans with loan-to-value ratios of up to 70% to 80% of the appraised value, depending on the size of the loan. Additionally, we will originate residential mortgage loans on townhouses or condominiums with loan-to-value ratios of up to 65% to 75% of the appraised value, depending on the size of the loan. Our conforming residential real estate loans may be for up to 90% of the appraised value of the property provided the borrower obtains private mortgage insurance. Additionally, mortgage insurance is required for all mortgage loans that have a loan-to-value ratio greater than 80%. The required coverage amount varies based on the loan-to-value ratio and term of the loan. We only permit borrowers to purchase mortgage insurance from companies that have been approved by Bogota Savings Bank.

We generally do not offer “interest only” mortgage loans on one- to four-family residential properties or loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).

Commercial and Multi-Family Real Estate Loans. At June 30, 2019, we had $120.8 million in commercial and multi-family real estate loans, representing 22.4% of our total loan portfolio. Our commercial real estate loans are secured primarily by office buildings, industrial facilities, retail facilities and other commercial properties, substantially all of which are located in our primary market area. At June 30, 2019, commercial real estate loans totaled $64.8 million, of which $28.0 million was owner-occupied real estate and $36.8 million was secured by income producing, or non-owner-occupied real estate.

We generally originate commercial real estate loans with maximum terms of ten years based on a 25-year amortization schedule, and loan-to-value ratios of up to 70% of the appraised value of the property for loans that are originated in-house and 60% of the appraised value of the property for loans received from brokers. Our commercial real estate loans are offered with fixed interest rates or adjustable interest rates. Interest rates on our adjustable rate loans generally adjust every three, five, seven and ten years and the interest rate is indexed to the Federal Home Loan Bank advance rate, plus a margin, subject to an interest rate floor. All of our commercial real estate loans are subject to our underwriting procedures and guidelines, including requiring borrowers to generally have three months of operating expenses and loan payment reserves in a liquid account with us. At June 30, 2019, our largest commercial real estate loan totaled $7.9 million and was secured by an office building located in our primary market area. At June 30, 2019, this loan was performing in accordance with its original terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, among other factors we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 1.25x of the monthly debt service, and the ratio of the loan amount to the appraised value of the mortgaged property. Our commercial real estate loans are generally appraised by outside independent appraisers approved by the board of directors. Personal guarantees are often obtained from commercial real estate borrowers. Each borrower’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

At June 30, 2019, multi-family real estate loans totaled $58.6 million. Our multi-family real estate loans are generally secured by properties consisting of five or more rental units within our New Jersey market area. We originate multi-family residential real estate loans with fixed interest rates or with a variety of adjustable interest rates with terms and amortization periods generally of up to 25 years. Interest rates on our adjustable-rate multi-family real estate loans adjust and the interest rate is generally indexed to the Federal Home Loan Bank advance rate, plus a margin. At June 30, 2019, our largest multi-family residential real estate loan had an outstanding balance of $6.0 million and is secured by an apartment building located in our primary market area. At June 30, 2019, this loan was performing according to its original terms.

In underwriting multi-family residential real estate loans, we require a debt service coverage ratio of at least 1.20x and consider several factors, including the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multi-family residential real estate loans have loan-to-value ratios of up to 75% of the appraised value of the property securing the loans for loans that are originated in-house and 60% of the appraised value of the property for loans received from brokers. All of our commercial real estate loans are subject to our underwriting procedures and guidelines, including requiring borrowers to generally have three months of operating expenses and loan payment reserves in a liquid account with us. The borrower’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Consumer Loans. We offer consumer loans to customers residing in our primary market area. Our consumer loans consist primarily of home equity loans and lines of credit. At June 30, 2019, consumer loans totaled $27.2 million, or 5.0% of our total loan portfolio.

Home equity loans and lines of credit are multi-purpose loans used to finance various home or personal needs, where a one- to four-family primary or secondary residence serves as collateral. We generally originate home equity loans and lines of credit of up to $500,000 with a maximum loan-to-value ratio of 70% (75% if Bogota Savings Bank holds the first lien position) and $300,000, with a maximum loan-to-value ratio of 80% and terms of up to 30 years. Home equity lines of credit have adjustable rates of interest that are based on the prime interest rate published in The Wall Street Journal, plus a margin, and reset monthly. Home equity lines of credit are secured by residential real estate in a first or second lien position.

The procedures for underwriting consumer loans include assessing the applicant’s payment history on other indebtedness, the applicant’s ability to meet existing obligations and payments on the proposed loan, and the loan-to-value ratio. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Construction Loans. We also originate loans to finance the construction of one- to four-family residential properties. At June 30, 2019, residential construction loans totaled $3.3 million, or 0.6% of our total loan portfolio. Most of these loans are secured by properties located in our primary market area.

Our residential land and acquisition loans are generally structured as two-year interest-only balloon loans. The interest rate is generally a fixed rate based on an index rate, plus a margin. Our construction-to-permanent loans are generally structured as interest-only, adjustable rate loans with a duration of six to twelve months for the construction phase. The interest rate on these loans are based on the prime interest rate as published in The Wall Street Journal, plus a margin. Construction loan-to-value ratios for one- to four-family residential properties generally will not exceed 80% of the appraised value of the property on a completed basis, while loan-to-value rations for land acquisition financing will not exceed 50% of the value of the land for an unimproved lot and 75% of the value of the land for an improved lot. Once the construction project is satisfactorily completed, we look to provide permanent financing.

We also offer loans primarily to established local developers to finance the construction of commercial and multi-family properties or to acquire land for development of commercial and multi-family properties. We also provide construction loans primarily to local developers for the construction of one- to four-family residential developments. At June 30, 2019, we had a single commercial construction loan that totaled $2.2 million, or 0.40% of our total loan portfolio. This loan was secured by an office building located in our primary market area. At June 30, 2019, this loan was performing according to its original terms. We also had undrawn amounts on the commercial construction loan totaling $2.2 million at June 30, 2019.

Historically, our commercial construction loans are generally interest-only loans that provide for the payment of interest during the construction phase, which is usually between 12 to 24 months. The interest rate is generally adjustable based on an index rate, typically the prime interest rate as published in The Wall Street Journal or LIBOR, plus a margin. At the end of the construction phase, the loan generally converts to a permanent commercial real estate mortgage loan, but in some cases it may be payable in full. However, our construction loans for the construction of one- to four-family residential properties do not convert to permanent residential real estate loans. Loans can be made with a maximum loan-to-value ratio of 75% of the appraised market value upon completion of the project or a maximum loan-to-value ratio of 50% for raw land.

Before making a commitment to fund a commercial construction loan, we require an appraisal of the property by an independent licensed appraiser. The construction phase is carefully monitored to minimize our risk. All construction projects must be completed in accordance with approved plans and approved by the municipality in which they are located. Loan proceeds are disbursed periodically in increments as construction progresses and as inspections by our approved inspectors warrant.

Commercial and Industrial Loans. We offer commercial loans and adjustable rate lines of credit in an amount of up to $500,000 to small and medium sized businesses in our market area. These loans are generally secured by accounts receivable, inventory or other business assets, and we may support this collateral with liens on real property. At June 30, 2019, we had eight commercial and industrial loans that totaled $2.5 million, or 0.5% of our total loan portfolio.

Commercial lending products include revolving lines of credit and term loans. Our commercial lines of credit are typically made with adjustable interest rates, indexed to the prime interest rate published in The Wall Street Journal, plus a margin, and we can demand repayment of the borrowed due at any time after it is due. Term loans are generally made with fixed interest rates, indexed to the comparable Federal Home Loan Bank of New York amortizing advance indications, plus a margin, and are for terms up to seven years.

When making commercial and industrial loans, we require a debt service coverage ratio of at least 125% and we review and consider the financial statements of the borrower, our lending history with the borrower, the borrower’s debt service capabilities, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 70% of the value of the collateral securing the loan. We generally do not make unsecured commercial and industrial loans. Personal guarantees are obtained from commercial and industrial borrowers.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is somewhat limited by the annual and lifetime interest rate adjustment limits on adjustable-rate residential real estate loans.

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. Of primary concern in commercial real estate and multi-family lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on the successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than residential real estate loans. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate and multi-family loans. In reaching a decision whether to make a commercial real estate or multi-family loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We generally have required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. We require a Phase One environmental report when we believe there is a possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Consumer Loans. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Construction Loans. Our construction loans are based upon our estimates of costs to complete a project and the value of the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage its operations. All construction loans for which the builder does not have a binding purchase agreement must be approved by the internal loan committee.

Construction lending involves additional risks when compared to permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, it is difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. We use a discounted cash flow analysis to determine the value of any construction project of five or more units. Our ability to continue to originate a significant amount of construction loans is dependent on the strength of the housing market in our market areas.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be readily ascertainable, commercial business loans have higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of real estate, accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation value of the pledged collateral and enforcement of a personal guarantee, if any. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Originations, Purchases and Participations of Loans

Lending activities are conducted by our loan personnel operating at our main office and branch office location. We also obtain referrals from existing or past customers and from accountants, real estate brokers, builders and attorneys. All loans that we originate or purchase are underwritten pursuant to our policies and procedures, which incorporate Fannie Mae underwriting guidelines to the extent applicable for residential loans. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed or adjustable-rate loans depends upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and purchase activity may be adversely affected by a rising interest rate environment, which typically results in decreased loan demand.

As a supplement to our in-house loan originations of one- to four-family residential real estate loans, beginning in 2013, we entered into agreements with unaffiliated mortgage brokers as a source for additional residential real estate loans. We currently work with five different mortgage brokers, none of which we have an ownership interest in or any common employees or directors. Three of the mortgage brokers are located in Morris County, New Jersey and one mortgage broker is located in each of Hudson and Ocean County, New Jersey. These mortgage brokers fund the one-to four-family residential real estate loans and then sell them to Bogota Savings Bank following our underwriting analysis. We use the same parameters in evaluating these loans as we do for our in-house loan originations of one-to four-family residential real estate loans.

For each purchased loan, we generally pay a fixed fee based on the loan balance. For the six months ended June 30, 2019 and for the years ended December 31, 2018 and 2017, we purchased for our portfolio $10.0 million, $26.5 million and $11.1 million, respectively, of loans from these mortgage brokers. As part of purchasing the loans, we acquire the servicing rights to the loans. The purchased loans are acquired from these mortgage brokers without recourse or any right to require the mortgage broker to repurchase the loans. The fixed aggregate fee we pay to acquire the loan and servicing rights are added to the loan balance and amortized over the contractual life of the loan under the interest method.

We purchase for our portfolio both fixed and adjustable interest rate one-to four-family real estate loans, with maturities up to 30 years, with a per loan limit of $1.0 million.

We generally do not purchase whole loans from third parties other than the one-to four-family residential real estate loans described above. However, we purchase participation interests primarily in commercial real estate and multi-family loans where we are not the lead lender. We underwrite our participation interest in the loans that we purchase according to our own underwriting criteria and procedures. At June 30, 2019, the outstanding balances of our loan participations where we are not the lead lender totaled $22.1 million, all of which were commercial or multi-family real estate loans.

Loan Approval Procedures and Authority

Pursuant to New Jersey law, the aggregate amount of loans that Bogota Savings Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Bogota Savings Bank’s capital, surplus fund and undivided profits (25% if the amount in excess of 15% is secured by “readily marketable collateral”). At June 30, 2019, based on the 15% limitation, Bogota Savings Bank’s loans-to-one-borrower limit was approximately $11.1 million. On the same date, Bogota Savings Bank had no borrowers with outstanding balances in excess of this amount. Our regulatory loans-to-one borrower limit will increase following completion of the offering. At June 30, 2019, our largest loan relationship with a single borrower was for $9.3 million, which consisted of six loans secured by various commercial real estate and multi-family properties in our primary market area, and the underlying loans were performing in accordance with their terms on that date.

Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s title experience and the type of loan.

Loans in excess of individual officers’ lending limits require approval of our Internal Loan Committee, which is comprised of our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Compliance/BSA Officer. The Internal Loan Committee can approve individual loans of up to prescribed limits, depending on the type of loan. Loans that involve policy exceptions also must be approved by the Internal Loan Committee and ratified by the board of directors.

Loans in excess of the Internal Loan Committee’s loan approval authority require the approval of the board of directors.

Delinquencies and Asset Quality

Delinquency Procedures. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. System-generated late notices are mailed to a borrower after the late payment “grace period,” which is 10 days in the case of loans secured by commercial real estate and 15 days in the case of residential and consumer loans. We attempt to contact the borrower and develop a plan of repayment no later than the 36th day of delinquency. A second notice will be mailed to a borrower if the loan remains past due after 40 days for commercial real estate loans and 45 days for residential and consumer loans. By the 120th day of delinquency, we will issue a pre-foreclosure notice that will require the borrower to bring the loan current within 30 days to avoid the beginning of foreclosure proceedings for loans secured by residential real estate. A report of all loans 30 days or more past due is provided to the board of directors monthly.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable that at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on the present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral, less costs to sell. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair market value, less estimated costs to sell. Any excess of the recorded value of the loan over the fair market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense in the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At June 30,				At December 31,
	2019				2018
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(In thousands)
Residential real estate loans	1	$170	2	$357	2	$389	2	$637
Commercial and multi-family real estate loans	—	—	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	1	27	1	22	—	—	—	—

Total	2	$197	3	$379	2	$389	3	$659

	At December 31,
	2017				2016
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(In thousands)
Residential real estate loans	2	$390	4	$746	1	$145	8	$1,206
Commercial and multi-family real estate loans	—	—	—	—	2	2,329	—	—
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	2	40	1	25	—	—	—	—

Total	4	$430	5	$771	3	$2,474	8	$1,206

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. Non-accrual loans include non-accruing troubled debt restructurings of $291,000, $729,000, $3.2 million, $643,000, $346,000 and $503,000 as of June 30, 2019 and as of December 31, 2018, 2017, 2016, 2015 and 2014, respectively.

	At June 30,	At December 31,
	2019	2018	2017	2016	2015	2014
	(Dollars in thousands)
Non-accrual loans:
Residential real estate loans	$519	$959	$1,076	$3,836	$1,768	$2,224
Commercial and multi-family real estate loans	—	—	2,461	120	—	—
Construction loans	—	—	—	—	—	—
Consumer loans	22	22	25	117	122	271

Total	541	981	3,562	4,073	1,890	2,495

Accruing loans past due 90 days or more:
Residential real estate loans	—	—	—	—	—	126
Commercial and multi-family real estate loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total	—	—	—	—	—	126

Total non-performing loans	541	981	3,562	4,073	1,890	2,621

Real estate owned	—	—	—	—	—	—

Total non-performing assets	$541	$981	$3,562	$4,073	$1,890	$2,621

Troubled debt restructurings (accruing):
Residential real estate loans	$687	$230	$238	$395	$391	$772
Commercial real estate loans	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	714

Total troubled debt restructurings (accruing)	$687	$230	$238	$395	$391	$1,486

Total troubled debt restructurings (accruing) and total non-performing assets	$1,228	$1,211	$3,800	$4,468	$2,281	$4,107

Total non-performing loans to total loans	0.10%	0.19%	0.69%	0.83%	0.41%	0.60%
Total non-performing loans to total assets	0.08	0.15	0.55	0.65	0.34	0.48
Total non-performing assets to total assets	0.08	0.15	0.55	0.65	0.34	0.48
Total non-performing assets and troubled debt restructurings (accruing) to total assets	0.18	0.18	0.59	0.72	0.40	0.76

For the six months ended June 30, 2019, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was approximately $12,000. Interest income recognized on such loans for the six months ended June 30, 2019 was approximately $8,000.

For the year ended December 31, 2018, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was approximately $41,000. Interest income recognized on such loans for the year ended December 31, 2018 was approximately $41,000.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as

“doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

The following table sets forth our amounts of classified loans and loans designated as special mention as of June 30, 2019 and as of December 31, 2018, 2017 and 2016. Classified loans included $541,000, $981,000, $3.5 million and $1.7 million of classified loans at June 30, 2019 and December 31, 2018, 2017 and 2016, respectively.

	At June 30,	At December 31,
	2019	2018	2017	2016
	(In thousands)
Special mention	$1,780	$1,800	$2,160	$3,478
Substandard	1,170	915	3,169	3,597
Doubtful	—	—	—	—
Loss	—	—	—	—

Total	$2,950	$2,715	$5,329	$7,075

As of June 30, 2019, special mention loans included two residential real estate loans totaling $270,000, two consumer loans totaling $63,000, one commercial real estate loan totaling $182,000 and one multi-family real estate loan totaling $1.3 million. At June 30, 2019, substandard loans represent five loans totaling $1.1 million and one consumer loan totaling $20,000.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for loans that are individually classified as impaired are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including historical loss experience, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of borrowers, results of internal loan reviews and other qualitative and quantitative factors which could affect potential credit losses.

In addition, the NJDBI and the Federal Deposit Insurance Corporation periodically review our allowance for loan losses and as a result of such reviews, they may require us to adjust our allowance for loan losses or recognize loan charge-offs.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Six Months Ended June 30,			Year Ended December 31,
	2019		2018	2018	2017	2016	2015	2014
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$1,976		$1,976	$1,976	$1,876	$1,776	$1,691	$1,622

Provision for loan losses	—		—	—	100	100	75	100
Charge-offs:
Residential real estate loans	—		—	—	—	—	—	27
Commercial and multi-family real estate loans	—		—	—	—	—	—	—
Construction loans	—		—	—	—	—	—	—
Consumer loans	—		—	—	—	—	—	19

Total charge-offs	—		—	—	—	—	—	46

Recoveries:
Residential real estate loans	40		—	—	—	—	10	15
Commercial and multi-family real estate loans	—		—	—	—	—	—	—
Construction loans	—		—	—	—	—	—	—
Consumer loans	—		—	—	—	—	—	—

Total recoveries	40		—	—	—	—	10	15

Net (recoveries) charge-offs	(40)		—	—	—	—	—	31

Allowance for loan losses at end of period	$2,016		$1,976	$1,976	$1,976	$1,876	$1,776	$1,691

Allowance for loan losses to non-performing loans at end of period	372.64%		182.35%	201.43%	55.48%	112.14%	93.97%	64.52%
Allowance for loan losses to total loans outstanding at end of period	0.37		0.39	0.37	0.38	0.38	0.39	0.39
Net charge-offs (recoveries) to average loans outstanding during period	(0.02	) (1)	—	—	—	—	—	0.01

(1)	Annualized.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,			At December 31,
	2019			2018			2017
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate loans	$1,300	64.48%	71.51%	$1,266	64.07%	71.18	$1,248	63.15%	69.81%
Commercial and multi-family real estate loans	600	29.76	22.37	607	30.72	23.31	621	31.43	24.31
Construction loans	12	0.60	0.61	9	0.46	0.44	12	0.61	0.62
Commercial and industrial loans	10	0.50	0.47	5	0.25	0.24	—	—	—
Consumer loans	94	4.66	5.04	89	4.50	4.83	95	4.81	5.26

Total	2,016	100.00	100.00	1,976	100.00	100.00	1,976	100.00	100.00
Unallocated	—	—	—	—	—	—	—	—	—

Total losses	$2,016	100.00%	100.00%	$1,976	100.00%	100.00%	$1,976	100.00%	100.00%

	At December 31,
	2016			2015			2014
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate loans	$1,133	60.40%	67.17%	$1,343	75.62%	73.12%	$1,311	77.52%	77.66%
Commercial and multi-family real estate loans	639	34.06	26.62	223	12.56	20.04	166	9.82	15.76
Commercial and industrial loans	—	—	0.40	—	—	0.24	—	—	—
Construction loans	7	0.37	—	5	0.28	—	—	—	—
Consumer loans	97	5.17	5.81	151	8.50	6.60	153	9.05	6.58

Total	1,876	100.00	100.00	1,722	96.96	100.00	1,630	96.39	100.00
Unallocated	—	—	—	54	3.04	—	61	3.61	—

Total	$1,876	100.00%	100.00%	$1,776	100.00%	100.00%	$1,691	100.00%	100.00%

Investment Activities

General. Our board of directors is responsible for approving and overseeing our investment policy, which is reviewed at least annually by the board. This policy dictates that investment decisions be made based on liquidity requirements, potential returns, consistency with our interest rate risk management strategy and an adequate diversification of assets. An investment committee, consisting of authorized officers, selected by the board of directors, oversee our investing activities and strategies. The authorized officers are our President and Chief Executive Officer, Executive Vice President and Compliance Officer and Executive Vice President and Chief Financial Officer. The board has designated our Executive Vice President and Chief Financial Officer as our investment officer, who is primarily responsible for daily investment activities. All purchases and sales of securities must be authorized by two officers on the investment committee. Security purchases are limited to no more than $7.0 million a day and cannot amount to more than 25% of the investment portfolio in any given month, in each case without the unanimous approval of the members of the investment committee. The board of directors reviews the activities of the investment committee at each of its meetings.

Our current investment policy authorizes us to invest in various types of investment securities and liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, residential mortgage-backed securities, commercial mortgage-backed securities collateralized mortgage obligations and real estate mortgage investment conduits, municipal securities (limited to no more than 7.5% of our capital), overnight deposits and federal funds, bond anticipation notes with the Borough of Bogota or the Township of Teaneck (limited to no more than 10.0% of our capital), investment grade corporate bonds (limited to no more than 10.0% of our capital), investment grade banker’s acceptances and commercial paper with a maturity of no more than 270 days (limited to no more than 5.0% of our capital), certificates of deposit of federally insured institutions and depositor institution senior debt and capital securities (limited to no more than 10.0% of our capital and no more than 3.0% of our capital with a single issuer). We also are required to maintain an investment in Federal Home Loan Bank of New York stock, which investment is based on the level of our Federal Home Loan Bank borrowings. We do not engage in any investment hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, and certain types of structured notes.

Debt securities investment accounting guidance requires that at the time of purchase we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent.

The following tables set forth the amortized cost and estimated fair value of our securities portfolio (excluding Federal Home Loan Bank of New York common stock) at the dates indicated.

	At June 30,		At December 31,
	2019		2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
U.S. government and agency obligations	$10,449	$10,403	$17,674	$17,482	$12,445	$12,291	$7,490	$7,379
Municipal securities	2,722	2,742	8,135	8,102	4,995	4,973	2,530	2,479
Corporate bonds	5,437	5,529	4,005	3,961	3,006	3,011	1,507	1,490
Mortgage-backed securities – residential	9,367	9,346	14,804	14,560	16,981	16,926	19,906	19,743
Mortgage-backed securities – commercial	29,347	29,561	25,431	24,697	26,334	26,246	17,160	17,137

Total	$57,322	$57,671	$70,049	$68,802	$63,761	$63,447	$48,593	$48,228

Securities available-for-sale:
Mortgage-backed securities – residential	$6,295	$6,442	$6,832	$6,977	$8,924	$9,141	$11,629	$11,876
Corporate bonds	6,878	6,898	6,658	6,623	2,635	2,659	3,127	3,133

Total	$13,173	$13,340	$13,490	$13,600	$11,559	$11,800	$14,756	$15,009

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2018 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held-to-maturity:
U.S. government and agency obligations	$10,224	1.78%	$7,449	1.62%	$—	—%	$—	—%	$17,674	$17,482	1.71%
Municipal securities	6,461	2.02	1,674	1.83	—	—	—	—	8,135	8,102	1.98
Corporate bonds	—	—	—	—	4,005	5.06	—	—	4,005	3,961	5.06
Mortgage-backed securities – Residential	37	5.06	3,264	2.66	4,255	2.17	7,248	2.17	14,804	14,560	2.29
Mortgage-backed securities – commercial	—	—	15,601	2.38	8,647	2.49	1,183	2.73	25,431	24,697	2.43

Total	$16,722	1.88	$27,988	2.18	$16,907	3.02	$8,431	2.25	$70,049	$68,803	2.33

Securities available-for-sale:
Mortgage-backed securities – residential	$—	—%	$—	—%	$891	2.54%	$5,941	3.41%	$6,832	$6,977	3.29%
Corporate bonds	273	3.70	6,035	3.49	350	4.21	—	—	6,658	6,623	3.53

Total	$273	3.70	$6,035	3.49	$1,241	3.01	$5,941	3.41	$13,490	$13,600	3.41

Sources of Funds

General. Deposits have traditionally been our primary source of funds for our lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of New York advances, to supplement cash flows, as needed. In addition, funds are derived from scheduled loan payments, investment maturities, loan sales, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and competition.

Deposit Accounts. The substantial majority of our deposits are from depositors who reside in our primary market area. We access deposit customers by offering a broad selection of deposit instruments for individuals, businesses and municipalities. At June 30, 2019, municipal deposits totaled $37.6 million, which represented 7.5% of total deposits.

Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability, and customer preferences and concerns. We generally review our deposit pricing on a weekly basis and continually review our deposit mix. Our deposit pricing strategy has generally been to offer competitive rates, but generally not the highest rates offered in the market, and to periodically offer special rates to attract deposits of a specific type or with a specific term.

Also, when rates and terms are favorable, we supplement customer deposits with brokered deposits. At June 30, 2019, we had $51.0 million of brokered deposits, which represented 10.1% of total deposits at June 30, 2019 with such funds having a weighted average remaining term to maturity of 36 months. In a rising rate environment, we may be unwilling or unable to pay competitive rates. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings, which could increase our cost of funds and negatively impact our interest rate spread, financial condition and results of operations.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At June 30,		At December 31,
	2019		2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(In thousands)
Noninterest-bearing demand accounts	$13,517	2.68%	$12,500	2.45%	$11,614	2.44%	$11,457	2.40%
NOW accounts	22,835	4.53	42,390	8.31	37,049	7.78	45,288	9.48
Money market accounts	32,735	6.49	38,316	7.51	62,535	13.14	58,803	12.31
Savings accounts	28,687	5.69	31,490	6.17	37,250	7.82	38,599	8.08
Certificates of deposit	406,335	80.61	385,597	75.56	327,617	68.82	323,551	67.73

Total	$504,109	100.00%	$510,293	100.00%	$476,065	100.00%	$477,698	100.00%

As of June 30, 2019, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $268.6 million. The following table sets forth the maturity of these certificates as of June 30, 2019.

Maturity Period	Dollar Amount
(In thousands)
At June 30, 2019:
Three months or less	$85,229
Over three through six months	42,529
Over six through twelve months	69,931
Over twelve months	70,863

Total	$268,615

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of New York and lines of credit from correspondent banks. At June 30, 2019, we had the ability to borrow approximately $182.5 million under our credit facilities with the Federal Home Loan Bank of New York, of which $77.7 million was advanced. We also had $630,000 outstanding under an existing line of credit. Borrowings from the Federal Home Loan Bank of New York are secured by our investment in the common stock of the Federal Home Loan Bank of New York as well as by a blanket pledge of our mortgage portfolio not otherwise pledged.

The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(Dollars in thousands)
Maximum balance outstanding at any month-end during period	$78,365	$83,104	$83,103	$98,797	$119,762
Average balance outstanding during period	71,637	68,623	68,224	83,680	94,442
Weighted average interest rate during period	2.59%	1.75%	1.88%	1.50%	1.46%
Balance outstanding at end of period	$78,365	$57,320	$74,639	$89,230	$74,570
Weighted average interest rate at end of period	2.51%	1.82%	2.54%	1.50%	1.60%

Properties

As of June 30, 2019, the net book value of our office properties was $4.2 million. The following table sets forth information regarding our offices.

Location	Year Acquired or Leased	Owned/Leased	Net Book Value at June 30, 2019
			(Dollars in thousands)
Branch Offices:

819 Teaneck Road Teaneck, NJ 07666	2004	Owned	$3,857

60 East Main Street Bogota, NJ 07603	1941	Owned	273

Other Offices:

885 Teaneck Road Teaneck, NJ 07666	2015	Leased	44

655 Pomander Walk (1) Teaneck, NJ 07666	2010	Leased	15

(1)	Private location for facility residences and employees.

We believe that the current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiaries

Bogota Securities Corp. is a New Jersey investment corporation subsidiary formed in 2014 to buy, sell and hold investment securities. The income earned on Bogota Securities Corp.’s investment securities is subject to a lower state tax than that assessed on income earned on investment securities maintained at Bogota Savings Bank.

In 1999, Bogota Savings Bank established Bogota Properties, LLC, a New Jersey-chartered limited liability company to secure, manage and hold foreclosed assets. Bogota Properties, LLC was inactive at June 30, 2019.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings in the ordinary course of business. At June 30, 2019, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Bogota Savings Bank will enter into an agreement with Bogota Financial Corp. and Bogota Financial, MHC to provide them with certain administrative support services for compensation at not less than the fair market value of the services provided. In addition, Bogota Savings Bank and Bogota Financial Corp. will enter into an agreement for allocating and reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2019, we had 44 full-time employees and four part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

SUPERVISION AND REGULATION

General

As a New Jersey-chartered savings bank, Bogota Savings Bank is subject to comprehensive regulation by the NJDBI, as its chartering authority, and by the Federal Deposit Insurance Corporation. Bogota Savings Bank is a member of the Federal Home Loan Bank of New York and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Bogota Savings Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the NJDBI concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including mergers with or acquisitions of other financial institutions. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding classifying assets and establishing an adequate allowance for loan losses for regulatory purposes.

As a New Jersey-chartered mutual holding company and a bank holding company, Bogota Financial, MHC will be regulated and subject to examination by the NJDBI and the Federal Reserve Board. As a mutual holding company, Bogota Financial Corp. also will be required to comply with the rules and regulations of the Federal Reserve Board and the NJDBI. It will be required to file certain reports with the Federal Reserve Board and the NJDBI and will be subject to examination by, and the enforcement authority of, the Federal Reserve Board and the NJDBI. Bogota Financial Corp. also will be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Bogota Savings Bank, Bogota Financial Corp. and Bogota Financial, MHC. The description is limited to the material aspects of certain statutes and regulations, and is not intended to be a complete list or description of such statutes and regulations and their effects on Bogota Savings Bank, Bogota Financial Corp. and Bogota Financial, MHC.

New Jersey Banking Laws and Supervision

Activity Powers. Bogota Savings Bank derives its lending, investment and other activity powers primarily from the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including Bogota Savings Bank, generally may invest in:

•	real estate mortgages;

•	consumer and commercial loans;

•	specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

•	certain types of corporate equity securities; and

•	certain other assets.

A savings bank may also make other investments pursuant to “leeway” authority that permits investments not otherwise permitted by the New Jersey Banking Act. Leeway investments must comply with a number of limitations on the individual and aggregate amounts of leeway investments. A savings bank may also exercise trust powers upon approval of the NJDBI. New Jersey savings banks also may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the NJDBI by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers is limited by federal law and regulations. See “Federal Bank Regulation-Investment Activities” below.

Loan-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey-chartered savings bank may not make loans or extend credit to a single borrower or to entities related to the borrower in an aggregate amount that would exceed 15% of the bank’s capital funds. A savings bank may lend an additional 10% of the bank’s capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. Bogota Savings Bank currently complies with applicable loan-to-one-borrower limitations.

Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or alternatively, the payment of the dividend would not reduce the surplus. Federal law may also limit the amount of dividends that may be paid by Bogota Savings Bank. See “Federal Bank Regulation-Prompt Corrective Regulatory Action” below.

Minimum Capital Requirements. Regulations of the NJDBI impose on New Jersey-chartered depository institutions, including Bogota Savings Bank, minimum capital requirements similar to those imposed by the Federal Deposit Insurance Corporation on insured state banks. See “Federal Bank Regulation-Capital Requirements.”

Examination and Enforcement. The NJDBI may examine Bogota Savings Bank whenever it considers an examination advisable. The NJDBI examines Bogota Savings Bank at least every two years. The NJDBI may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the NJDBI has ordered the activity to be terminated, to show cause at a hearing before the NJDBI why such person should not be removed. The NJDBI also has authority to appoint a conservator or receiver for a savings bank under certain circumstances such as insolvency or unsafe or unsound condition to transact business.

Federal Bank Regulation

Recent Regulatory Reform. On May 24, 2018, the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 (the “Regulatory Relief Act”) repeals or modifies certain provisions of the Dodd-Frank Act and eases regulations on all but the largest banks. The Regulatory Relief Act’s provisions include, among other things: (1) exempting banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans held in portfolio; (2) not requiring appraisals for certain transactions valued at less than $400,000 in rural areas; (3) exempting banks that originate fewer than 500 open-end and 500 closed-end mortgages from Home Mortgage Disclosure Act’s expanded data disclosures; (4) clarifying that, subject to various conditions, reciprocal deposits of another depository institution obtained using a deposit broker through a deposit placement network for purposes of obtaining maximum deposit insurance would not be considered brokered deposits subject to the Federal Deposit Insurance Corporation’s brokered-deposit regulations; (5) raising eligibility for the 18-month exam cycle from $1 billion to banks with $3 billion in assets; (6) allowing qualifying federal savings banks to elect to operate with the same powers available to a national bank; and (7) simplifying capital calculations by requiring regulators to establish for institutions under $10 billion in assets a community bank leverage ratio (tangible equity to average consolidated assets) at a percentage not less than 8% and not greater than 10% that such institutions may elect to use instead of the generally applicable leverage and risk-based capital ratios for determining well-capitalized status. In some cases, the federal banking regulators must adopt regulations to implement these changes.

Supervision and Enforcement Authority. Bogota Savings Bank is subject to extensive regulation, examination and supervision by the Federal Deposit Insurance Corporation as the insurer of its deposits. This regulatory structure is intended primarily for the protection of the insurance fund and depositors.

Bogota Savings Bank must file reports with the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Federal Deposit Insurance Corporation to evaluate Bogota Savings Bank’s safety and soundness and compliance with various regulatory requirements.

The regulatory structure also gives the Federal Deposit Insurance Corporation extensive discretion in connection with its supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Deposit Insurance Corporation may also appoint itself as conservator or receiver for an insured bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) the existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Capital Requirements. Under Federal Deposit Insurance Corporation regulations, Bogota Savings Bank must meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets, and a Tier 1 capital to average total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively, and a Tier 1 leverage ratio of at least 4% of average total assets. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Bogota Savings Bank exercised the opt-out election regarding the treatment of AOCI. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if an institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The federal banking agencies, including the Federal Deposit Insurance Corporation, have adopted a rule, effective January 1, 2020, pursuant to the Regulatory Relief Act, available for institutions with assets of less than $10 billion that meet other specified criteria a “community bank leverage ratio” (the ratio of a bank’s Tier 1 equity capital to average total consolidated assets) of 9% that such institutions may elect to utilize in lieu of the generally applicable leverage and risk-based capital requirements under Basel III. A “qualifying community bank” with capital exceeding 9% will be considered compliant with all applicable regulatory capital and leverage requirements, including the requirement to be “well capitalized.”

The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances. At June 30, 2019, Bogota Savings Bank exceeded each of its capital requirements.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Activities and Investments. Federal law provides that a state-chartered bank insured by the Federal Deposit Insurance Corporation generally may not engage as a principal in any activity not permissible for a national bank to conduct or make any equity investment of a type or in an amount not authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state-chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Market and to invest in the shares of an investment company registered under the Investment Company Act of 1940. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by New Jersey law, whichever is less.

In addition, the Federal Deposit Insurance Corporation is authorized to permit state-chartered banks and savings banks to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Banking and Branching. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, banks may establish de novo branches on an interstate basis at any location where a bank chartered under the laws of the branch location host state may establish a branch.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is considered “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than

3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets equal to or less than 2.0%. At June 30, 2019, Bogota Savings Bank was classified as a “well capitalized” institution.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, interest rates paid on deposits, payment of dividends, and acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it is determined to be critically undercapitalized.

As noted above, the Regulatory Relief Act has eliminated the Basel III requirements for banks with less than $10.0 billion in assets who elect to follow the community bank leverage ratio once the rule is finalized. The Federal Deposit Insurance Corporation’s final rule provides that a bank will be well-capitalized with a community bank leverage ratio of 9% or greater or between 8% and 9% in limited circumstances.

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W prohibit a bank and its subsidiaries from engaging in a “covered transaction” if the aggregate amount of covered transactions outstanding with the affiliate, including the proposed transaction, would exceed an amount equal to 10.0% of the bank’s capital stock and surplus, or if the aggregate amount of covered transactions outstanding with all affiliates, including the proposed transaction, would exceed an amount equal to 20.0% of the bank’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as prevailing market terms for transaction with or involving a non-affiliate. The term “covered transaction” includes making loans to, purchasing assets from, and issuing guarantees to, an affiliate, and other similar transactions. Section 23B transactions also include the bank’s providing services and selling assets to an affiliate. In addition, loans or other extensions of credit by a bank to an affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.

A bank’s loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) as well as loans to insiders of affiliates and such insiders’ related interests are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and its implementing regulations. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Bogota Savings Bank’s loans. See “New Jersey Banking Regulation—Loans-to-One Borrower Limitations.” All loans by a bank to all insiders and insiders’ related interests in the aggregate may not exceed the bank’s unimpaired capital and unimpaired surplus.

With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank’s unimpaired capital and surplus. Federal regulation also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the Board of Directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either (1) $250,000 or (2) the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

In addition, federal law prohibits extensions of credit to a bank’s insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons, that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with federal law is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Federal Insurance of Deposit Accounts. Bogota Savings Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in Bogota Savings Bank are insured up to a maximum of $250,000 for each separately insured depositor. Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of Bogota Savings Bank’s deposit insurance.

Privacy Regulations. A regulation issued by the Consumer Financial Protection Bureau generally requires that Bogota Savings Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship. In addition, financial institutions are generally required to furnish their customers a privacy notice annually, but a provision of the Fixing America’s Surface Transportation Act enacted in 2015 provides an exception from the annual notice requirement if a financial institution does not share non-public personal information with non-affiliated third parties (other than as permitted under certain exceptions) and its policies and practices regarding disclosure of non-public personal information have not changed since the last distribution of its policies and practices to its customers. In addition, Bogota Savings Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and to not disclose account numbers or access codes to non-affiliated third parties for marketing purposes.

Community Reinvestment Act. Under the Community Reinvestment Act, or “CRA,” as implemented by Federal Deposit Insurance Corporation, a state non-member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Deposit Insurance Corporation, in connection with its examination of each state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Bogota Savings Bank’s most recent Federal Deposit Insurance Corporation CRA rating in May 2017 was “Satisfactory.”

Consumer Protection and Fair Lending Regulations. Bogota Savings Bank is subject to a variety of federal and New Jersey statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes, including Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. Federal laws also prohibit unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and state attorneys general.

Federal Reserve System

Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $124.2 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $124.2 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board to between 8.0% and 14.0%). The first $16.3 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Bogota Savings Bank is in compliance with these requirements.

Federal Home Loan Bank System

Bogota Savings Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Banks provide a central credit facility primarily for member institutions. Bogota Savings Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York. Bogota Savings Bank was in compliance with this requirement at June 30, 2019.

Holding Company Regulation

Federal Holding Company Regulation. Upon completion of the reorganization, Bogota Financial, MHC and Bogota Financial Corp. will be bank holding companies and will be registered with the Federal Reserve Board and be subject to regulations, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over Bogota Financial, MHC and Bogota Financial Corp. and their non-savings bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (1) making or servicing loans; (2) performing certain data processing services; (3) providing discount brokerage services; (4) acting as fiduciary, investment or financial advisor; (5) leasing personal or real property; (6) making investments in corporations or projects designed primarily to promote community welfare; and (7) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including that its depository institution subsidiaries are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader range of financial activities than a bank holding company. Such activities may include insurance underwriting and investment banking. Bogota Financial Corp. will not elect “financial holding company” status in connection with the reorganization.

Capital. The Federal Reserve Board must establish for all bank and savings and loan holding companies minimum consolidated capital requirements that are as stringent as those required for their insured depository subsidiaries. Pursuant to the Regulatory Relief Act, bank holding companies with less than $3.0 billion in consolidated assets generally are not subject to the capital requirements unless otherwise advised by the Federal Reserve Board.

Dividends and Stock Repurchases. A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the policy provides that dividends should be paid only from current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The policy also requires that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity, and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Additionally, under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Bogota Financial Corp. to pay dividends or otherwise engage in capital distributions.

Waivers of Dividends by Bogota Financial, MHC. Bogota Financial Corp. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay the same dividends per share to Bogota Financial, MHC, unless Bogota Financial, MHC elects to waive the receipt of dividends. Bogota Financial, MHC must receive the prior approval of the Federal Reserve Board before it may waive the receipt of any dividends from Bogota Financial Corp., and current Federal Reserve Board policy prohibits any mutual holding company that is regulated as a bank holding company, such as Bogota Financial, MHC, from waiving the receipt of dividends paid by its subsidiary holding company. Moreover, the Federal Reserve Board has issued an interim final rule applicable to federally-chartered mutual holding companies, stating that it will not object to dividend waivers under certain circumstances, provided (1) the mutual holding company’s members have approved the dividend waivers by a majority of votes eligible to be cast, (2) each officer or trustee of the mutual holding company and mid-tier stock holding company, and any tax-qualified or non-tax qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply waives the right to receive any dividends declared, or the dividend waivers are approved by a majority of the entire board of directors of the mutual holding company with any officer or trustee of the mutual holding company having any direct or indirect ownership interest in the common stock of the subsidiary mid-tier holding company abstaining from the board vote, and (3) any dividends waived by the mutual holding company are considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Because of the foregoing Federal Reserve Board restrictions on the ability of a mutual holding company, such as Bogota Financial, MHC, to waive the receipt of dividends declared by its subsidiary mid-tier stock holding company, it is unlikely that Bogota Financial, MHC will waive the receipt of any dividends declared by Bogota Financial Corp. Moreover, since Bogota Financial Corp. will sell only a minority of its shares to the public and will contribute the remaining shares to Bogota Financial, MHC, Bogota Financial Corp. will raise significantly less capital than would have been the case if it sold all its shares to the public. As a result, paying dividends to Bogota Financial, MHC — an entity that will not be paying for the shares of Bogota Financial Corp. common stock it receives in connection with the offering, may be inequitable to public stockholders and not in their best financial interests. Therefore, unless Federal Reserve Board regulations and policy change by allowing Bogota Financial, MHC to waive the receipt of dividends declared by Bogota Financial Corp. without diluting minority stockholders, it is unlikely that Bogota Financial Corp. will pay any dividends.

Possible Conversion of Bogota Financial, MHC to Stock Form. In the future, Bogota Financial, MHC may convert from the mutual to capital stock form of ownership in a transaction commonly referred to as a “second-step conversion.” Any second-step conversion of Bogota Financial, MHC would require the approval of the NJDBI and the Federal Reserve Board, as well as the approval of the members of Bogota Financial, MHC. See “Summary—Possible Conversion of Bogota Financial, MHC to Stock Form.”

Acquisition. Federal laws and regulations and the New Jersey Banking Act provide that no person may acquire control of a bank holding company, such as Bogota Financial Corp., without the prior non-objection or approval of the Federal Reserve Board and the NJDBI. Control, as defined under the applicable federal regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of 10% or more of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Bogota Financial Corp., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. In addition, the Bank Holding Company Act provides that no company may acquire control of a bank or bank holding company without having first obtained the approval of the Federal Reserve Board. A company that acquires control of a bank or bank holding company for purposes of the Bank Holding Company Act becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

New Jersey Holding Company Regulation. Upon completion of the reorganization, Bogota Financial, MHC and Bogota Financial Corp. will be subject to regulation under New Jersey banking law. Under the New Jersey Banking Act, a company owning or controlling a savings bank is regulated as a bank holding company. The New Jersey Banking Act defines the terms “company” and “bank holding company” as such terms are defined under the federal Bank Holding Company Act of 1956, as amended. Each bank holding company controlling a New Jersey-chartered bank or savings bank must file certain reports with the NJDBI and is subject to examination by the NJDBI.

Federal Securities Laws

Bogota Financial Corp.’s common stock will be registered with the Securities and Exchange Commission after the offering. Bogota Financial Corp. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Bogota Financial Corp. may be resold without registration. Shares purchased by an affiliate of Bogota Financial Corp. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Bogota Financial Corp. meets the current public information requirements of Rule 144, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Bogota Financial Corp., or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Emerging Growth Company Status. Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Bogota Financial Corp. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Bogota Financial Corp. will also not be subject to additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $250 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Bogota Financial Corp. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (1) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion or more; (2) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (3) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (4) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, a “large accelerated filer” is defined as a corporation with at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. Upon completion of the reorganization, Bogota Financial Corp. will have in place policies, procedures and systems designed to comply with these regulations, and Bogota Financial Corp. will review and document such policies, procedures and systems to ensure continued compliance with these regulations.

TAXATION

Federal Taxation

General. Bogota Financial Corp. and Bogota Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Bogota Financial Corp. and Bogota Savings Bank.

Method of Accounting. For federal income tax purposes, Bogota Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Net Operating Loss Carryovers. Effective with the passage of the Tax Cuts and Jobs Act, net operating loss carrybacks are no longer permitted, and net operating losses are allowed to be carried forward indefinitely. Net operating loss carryforwards arising from tax years beginning after January 1, 2018 are limited to offset a maximum of 80% of a future year’s taxable income. See Note 8 in the Notes to consolidated financial statements that appear starting on page F-1 of this prospectus for additional information.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any loss remaining after the five year carryover period that has not been deducted is no longer deductible. At December 31, 2018, Bogota Savings Bank had no capital loss carryovers.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Bogota Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Bogota Savings Bank’s federal income tax returns and New Jersey State income tax returns have not been audited in the last three years.

State Taxation

In 2014, tax legislation was enacted that changed the manner in which financial institutions and their affiliates are taxed in New Jersey. Taxable income is apportioned to New Jersey based on the location of the taxpayer’s customers, with special rules for income from certain financial transactions. The location of the taxpayer’s offices and branches are not relevant to the determination of income apportioned to New Jersey. The statutory tax rate is currently 6.5%. An alternative tax on apportioned capital, capped at $5.0 million for a tax year, is imposed to the extent that it exceeds the tax on apportioned income. The New Jersey alternative tax rate is 0.05% for 2019, 0.025% for 2020 and completely phased out as of January 1, 2021. Qualified community banks and thrift institutions that maintain a qualified loan portfolio are entitled to a specially computed modification that reduces the income taxable to New Jersey.

MANAGEMENT

Our Directors

The board of directors of Bogota Financial Corp. initially consists of five members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because Bogota Financial, MHC will own a majority of our outstanding common stock, we will be a “controlled company” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled company,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, each of our directors, other than Mr. Coccaro, our President and Chief Executive Officer, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “—Board Independence.”

Name (1)	Position(s)	Age (2)	Director Since	Current Term Expires
Joseph Coccaro	Director and President and Chief Executive Officer	61	2006	2021
Bruce H. Dexter	Director	73	1995	2021
Gary Gensheimer	Director	72	2006	2022
Steven M. Goldberg	Chairman of the Board	69	2006	2020
John Masterson	Director	59	2012	2020

(1)	The mailing address for each individual is 819 Teaneck Road, Teaneck, NJ 07666.
(2)	As of June 30, 2019.

The business experience for the past five years of each or our directors is set forth below. Each individual’s biography also contains information regarding his experience, qualifications, attributes or skills that caused the board of directors to determine that he should serve as a director. Unless otherwise indicated, each individual has held his position for the past five years.

Joseph Coccaro has served as our President and Chief Executive Officer since 2008 and has been employed by Bogota Savings Bank since 2005, when he was initially hired to be our Chief Financial Officer. Mr. Coccaro served as the Controller of Liberty Bank, which was acquired by Northfield Bank in 2002, where he worked until joining Bogota Savings Bank. Mr. Coccaro has maintained a Certified Financial Planner designation since 1988 and Series 6 and Series 63 licenses since 1992. Mr. Coccaro’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which we serve affords the board of directors valuable insight regarding our business and operations. Mr. Coccaro’s knowledge of our business and history position him well to continue to serve as President and Chief Executive Officer.

Steven M. Goldberg has served as Chairman of the Board since 2006. Until his retirement in March 2019, Mr. Goldberg was the Chief Operating Officer and Chief Financial Officer for 17 years of Cole Schotz, PC, a New Jersey-based law firm with offices throughout the United States that specializes in litigation, bankruptcy law, corporate issues and employment law. Prior to joining Cole Schotz, Mr. Goldberg was a Certified Public Accountant and managing partner at a public accounting firm for 29 years. Mr. Goldberg’s experience as an executive of a large national law practice brings valuable business, administrative and leadership skills to our board. In addition, he provides financial background and expertise in accounting matters.

Bruce H. Dexter is a partner with the law firm of Dexter & Kilcoyne located in Hackensack, New Jersey. His areas of practice include personal injury law, commercial litigation and transactional work with an emphasis on real estate and banking law. Mr. Dexter has been practicing law for over 45 years. Mr. Dexter’s general legal knowledge, as well as his expertise with residential and commercial real estate and banking matters is a significant resource for us.

Gary Gensheimer was President of Control Associates, Inc., an engineering firm, until his retirement in December 2007, after 34 years with the company. Mr. Gensheimer provides valuable executive and business skills to the board.

John Masterson was a managing director in the equities division of Goldman Sachs for almost 25 years before his retirement in 2007. Mr. Masterson currently serves as a director of 50 South Capital Advisors, LLC, a global alternatives investment firm that is a wholly owned subsidiary of Northern Trust. Mr. Masterson also served as a director or Transparent Value, a London-based hedge fund from 2011 until 2016. Mr. Masterson’s considerable experience in investment banking, capital markets and additional board service are valuable to us in many ways, including assisting in our assessment of sources and uses of capital.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of June 30, 2019. The executive officers of Bogota Financial Corp. and Bogota Savings Bank are elected annually.

Brian McCourt, age 58, has served as our Executive Vice President and Chief Financial Officer since 2011.

Kevin Pace, age 40, has served as our Executive Vice President, Compliance, BSA since 2018 under which he has operational oversight over compliance, operations and IT. Before the appointment, Mr. Pace served in various banking positions at Bogota Savings Bank since 2013.

Board Independence

The board of directors has determined that each of our directors, except Mr. Coccaro, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market. Mr. Coccaro is not considered independent because he is an executive officer of Bogota Financial Corp. and Bogota Savings Bank.

In determining the independence of our directors, there were no relationships between Bogota Savings Bank and our directors and officers that are not required to be reported under “Transactions With Certain Related Persons” below.

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Bogota Savings Bank, to their executive officers and directors in compliance with federal bank regulations. At June 30, 2019, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Bogota Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2019, and were made in compliance with federal bank regulations.

We engaged the law firm of Dexter & Kilcoyne to provide legal services to Bogota Savings Bank. Mr. Dexter, one of our directors, is a partner of the law firm. We paid the law firm $124,000, $122,000 and $189,000 for legal services rendered to Bogota Savings Bank for 2018, 2017 and 2016, respectively.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of Bogota Financial Corp. has established standing committees, including a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Bogota Savings Bank also has standing committees of its board of directors.

The table below sets forth the directors of each of the listed standing committees. Each member of each committee meets the Nasdaq and the Securities and Exchange Commission independence requirements for such committee. The board of directors has determined that Mr. Goldberg will qualify as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee	Compensation Committee	Governance and Nominating Committee
Gary Gensheimer	Bruce H. Dexter	Gary Gensheimer
Steven M. Goldberg	Gary Gensheimer	Steven M. Goldberg
John Masterson	Steven M. Goldberg	John Masterson
John Masterson

Executive Compensation – Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers for the year ended December 31, 2018. Each individual listed in the table below is referred to as a “Named Executive Officer.”

	Year Ended December 31, 2018
Name and principal position	Salary	Non-equity incentive plan compensation	All other compensation (1)	Total
Joseph Coccaro	$365,580	$236,500	$—	$602,080
President and Chief Executive Officer
Brian McCourt	207,000	48,000	—	255,000
Executive Vice President and Chief Financial Officer
Kevin Pace	140,000	35,000	—	175,000
Executive Vice President, Compliance, BSA

(1)	No perquisites exceeded $10,000, in the aggregate.

Agreements and Benefit Plans

Employment Agreement with Joseph Coccaro. Bogota Savings Bank intends to enter into a new employment agreement with Mr. Coccaro in connection with the reorganization and stock offering that will supersede and replace his existing employment agreement. The agreement will have a term that initially ends on December 31, 2021. Beginning on January 1, 2020 and each January 1 thereafter (each, a “Renewal Date”), the term of the agreement will extend automatically for one additional year so that the term will be three years from such Renewal Date unless either Bogota Savings Bank or Mr. Coccaro gives written notice no later than 30 days before the Renewal Date that the term will not be renewed. At least 30 days prior to each Renewal Date of the employment agreement, disinterested members of the board of directors Bogota Savings Bank will conduct a comprehensive performance evaluation and review of Mr. Coccaro’s performance for purposes of determining whether to take action to not renew the employment agreement.

The employment agreement specifies Mr. Coccaro’s base salary, which initially will be $425,000. The Compensation Committee may increase, but not decrease, Mr. Coccaro’s base salary. In addition to the base salary, the agreements provide that Mr. Coccaro will be eligible to participate in any bonus plan or arrangement of Bogota Savings Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. Mr. Coccaro is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to the senior management of Bogota Savings Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties with Bogota Savings Bank, including memberships in organizations as the executives and the board mutually agree are necessary and appropriate. Mr. Coccaro is also entitled to receive a company automobile and will be reimbursed for the reasonable expenses for its use.

Bogota Savings Bank may terminate the executive’s employment, and Mr. Coccaro may resign, at any time with or without good reason. In the event of Mr. Coccaro’s termination without cause other than due to death or disability or voluntary resignation for good reason (a “qualifying termination event”), Bogota Savings Bank would pay Mr. Coccaro a gross payment equal to the base salary he would have earned had he remained employed for the greater of: (1) the remaining term of the employment agreement; or (2) 24 months. The severance will be payable to Mr. Coccaro in equal bi-weekly installments for the greater of either the remaining term of the agreement or 24 months, commencing within 60 days following his date of termination. In addition, Mr. Coccaro would receive 18 consecutive monthly cash payments equal to his monthly COBRA premium in effect as of the date of termination for the level of coverage in effect for Mr. Coccaro under Bogota Savings Bank’s group health plan, so long as an election for COBRA coverage is made. A “good reason” condition for purposes of the employment agreement would include: any reduction in base salary; a material reduction in authority, duties or responsibilities associated with Mr. Coccaro’s position with Bogota Savings Bank, including an adverse change such that Mr. Coccaro is no longer reporting to the board; a relocation, in connection with a change in control, of Mr. Coccaro’s principal place of employment by more than 25 miles from Bogota Savings Bank’s main office; or a material breach of the employment agreement by Bogota Savings Bank.

In the event of Mr. Coccaro’s qualifying termination event during the term occurring on or after a change in control of Bogota Financial Corp. or Bogota Savings Bank, Mr. Coccaro would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a gross severance payment equal to three times the sum of his: (1) base salary in effect as of the date of his termination or immediately prior to the change in control, whichever is higher; and (2) the average annual cash bonus earned for the three most recently completed performance periods prior to the change in control. Such payment is payable in bi-weekly installments for a period of three years, commencing within 30 days following the Mr. Coccaro’s date of termination. In addition, Mr. Coccaro would receive 18 consecutive monthly cash payments equal to his monthly COBRA premium in effect as of the date of termination for the level of coverage in effect for Mr. Coccaro under Bogota Savings Bank’s (or successor’s) group health plan immediately before his termination, regardless if an election for COBRA coverage is made.

The employment agreement would immediately terminate upon the earlier of Mr. Coccaro’s voluntary resignation without good reason, termination for cause, death or disability, and Bogota Savings Bank would have no obligation to pay any additional severance benefits to Mr. Coccaro under the employment agreement.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Coccaro will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Change in Control Agreements. Bogota Savings Bank intends to enter into individual change in control agreements with Messrs. McCourt and Pace, which will supersede and replace their existing change in control agreements with Bogota Savings Bank. The change in control agreements have terms that initially end on December 31, 2021. Beginning on January 1, 2020 and each January 1 thereafter (each, a “Renewal Date”), each agreement will extend automatically for one additional year so that the remaining term will be three years from such Renewal Date unless either Bogota Savings Bank or the executive gives written notice no later than 30 days before such Renewal Date that an agreement will not be renewed. At least 60 days prior to each anniversary date of the change in control agreements, disinterested members of the board of directors of Bogota Savings Bank will conduct a comprehensive performance evaluation and review of each executive’s performance for purposes of determining whether to not renew his or her change in control agreement. Notwithstanding the foregoing, in the event that Bogota Financial Corp. or Bogota Savings Bank enters into a transaction that would be considered a change in control as defined under the agreements, the term of the agreements would extend automatically so that they would expire no less than two years beyond the effective date of the change in control.

Upon termination of the executive’s employment by Bogota Savings Bank without “cause” or by executive with “good reason” on or after the effective date of a change in control of Bogota Financial Corp. or Bogota Savings Bank, the executive would be entitled to a gross severance payment equal to two times the sum of the executive’s: (1) base salary in effect as of the date of his termination or immediately prior to the change in control, whichever is higher; and (2) the average annual cash bonus earned for the three most recently completed performance periods prior to the change in control. Such payment is payable in equal bi-weekly installments for two years, commencing within 30 days following the executive’s date of termination. In addition, each executive would receive 12 consecutive monthly cash payments equal to his monthly COBRA premium in effect as of the date of termination for the level of coverage in effect for the executive under Bogota Savings Bank’s (or successor’s) group health plan, regardless if an election for COBRA coverage is made.

A “good reason” condition for purposes of each change in control agreement would include a material reduction in base salary, a material reduction in authority, duties or responsibilities associated with the executive’s position with Bogota Savings Bank, a relocation of the executive’s principal place of employment resulting in an increase in the executive’s commute by 25 miles or more from Bogota Savings Bank’s main office or a material breach of the change in control agreement by Bogota Savings Bank.

For purposes of the employment agreement and change in control agreements described above, the reorganization of Bogota Savings Bank into the “two-tier” mutual holding company structure or the conversion of Bogota Financial, MHC from mutual to stock form and a contemporaneous stock offering of a newly-formed stock holding are not considered change in control events.

Executive Bonus Plan. Bogota Savings Bank adopted the Executive Bonus Plan for its executive officers who are approved annually by the board of directors. The named executive officers are participants in the Executive Bonus Plan. The Executive Bonus Plan is designed to provide participants with incentives and motivation to increase Bogota Savings Bank’s profitability and growth while maintaining its safety and soundness. The Executive Bonus Plan provides annual incentive awards to participants based on overall bank-wide, department and/or individual performance goals established annually, which are determined by using performance history, peer data, market data and the compensation committee’s judgment based on previous experience and projected market conditions.

Each participant can achieve annual incentive awards, depending on the satisfaction of certain performance goals. Each performance goal established is weighted. The annual performance period under the Executive Bonus Plan is a 12-month period ending on December 31 (the “plan year”). For the 2018 plan year, the performance goals established were based on: (1) net income; (2) overall performance results based on return on assets, return on equity and efficiency ratio relative to a peer group; and (3) individual goals linked to the executive’s position with Bogota

Savings Bank, including adherence to the bank’s strategic business plan, achievement of minimum performance goals related to safety and soundness and achievement of budget income results.

Each participant’s annual incentive award is payable in a cash lump sum as soon as practicable following the completion of the plan year, provided, however, that such payment will be made no later than two and one-half months following the end of the plan year. A participant must be actively employed on the last day of the plan year in order to receive the annual incentive award. Based on the foregoing, Messrs. Coccaro, McCourt and Pace earned $236,500, $48,000 and $35,000, respectively, under the Executive Bonus Plan for the 2018 plan year.

401(k) Plan. Bogota Savings Bank maintains the Bogota Savings Bank 401(k) Plan, which is a qualified, tax-exempt profit-sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All employees except for union employees, leased employees, and employees who are not classified as salaried or commission-paid employees, are eligible to participate in the plan upon reaching age 18 and working for at least one month with respect to making elective salary deferrals and receiving all other employer contributions. Employees are permitted to make elective salary deferrals in an amount up to $19,000 (as indexed annually). Eligible employees who have not made a salary deferral election automatically have withheld 6% of their salary deferred as a pre-tax contribution which will be invested in accordance with the plan’s investment policies. Eligible employees may designate their salary deferrals as either pre-tax or after-tax Roth deferrals.

An employee may also contribute rollover contributions to the plan from another eligible retirement plan. Employees who have attained age 50 before the end of a plan year are also eligible to make catch-up contributions during the year in an amount not to exceed $6,000 (as indexed annually). All employee elective salary deferrals, catch-up contributions and “rollover” contributions are fully and immediately vested.

In addition, Bogota Savings Bank currently makes an employer matching contribution for the amount a participant contributes as salary deferrals up to 100% of the amount contributed for the first 6% of the participant’s plan compensation. Bogota Savings Bank also makes a discretionary qualified non-elective contribution of 3% of the participant’s salary.

Employer matching contributions and employer discretionary pro-rata contributions are subject to a five-year vesting schedule, such that the participant vests in the first 20% of his or her account attributable to employer matching and profit-sharing contributions after one year of service and an additional 20% each year thereafter until fully vested after five years. The qualified non-elective contributions are fully and immediately vested. Generally, a participant is not entitled to an in-service distribution of his or her account balance until the participant attains age 59-1/2. In addition, the 401(k) Plan permits loans to participants within the limits set forth in the Internal Revenue Code and according to loan procedures established by Bogota Savings Bank. Participants are entitled to benefit payments upon termination of employment, disability or death. Participants may elect that benefits be distributed in the form of a lump sum or in equal annual installments paid over a set of number of years. Bogota Savings Bank has established an employer stock fund in the 401(k) Plan so that participants may use their 40(k) plan to acquire Bogota Financial Corp. common stock.

Employee Stock Ownership Plan. Bogota Savings Bank expects to adopt an employee stock ownership plan for eligible employees, effective as of January 1, 2020, in connection with the stock offering. Eligible employees, which include the named executive officers, who have attained age 21 and have completed one year of service on or before the closing date of the offering, will begin participation in the employee stock ownership plan, retroactively, as of January 1, 2020, the plan’s effective date. All employees except for union employees, leased employees, nonresident aliens and employees compensated on an hourly basis or commission basis are eligible to participate in the employee stock ownership plan. Employees who do not satisfy the eligibility requirements on the closing date of the offering will become eligible to enter the plan on the first entry date commencing on or after both reaching age 21 and completing one year of service.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering. We expect that the employee stock ownership plan will fund its stock purchase with a loan from Bogota Financial Corp. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Bogota Savings Bank’s contributions to the employee stock ownership plan and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate on the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be based on the prime rate as of the first business day of the calendar year, retroactive to January 1 of such year.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest 20% per each year of credited service and will become 100% vested in their benefit after five years of credited service. Participants who were employed by Bogota Savings Bank immediately before the offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan after severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The plan provides that the trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Bogota Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Bogota Financial Corp.’s earnings.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2018 certain information as to the total remuneration paid by Bogota Savings Bank to directors other than Mr. Coccaro, who receives no compensation for being a director.

	Year Ended December 31, 2018
Name	Fees earned or paid in cash	All Other Compensation (1)	Total
Bruce H. Dexter	$63,290	$25,343	$88,633
Gary Gensheimer	63,290	25,358	88,648
Steven M. Goldberg	79,115	25,358	104,473
John Masterson	63,290	29,595	92,885

(1)

Amounts represent the costs for the director’s medical insurance for the year ended December 31, 2018. Bogota Savings Bank has historically provided the costs of medical insurance to its directors. However, this benefit will not be provided to any new directors.

Director Fees

During the year ended December 31, 2018, directors received an annual fee of $63,290, while the chairman of the board received an annual fee of $79,115.

Except for Mr. McCourt, who will only serve as a director of Bogota Financial, MHC (and will not receive fees for his services), each person who will also serve as a director of Bogota Financial Corp. or Bogota Financial, MHC will also serve as a director of Bogota Savings Bank and will initially earn director fees only in his or her capacity as a board or committee member of Bogota Savings Bank. Upon completion of the reorganization, additional director fees may be paid for Bogota Financial Corp. director meetings, although no such determination has been made at this time.

Amended and Restated Director Retirement Plan

Bogota Savings Bank maintains an unfunded, non-qualified pension plan to provide post-retirement benefits to each non-employee director who separates from service after the later of attaining age 65 or ten years of service but no later than age 75. The monthly retirement benefit is 100% of a director’s average annual retainer paid over a three-year period during which the highest annual retainer was received and payable for the same number of months the director served on the board of directors, up to a period of 120 months. Upon separation from service, the director will be subject to a two-year non-competition restriction. If the director is terminated for cause (as such term is defined in the plan), all benefits under the plan shall be forfeited. If separation from service occurs within three years following a change in control, the director shall be treated as having completed ten years of service. If the director’s separation from service occurs within two years following a change in control, the retirement benefit will commence within 30 days following separation from service, paid in either 120 equal monthly installments or, if the director was elected before December 31, 2008, a lump sum. If the director dies during service, then the director’s beneficiary will receive a survivor’s benefit equal to the full retirement benefit commencing on the director’s benefit eligibility date (as such term is defined in the plan). If the director’s service is terminated due to disability, the director shall be entitled to the benefit commencing the first day of the month following the month in which the disability determination was made.

Amended and Restated Supplemental Executive Retirement Plan

Bogota Savings Bank maintains an unfunded, non-qualified supplement executive retirement plan (“SERP”) for Mr. Coccaro to provide post-retirement benefits on the later of attainment of age 65 or separation from service. The monthly retirement benefit is 15% of Mr. Coccaro’s average annual salary and bonus for the three consecutive year period following the date of separation from service and payable for a period of 120 months commencing on the later of attainment of age 65 or separation from service. Upon separation from service, as a condition of receiving the SERP benefit, Mr. Coccaro will be subject to a 12-month non-competition restriction. If Mr. Coccaro is terminated for cause (as such term is defined in the SERP), all benefits under the SERP shall be forfeited. If separation from service occurs within two years following a change in control, the SERP benefit shall commence within 30 days following separation from service. If Mr. Coccaro dies during employment with the Bogota Savings Bank, then his beneficiary shall receive the SERP benefit commencing on Mr. Coccaro’s benefit eligibility date (as such term is defined in the SERP). If Mr. Coccaro’s employment is terminated due to disability, Mr. Coccaro shall be entitled to the SERP benefit commencing the first day of the month following the month in which the disability determination was made.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. According to applicable regulations, if implemented within the first year after the offering, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 4.90% and 1.96%, respectively, of the outstanding shares of common stock of Bogota Financial Corp. at the completion of the offering, including shares issued to Bogota Financial, MHC and shares contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the consummation date of the reorganization.

The stock-based benefit plans will not be implemented sooner than six months after the offering and, if implemented within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Bogota Financial, MHC. If stock-based benefit plans are established more than one year after the offering is completed, they must be approved by a majority of votes cast by all stockholders of Bogota Financial Corp., as well as a majority of votes cast by our stockholders other than Bogota Financial, MHC.

Certain additional restrictions would apply to our stock-based benefit plans if implemented within one year after completion of the offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plans;

•	no individual may receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Bogota Financial Corp. or Bogota Savings Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year or more than one year following the completion of the offering. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or by repurchasing shares of our common stock.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

The actual value of the shares of restricted common stock awarded under stock-based benefit plans would be based on the price of Bogota Financial Corp.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plans, assuming receipt of stockholder approval and that the shares are awarded when market prices range from $8.00 per share to $14.00 per share.

Share Price	165,750 Shares Awarded at Minimum of Offering Range	195,000 Shares Awarded at Midpoint of Offering Range	224,250 Shares Awarded at Maximum of Offering Range	257,887 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands)
$8.00	$1,326	$1,560	$1,794	$2,063
$10.00	$1,657	$1,950	$2,242	$2,579
$12.00	$1,989	$2,340	$2,691	$3,095
$14.00	$2,320	$2,730	$3,139	$3,610

The grant-date fair value of the options granted under the stock-based benefit plans would be based in part on the trading price of Bogota Financial Corp. common stock at the time the options are granted. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant Date Fair Value Per Option	414,375 Options at Minimum of Offering Range	487,500 Options at Midpoint of Offering Range	560,625 Options at Maximum of Offering Range	644,719 Options at Adjusted Maximum of Offering Range
(In thousands)
$8.00	$2.06	$854	$1,004	$1,155	$1,328
$10.00	$2.57	$1,065	$1,253	$1,441	$1,657
$12.00	$3.08	$1,276	$1,501	$1,727	$1,986
$14.00	$3.60	$1,492	$1,755	$2,018	$2,321

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of $10.00 per share.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Bogota Savings Bank’s directors and executive officers, including their associates, and for all of these individuals as a group, the proposed purchases of subscription shares. In the event of an oversubscription by eligible account holders, directors and executive officers may not be able to purchase the amount of shares listed below. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. See “The Reorganization and Offering—Additional Limitations on Common Stock Purchases.” Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the closing of the offering. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the offering and as part of the maximum number of shares directors and officers may purchase in the offering.

Name of Beneficial Owner	Number of Shares	Aggregate Purchase Price
Directors:
Joseph Coccaro	25,000	$250,000
Bruce H. Dexter	15,000	150,000
Gary Gensheimer	15,000	150,000
Steven M. Goldberg	25,000	250,000
John Masterson	25,000	250,000

Executive Officers:
Brian McCourt	15,000	150,000
Kevin Pace	10,000	100,000

Total for Directors and Executive Officers	130,000	$1,300,000

(1)	At the minimum and adjusted maximum of the offering range, directors and executive officers would beneficially own 3.6% and 2.3% of our outstanding shares of common stock, respectively.

THE REORGANIZATION AND OFFERING

Bogota Savings Bank’s board of directors has unanimously approved the plan of reorganization and minority stock issuance, which we refer to as the plan of reorganization. We have filed applications and notices with each of NJDBI and the Federal Deposit Insurance Corporation, as well as a holding company application with the Federal Reserve Board, regarding our reorganization into a two-tier mutual holding company structure and to authorize Bogota Financial Corp. to own 100% of the common stock of Bogota Savings Bank, and to issue and sell Bogota Financial Corp. common stock in a minority stock offering. These regulatory agencies have granted Bogota Financial Corp. conditional approval to commence the offering. However, the final approval of the NJDBI and the Federal Reserve Board and the final non-objection of the Federal Deposit Insurance Corporation is required before we can consummate the reorganization and the offering. Any approval by the NJDBI or the Federal Reserve Board or non-objection of the Federal Deposit Insurance Corporation does not constitute a recommendation or endorsement of the plan of reorganization.

General

The board of directors of Bogota Savings Bank unanimously approved the plan of reorganization on September 9, 2019. Pursuant to the plan of reorganization, Bogota Savings Bank will reorganize into the “two-tier” mutual holding company form of organization whereby Bogota Financial Corp. will become the mid-tier stock holding company of Bogota Savings Bank and Bogota Financial, MHC will become the top-tier mutual holding company. Bogota Savings Bank intends to establish and fund a charitable foundation at the completion of the offering with 2.0% of the outstanding shares of Bogota Financial Corp. common stock, including shares issued to Bogota Financial, MHC, and $250,000 in cash. After the completion of the offering, purchasers in the offering and the charitable foundation will own 45% of the common stock of Bogota Financial Corp. and Bogota Financial, MHC will own the remaining 55% of the outstanding shares of Bogota Financial Corp.

Pursuant to the plan of reorganization, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, to our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the reorganization and our 401(k) plan, to our supplemental eligible account holders and to our other depositors. If shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in Bergen County, New Jersey.

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated community offering for which Sandler O’Neill & Partners, L.P. will be sole manager. See “—Syndicated Offering.” We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended with the permission of the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board. See “—Community Offering.”

We intend to retain between $13.7 million and $18.9 million of the net proceeds of the offering (or $21.9 million at the adjusted maximum of the offering range) and to invest between $17.3 million and $23.7 million of the net proceeds in Bogota Savings Bank (or $27.3 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of reorganization.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Bogota Financial Corp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of reorganization and is qualified in its entirety by reference to the plan of reorganization, which should be consulted for further information about the reorganization and offering. A copy of the plan of reorganization is available for inspection at each office of Bogota Savings Bank. The plan of reorganization is also filed as an exhibit to Bogota Savings Bank’s application to form a mutual holding company, a copy of which may be obtained from the NJDBI. A copy of the plan of reorganization is also filed as an exhibit to Bogota Savings Bank’s notice of intent to convert, of which this prospectus is a part, a copy of which may be obtained from the Federal Deposit Insurance Corporation, and as an exhibit to Bogota Savings Bank’s holding company application, of which this prospectus is a part, a copy of which may be obtained from the Federal Reserve Board. The plan of reorganization is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission, of which this prospectus is a part, a copy of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.” A copy of the plan of reorganization is also included as an appendix to the proxy statement for Bogota Savings Bank’s special meeting of depositors.

Reasons for the Reorganization

The primary purpose of the reorganization, in which a holding company will be established and Bogota Savings Bank will convert to the stock form of ownership, is to compete and grow more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions.

The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. This will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Bogota Savings Bank and Bogota Financial Corp. by enabling us to attract and retain qualified employees who have a direct interest in our financial success. It may also generate greater customer interest in the performance of Bogota Savings Bank. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial service businesses, financial institutions and branch offices, and to diversify into other financial services. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risk and increase our asset base. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock if favorable market conditions exist. Although the reorganization and offering will create a stock savings bank and stock holding company, only a minority of our common stock will be offered for sale in the offering. As a result, our mutual form of ownership and our ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than Bogota Financial, MHC to own a majority of the common stock of Bogota Financial Corp. A majority of our voting stock will be owned by Bogota Financial, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Bogota Financial, MHC will be able to elect all the members of Bogota Financial Corp.’s board of directors, and will be able to control the outcome of nearly all matters presented to our stockholders for resolution by vote. No assurance can be given that Bogota Financial, MHC will not take action adverse to the interests of stockholders other than Bogota Financial, MHC. For example, Bogota Financial, MHC could prevent the sale of control of Bogota Financial Corp., or defeat a candidate for the board of directors of Bogota Financial Corp. or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time because we do not believe we could effectively deploy in the near term the additional capital that would be raised in a standard conversion. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Bogota Financial, MHC to stock form. Our board of directors has determined that offering 43% of our outstanding shares of common stock for sale in the offering will allow us to reinvest the net proceeds over the next several years.

The reorganization does not preclude the future conversion of Bogota Financial, MHC from the mutual to stock form of organization. We cannot assure you when, if ever, Bogota Financial, MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of Bogota Financial, MHC to Stock Form.”

Approvals Required

The affirmative vote of a majority of total votes eligible to be cast by depositors of Bogota Savings Bank at a special meeting of depositors, either in person or by proxy, is required to approve the plan of reorganization. In addition, an affirmative vote of a majority of total votes eligible to be cast by depositors is required to approve the funding of the charitable foundation. A special meeting of depositors to consider and vote on the plan of reorganization and the funding of the charitable foundation has been called for January 6, 2020. The reorganization also must be approved by the NJDBI and the Federal Deposit Insurance Corporation must issue its intent not to object to the reorganization. Additionally, the Federal Reserve Board must approve the offering and our holding company application. We cannot consummate the reorganization and offering without obtaining these approvals and non-objections.

Effects of Reorganization on Depositors and Borrowers

Continuity. While the reorganization is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Bogota Savings Bank will continue to be subject to regulation by NJDBI and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Bogota Savings Bank at the time of the reorganization will be the directors of Bogota Savings Bank, Bogota Financial Corp. and Bogota Financial, MHC after the reorganization. The officers of Bogota Savings Bank at the time of the reorganization will retain their positions after the reorganization.

Effect on Deposit Accounts. Pursuant to the plan of reorganization, each depositor of Bogota Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the reorganization. Each such account will be insured by the Federal Deposit Insurance Corporation, without interruption, to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Bogota Savings Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the reorganization.

Effect on Voting Rights of Depositors. In Bogota Savings Bank’s current mutual form, the right to elect members of the board of directors is vested exclusively in its board of directors. After the reorganization, Bogota Savings Bank will be under the direction of its board of directors who will be elected by Bogota Financial Corp., as the sole stockholder of Bogota Savings Bank, and will have the authority to vote on all matters of Bogota Savings Bank requiring stockholder approval. The common stockholders of Bogota Financial Corp. will have exclusive voting rights with respect to Bogota Financial Corp. Currently, eligible depositors of Bogota Savings Bank have the right to vote on any liquidation, reorganization or conversion transaction undertaken by Bogota Savings Bank. After the reorganization, Bogota Savings Bank depositors will continue to have the same voting rights in Bogota Financial, MHC as they had in Bogota Savings Bank before the reorganization, specifically the right to vote on any liquidation or mutual-to-stock conversion transaction undertaken by Bogota Financial, MHC.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the reorganization to the effect that the reorganization will not be taxable for federal or state income tax purposes to Bogota Savings Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Bogota Savings Bank, in its present form, has a deposit account in Bogota Savings Bank and a pro rata ownership interest in the net worth of Bogota Savings Bank based upon the deposit balance of his or her account. This interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the unlikely event of a complete liquidation of Bogota Savings Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Bogota Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Bogota Savings Bank, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, would share pro rata in any residual surplus and reserves of Bogota Savings Bank after all other claims of creditors, including claims of depositors to the amounts of their deposits, are paid, subject to the right to garnish such assets under New Jersey law.

Following the reorganization, all holders of deposit accounts with Bogota Savings Bank will have a pro rata ownership interest in the net worth of Bogota Financial, MHC based upon their deposit balances and will have liquidation rights with respect to Bogota Financial, MHC to the same extent that depositors currently have liquidation rights in Bogota Savings Bank, subject to the rights of Eligible Account Holders in the liquidation account established as part of the Reorganization and offering. In each case, no person who ceases to be the holder of a deposit account with Bogota Savings Bank will have any liquidation rights with respect to Bogota Financial, MHC. Borrowers of Bogota Savings Bank will not receive any rights in the mutual holding company in connection with any borrowings from Bogota Savings Bank.

As part of our reorganization into the mutual holding company form of organization, a liquidation account in Bogota Financial, MHC or Bogota Savings Bank will be established for the benefit of the Eligible Account Holders. In the unlikely event that Bogota Savings Bank were to liquidate after the reorganization (and only in such event), each eligible account holder, who continues to maintain a deposit account at Bogota Savings Bank, would have a claim to a pro-rata interest in the liquidation account after payment of all creditors but prior to any payment to Bogota Financial Corp., as the sole stockholder of Bogota Savings Bank’s capital stock. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of reorganization and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $67,500, as well as payment for reimbursable expenses and an additional $7,500 for each updated valuation prepared. We have paid RP Financial no other fees during the previous three years. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Bogota Savings Bank that appear starting on page F-1 of this prospectus. RP Financial also considered the following factors, among others:

•	the present results and financial condition of Bogota Savings Bank and the projected consolidated results and financial condition of Bogota Financial Corp.;

•	the economic and demographic conditions in Bogota Savings Bank’s existing market area;

•	certain historical, financial and other information relating to Bogota Savings Bank;

•	a comparative evaluation of the operating and financial characteristics of Bogota Savings Bank with those of other publicly traded savings institutions;

•	the effect of the offering on Bogota Financial Corp.’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Bogota Financial Corp.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to Bogota Financial Corp. under regulatory guidelines applicable to the independent valuation. Under these guidelines, at least ten peer group companies are required to be selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies were also required to be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Due to the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial desired to select a peer group consisting entirely of public companies that are in the mutual holding company structure. The peer group companies selected for Bogota Financial Corp. consisted of subsidiaries of mutual holding companies that were not subject to an actual or rumored acquisition and that had been in partial stock form for at least one year. The application of the parameters discussed above resulted in a peer group that included financial institutions having greater assets than we have.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like Bogota Financial Corp., as Bogota Savings Bank has equity in excess of regulatory capital requirements and positive reported and core earnings.

RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group, a moderate downward adjustment was applied for financial condition, and slight downward adjustments were applied for profitability, growth and viability of earnings and dividends. RP Financial made no adjustments for: (1) asset growth; (2) primary market area; (3) liquidity of the shares; (4) marketing of the issue; (5) management; and (6) effect of government regulations and regulatory reform. The moderate downward adjustment for financial condition took into account our asset/liability structure, which results in a lower yield/cost spread and related level of net interest income. The slight downward adjustment applied for profitability, growth and viability of earnings took into consideration Bogota Savings Bank’s lower pro forma returns as a percent of assets relative to the comparable peer group measures. The slight downward adjustment applied for dividends took into consideration the mutual holding company structure and dividend waiver restrictions in place for mutual holding companies under Federal Reserve Board regulations and policy that impact the ability of Bogota Financial Corp. to pay dividends to minority stockholders, in comparison to the fully-converted peer group companies.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Bogota Financial Corp. after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.29% at June 30, 2019 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of August 23, 2019, the estimated pro forma market value of Bogota Financial Corp. was $99.5 million (inclusive of the shares to be contributed to Bogota Savings Bank Charitable Foundation). Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $84.6 million and a maximum of $114.4 million.

Based on this valuation range and assuming 43% of the shares of Bogota Financial Corp. common stock is being offered for sale in the offering at $10.00 per share, 2% of our outstanding shares is issued to the charitable foundation, and 55% of the shares is retained by Bogota Financial, MHC, Bogota Financial Corp. is offering for sale 3,636,351 shares at the minimum of the offering range, 4,278,060 shares at the midpoint of the offering range, and 4,919,770 shares at the maximum of the offering range. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company and standard stock conversion offerings by savings banks. If demand for shares or market conditions warrant, the appraisal can be increased by up to 15%, which would result in an appraised value of $131.6 million, and we may sell up to 5,657,735 shares of common stock in the offering.

We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 5,657,735 shares.

The board of directors of Bogota Savings Bank reviewed the independent valuation and, in particular, considered the following:

•	Bogota Savings Bank’s financial condition and results of operations;

•	a comparison of financial performance ratios of Bogota Savings Bank to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the NJDBI and the Federal Reserve Board as a result of subsequent developments in the financial condition of Bogota Savings Bank or market conditions generally.

The appraisal is based in part on Bogota Savings Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly-traded subsidiary companies of mutual holding companies that RP Financial considers comparable to Bogota Financial Corp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Names	Ticker Symbol	Headquarters	Total Assets at June 30, 2019
			(In millions)
Columbia Financial, Inc. (MHC)	CLBK	Fair Lawn, NJ	$6,981
Community First Bancshares, Inc. (MHC)	CFBI	Covington, GA	308	(1)
FFBW, Inc. (MHC)	FFBW	Brookfield, WI	258
Greene County Bancorp, Inc. (MHC)	GCBC	Catskill, NY	1,269
Kentucky First Federal Bancorp (MHC)	KFFB	Frankfort, KY	319	(1)
Lake Shore Bancorp, Inc. (MHC)	LSBK	Dunkirk, NY	578
Magyar Bancorp, Inc. (MHC)	MGYR	New Brunswick, NJ	633
Oconee Federal Financial Corp. (MHC)	OFED	Seneca, SC	512	(1)
PDL Community Bancorp (MHC)	PDLB	Bronx, NY	1,056
TFS Financial Corporation (MHC)	TFSL	Cleveland, OH	14,372

(1)	As of March 31, 2019.

To account for the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial included in its appraisal the pricing ratios of Bogota Financial Corp. on both a non-fully converted basis and a fully converted basis and compared each to non-fully converted and fully-converted pricing ratios of the peer group. The decision to also provide Bogota Financial Corp.’s and the peer group’s pricing ratios on a fully converted basis is meant to establish the pro forma market value range of 100% of the shares of Bogota Financial Corp., which forms the basis for determining the offering range. Tables presenting select pricing ratios of Bogota Financial Corp. on both a non-fully converted basis and a fully converted basis and comparing such ratios to similar ratios for the peer group follow.

The following table presents a summary of selected pricing ratios for the peer group on a non-fully converted basis and Bogota Financial Corp. on a non-fully converted basis (i.e., the table assumes that 43% of our outstanding shares of common stock is sold in the offering). These figures are from the RP Financial appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 65.7% on a non-fully converted price-to-earnings basis, a discount of 39.0% on a non-fully converted price-to-book value basis, and a discount of 40.3% on a non-fully converted price-to-tangible book value basis.

	Non-Fully Converted Pro Forma Price-to- Earnings Multiple		Non-Fully Converted Pro Forma Price-to-Book Value Ratio (1)	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio (1)
Bogota Financial Corp.
Adjusted Maximum	52.63	x	108.81%	108.81%
Maximum	45.45		99.90	99.90
Midpoint	38.46		91.41	91.41
Minimum	33.33		81.83	81.83

Valuation of peer group companies as of August 23, 2019
Averages	23.21	x	149.74%	153.23%
Medians	24.06		138.68	138.82

(1)

Information for the peer group companies as contained in the appraisal is based upon actual earnings for the twelve months ended June 30, 2019 (or for the latest available date) and information for Bogota Financial Corp. is based upon actual earnings for the twelve months ended June 30, 2019. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies and for Bogota Financial Corp. on a fully converted basis. The pricing ratios in the following table are calculated as though we had sold 100% of our estimated pro forma market value instead of only approximately 43% of that value. The pricing ratios for the peer group have also been adjusted to assume that they were fully public, with all of their outstanding shares held by public shareholders. The fully-converted ratios for the peer group give effect to the pro forma impact on earnings and book value assuming that the shares held by each company’s mutual holding company were sold at their respective trading pricing as of August 23, 2019. Comparing our pricing ratios to the peer group companies on a fully-converted basis removes the distortion created by comparing a company that sold approximately 43% of its outstanding common stock in a minority stock offering (such as we plan to do) with companies that sold a different percentage of their outstanding common stock. Repurchases by the peer group companies of shares of their common stock after their respective offerings can distort the comparison. The non-fully-converted public ownership ratios of the peer group companies as of August 23, 2019 ranged between a low of 27.6% and a high of 46.9%.

Compared to the average fully converted pricing ratios of the peer group, Bogota Financial Corp.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 82.5% on a fully converted price-to-earnings basis, a discount of 23.3% on a fully converted price-to-book value basis and a discount of 24.6% on a fully converted price-to-tangible book value basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple (1)		Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to- Tangible Book Value Ratio(1)
Bogota Financial Corp.
Adjusted Maximum	55.56	x	71.28%	71.28%
Maximum	47.62		67.34	67.34
Midpoint	40.00		63.33	63.33
Minimum	33.33		58.58	58.58

Valuation of peer group companies as of August 23, 2019
Averages	21.92	x	82.61%	83.97%
Medians	21.03		79.94	79.94

(1)

Information for the peer group companies as contained in the appraisal is based upon actual earnings for the twelve months ended June 30, 2019 (or for the latest available date) and information for Bogota Financial Corp. is based upon actual earnings for the twelve months ended June 30, 2019. These ratios are different from the ratios in “Pro Forma Data.”

The fully converted pro forma calculations for Bogota Financial Corp. are based on the following assumptions:

•

A number of shares equal to 8% of the shares sold in a full conversion and contributed to the charitable foundation are purchased by the employee stock ownership plan, with the expense to be amortized over 20 years; and

•

A number of restricted stock awards equal to 4% of the shares sold in a full conversion and contributed to the charitable foundation are purchased by a stock-based benefit plan, with the expense to be amortized over five years.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements that appear starting on page F-1 of this prospectus and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Bogota Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Bogota Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $56.6 million and a corresponding increase in the offering range to more than 5,657,735 shares, or a decrease in the minimum of the offering range to less than $36.4 million and a corresponding decrease in the offering range to less than 3,636,351 shares, then we will promptly return with interest at 0.20% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after receiving the approval of the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board, we may terminate the plan of reorganization. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not conclude beyond a date that is 90 days after the date on which the NJDBI and the Federal Deposit Insurance Corporation approved the plan of reorganization, unless the NJDBI and Federal Deposit Insurance Corporation approves an extension of the stock offering. The plan of reorganization will terminate of the reorganization and

stock offering are not completed by             , 2021, which is two years after the NJDBI approved the plan of reorganization.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Bogota Financial Corp.’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Bogota Financial Corp.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

A copy of the independent valuation report of RP Financial, together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor of Bogota Savings Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2017 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase up to the greater of the following:

•	$150,000 (15,000 shares) of our common stock,

•	0.10% of the total number of shares of common stock issued in the offering, or

•

15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders.

The balance of qualifying deposits of all Eligible Account Holders was approximately $476.5 million. See “—Additional Limitations on Common Stock Purchases.” If there are insufficient shares available to satisfy all subscriptions, shares will first be allocated to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in the same proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also directors or officers of Bogota Savings Bank or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the twelve months preceding December 31, 2017.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2017.

Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Plans. Our tax-qualified employee plans, specifically Bogota Savings Bank’s employee stock ownership plan that we are establishing in connection with the reorganization and our 401(k) plan, will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 4.90% of the outstanding shares of common stock of Bogota Financial Corp. issued and outstanding as of the completion of the offering, which includes shares issued to Bogota Financial, MHC and contributed to the charitable foundation. The employee stock ownership plan intends to purchase 3.92% of the outstanding shares of common stock of Bogota Financial Corp. as of the completion of the offering. If the offering is oversubscribed, subscriptions for shares by the tax-qualified employee plans may be satisfied, in whole or in part, through open market purchases by the tax-qualified employee plans after the completion of the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by tax-qualified plans, each depositor of Bogota Savings Bank (other than directors and officers of Bogota Savings Bank) with a Qualifying Deposit at the close of business on September 30, 2019 who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of:

•	$150,000 (15,000 shares) of our common stock,

•	0.10% of the total number of shares of common stock issued in the offering, or

•

15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders.

The balance of qualifying deposits of all Supplemental Eligible Account Holders was approximately $473.3 million. See “—Additional Limitations on Common Stock Purchases.” If there are insufficient shares available to satisfy all subscriptions, shares will first be allocated to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2019. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee plans and Supplemental Eligible Account Holders, and subject to the maximum purchase limitations, each depositor of Bogota Savings Bank who is not an Eligible Account Holder or Supplemental Eligible Account Holder, as of the close of business on November 8, 2019, will receive nontransferable subscription rights to purchase up to $150,000 (15,000 shares) of common stock (an “Other Depositor”).

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such Other Depositors’ orders.

To ensure proper allocation of stock, each Other Depositor must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on November 8, 2019. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation in the event the offering is oversubscribed.

Expiration Date. The subscription offering will expire at 5:00 p.m., Eastern Time, on December 12, 2019, unless extended by us for up to 45 days or such additional periods with the approval of the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 3,636,351 shares have not been sold in the offering by January 27, 2020 and the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board, have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.20% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 27, 2020 is necessary and granted by the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and by Other Depositors, we will offer shares pursuant to the plan of reorganization to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

1.	Natural persons residing in Bergen County, New Jersey; and

2.	Other members of the general public.

Subscribers in the community offering may purchase up to $150,000 (15,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill orders received for shares of common stock in the community offering, orders will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to Bergen County, New Jersey means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may use deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond January 27, 2020, in which event we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, and subject to any approvals required from the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Sandler O’Neill & Partners, L.P. will serve as sole manager. If shares of common stock are sold in a syndicated offering, we will pay a fee of 5.5% of the aggregate purchase price of the shares of common stock sold in the syndicated offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) as the shares sold in the subscription offering and the community offering.

If there is a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Bogota Financial Corp. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks drawn on Bogota Savings Bank, money orders, deposit account withdrawals from accounts at Bogota Savings Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.”

If for any reason we cannot undertake a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The NJDBI, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•

The aggregate amount of outstanding common stock of Bogota Financial Corp. owned or controlled by persons other than Bogota Financial, MHC at the close of the reorganization and the offering must be less than 50% of Bogota Financial Corp.’s total outstanding common stock.

•

No individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $150,000 (15,000 shares) in the offering. Except for the employee stock ownership plan and the 401(k) plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $250,000 (25,000 shares) of common stock in all categories of the offering combined, except that Bogota Financial Corp. may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, may not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of our banking regulators) of the total number of the shares sold in the offering;

•

The aggregate amount of common stock acquired in the stock offering by our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may not exceed 4.9% of the outstanding shares of common stock of Bogota Financial Corp. at the conclusion of the stock offering, or may not exceed 4.9% of the stockholders’ equity of Bogota Financial Corp. at the conclusion of the stock offering.

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

•

The aggregate amount of common stock acquired in the stock offering by officers, directors and directors of Bogota Financial Corp. and Bogota Savings Bank and their associates, excluding any shares acquired through a tax-qualified employee plan, may not exceed 25% of the outstanding shares of common stock of Bogota Financial Corp. or 25% of the stockholders’ equity of Bogota Financial Corp. held by persons other than Bogota Financial, MHC at the conclusion of the stock offering;

•

Notwithstanding any other provision of the plan of reorganization, no person will be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority. Bogota Financial Corp. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished; and

•

The board of directors of Bogota Financial Corp. has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the depositors of Bogota Savings Bank, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.

The term “associate” of a person means:

1.

any corporation or organization (other than Bogota Savings Bank, Bogota Financial Corp., Bogota Financial, MHC or a majority-owned subsidiary of any of these entities) of which the person is a senior officer or partner, or beneficially owns directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

2.	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; or

3.

any person who is related by blood or marriage to such person and who either has the same home as the person or who is a director or officer of Bogota Savings Bank, Bogota Financial, MHC or Bogota Financial Corp.

The term “acting in concert” means (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement or (2) persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert will be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Our directors are not treated as associates of each other solely because of their membership on the boards of directors of Bogota Savings Bank, Bogota Financial Corp. or Bogota Financial, MHC.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Bogota Financial Corp. or Bogota Savings Bank and except as described below. Any purchases made by any associate of Bogota Financial Corp. or Bogota Savings Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold to complete the offering will be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After the Offering” and “Restrictions on Acquisition of Bogota Financial Corp.”

Plan of Distribution; Selling Agent and Underwriting Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting as to the securities marketing implications of the plan of reorganization, including the percentage of common stock to be sold in the offering;

•	reviewing with the board of directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including this prospectus, stock order forms and related marketing materials;

•	assisting us in the design and implementation of a marketing strategy for the offering;

•	assisting our management in scheduling and preparing for discussions and meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by directors, officers, employees or their immediate families and their personal trusts, shares purchased by our employee benefit plans or trusts established for the benefit of our directors, officers and employees, and shares issued to the charitable foundation.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of 5.5% of the aggregate purchase price of the shares of common stock sold in the syndicated community offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the syndicated community offering.

Expenses. Sandler O’Neill & Partners, L.P. also will be reimbursed for reasonable out-of-pocket accountable expenses in an amount not to exceed $110,000. Sandler O’Neill & Partners, L.P. will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses. If the plan of reorganization is terminated or if Sandler O’Neill & Partners, L.P.’s engagement is terminated according to the provisions of the agency agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We have separately agreed to pay Sandler O’Neill & Partners, L.P. up to $80,000 in fees and expenses for serving as records agent, as described below.

Records Management

We have also engaged Sandler O’Neill & Partners, L.P. as records agent in connection with the subscription and community offerings. In its role as records agent, Sandler O’Neill & Partners, L.P., will assist us in the offering by:

•	consolidating deposit accounts and depositor vote calculation;

•	assisting in designing and preparing stock order forms and depositor proxy forms;

•	organizing and supervising our Stock Information Center;

•	coordinating proxy solicitation and vote tabulation; and

•	providing subscription services.

Sandler O’Neill & Partners, L.P. will receive fees of $40,000 for these services, $10,000 of which was paid at the time of Sandler’s engagement and the remaining balance of which will be paid upon closing of the offering. Sandler O’Neill & Partners, L.P. also will be reimbursed for reasonable out-of-pocket accountable expenses in an amount not to exceed $40,000.

Indemnity

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Sandler O’Neill & Partners, L.P.’s engagement with respect to the offering.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the offering. Sandler O’Neill & Partners, L.P. does not express any opinion as to the trading prices of our common stock following the closing of the offering.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of Bogota Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, to permit officers, directors and employees to participate in the sale of our common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 5:00 p.m., Eastern Time, on December 12, 2019, unless we extend one or both for up to 45 days, with the approval of the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 27, 2020 would require the NJDBI’s, the Federal Deposit Insurance Corporation’s and the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.20% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.20% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 5:00 p.m., Eastern Time, on December 12, 2019. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, or by overnight delivery to our Stock Information Center, which will be located at 60 East Main Street, Bogota, New Jersey. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking office. Please do not mail stock order forms to Bogota Savings Bank’s other office.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Bogota Savings Bank, the Federal Deposit Insurance Corporation or any other government agency, and that you received a copy of this prospectus. However, signing the order form will not result in waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

1.	personal check, bank check or money order, made payable to Bogota Financial Corp.; or

2.	authorization of withdrawal of available funds from your deposit account(s) at Bogota Savings Bank.

Appropriate means for designating withdrawals from deposit accounts at Bogota Savings Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Bogota Savings Bank and will earn interest at 0.20% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, Bogota Savings Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Bogota Financial Corp.). You may not designate on your stock order form direct withdrawal from a retirement account held at Bogota Savings Bank. See “—Using Individual Retirement Account Funds.” Subject to NJDBI, Federal Deposit Insurance Corporation and Federal Reserve Board approvals, if we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 27, 2020. If the subscription and community offerings are extended past January 27, 2020, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

NJDBI and federal regulations prohibit Bogota Savings Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Bogota Financial Corp. to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering on behalf of participants, it will not be required to pay for such shares until completion of the offering.

Using IRA Funds. If you are interested in using funds in your IRA or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Bogota Savings Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a retirement account held at Bogota Savings Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an IRA or any other retirement account, whether held at Bogota Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 12, 2019 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

1.	a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in such state;

2.

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

3.	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (201) 212-6308. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Bogota Savings Bank before the reorganization, all claims of creditors of Bogota Savings Bank, including those of depositors (to the extent of their deposit balances), would be paid first. To the extent there are remaining assets, a depositor may have a claim to receive a pro rata share of the remaining assets in the same proportion as the amount of such depositor’s deposit accounts bears to the total amount of all deposit accounts at Bogota Savings Bank at the time of liquidation, subject to the right of the State of New Jersey to garnish such assets. After the reorganization, each depositor who had liquidation rights with respect to Bogota Savings Bank as of the date of the reorganization will continue to have such rights solely with respect to Bogota Financial, MHC for so long as he or she remains a depositor of Bogota Savings Bank. All persons who become holders of a deposit account with Bogota Savings Bank after the consummation of the reorganization will have liquidation rights with respect to Bogota Financial, MHC to the same extent as all other depositors had liquidation rights in Bogota Savings Bank before the completion of the reorganization, but will not have an interest in the liquidation account described below. Moreover, in the event of a complete liquidation after the reorganization, each depositor also would have a claim as a creditor of Bogota Savings Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account, plus accrued interest. A depositor would not have an interest in the value of the assets of Bogota Savings Bank above that amount.

The plan of reorganization provides for the establishment, upon the completion of the reorganization, of a special “liquidation account” in Bogota Financial, MHC or Bogota Savings Bank for the benefit of Eligible Account Holders in an amount equal to the total equity of Bogota Savings Bank at the date of its latest balance sheet contained in this prospectus. The purpose of the liquidation account is to provide Eligible Account Holders who maintain their deposit accounts with Bogota Savings Bank after the reorganization with a liquidation interest in the unlikely event of a complete liquidation of Bogota Savings Bank after the reorganization. Each Eligible Account Holder that continues to maintain his or her deposit account in Bogota Savings Bank would be entitled, on a complete liquidation of Bogota Financial, MHC after the reorganization, to an interest in the liquidation account after payment to all creditors but before any payment to the stockholders of Bogota Financial Corp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Bogota Savings Bank on December 31, 2017. Each Eligible Account Holder would have a pro rata interest in the liquidation account equal to the proportion that the aggregate balance of such deposit account holders accounts on December 31, 2017 bears to the balance of all deposit accounts of Eligible Account Holders on such date.

If, however, on any December 31, the annual closing date commencing on or after the effective date of the reorganization, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2017 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the liquidation rights of Eligible Account Holders are satisfied would be distributed to Bogota Financial Corp., as the sole stockholder of Bogota Savings Bank.

Neither Bogota Savings Bank nor Bogota Financial Corp. will be required to set aside funds to establish the liquidation account, and the creation and maintenance of the liquidation account will not restrict the use or application of any of the equity accounts of Bogota Savings Bank, except that Bogota Savings Bank will not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect would cause its equity to be reduced below the amount required for the liquidation account. The liquidation account will terminate in the event Bogota Financial, MHC converts to stock form, and a new liquidation account will be established as part of the stock conversion.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Bogota Savings Bank, Bogota Financial Corp., Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. If there is such disagreement, there can be no assurance that Bogota Savings Bank or Bogota Financial Corp. would prevail in a judicial proceeding.

Bogota Financial, MHC, Bogota Financial Corp. and Bogota Savings Bank have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.    The merger of Bogota Savings Bank (in mutual form) into Bogota Savings Bank (in stock form) will represent a mere change in identity, form, or place of organization of one corporation and will qualify as a reorganization under Internal Revenue Code Section 368(a)(1)(F) (the “F Reorganization”).

2.    The holding period of Bogota Savings Bank (in stock form) in the assets received from Bogota Savings Bank (in mutual form) will include the period during which such assets were held by Bogota Savings Bank (in mutual form).

3.    The basis of Bogota Savings Bank (in stock form) in the assets received from Bogota Savings Bank (in mutual form) will be the same as the basis of such assets in the hands of Bogota Savings Bank (in mutual form) immediately before the reorganization.

4.    Bogota Savings Bank depositors will recognize no gain or loss upon their constructive receipt of the common stock of Bogota Savings Bank (in stock form) solely in exchange for their ownership interests in Bogota Savings Bank (in mutual form).

5.    Bogota Savings Bank (in stock form) will succeed to and take into account the earnings and profits or deficit in earnings and profits of Bogota Savings Bank (in mutual form), as of the date of the reorganization, pursuant to Internal Revenue Code Section 381.

6.    For purposes of Internal Revenue Code Section 381, Bogota Savings Bank (in stock form) will be treated the same as Bogota Savings Bank (in mutual form), and therefore, Bogota Savings Bank’s tax year will not end merely as a result of the conversion of Bogota Savings Bank to stock form, and Bogota Savings Bank (in stock form) will not be required to obtain a new employee identification number.

7.    No gain or loss shall be recognized by depositors of Bogota Savings Bank on the issuance to them of withdrawable deposit accounts in Bogota Savings Bank (in stock form) plus liquidation rights with respect to Bogota Financial, MHC, in exchange for their deposit accounts plus liquidation rights in Bogota Savings Bank (in mutual form). In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Bogota Financial, MHC and/or Bogota Savings Bank in exchange for their ownership interests in Bogota Savings Bank.

8.    Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders because they have nontransferable subscription rights to purchase shares of common stock of

Bogota Financial Corp. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.    The basis of the deposit accounts in Bogota Savings Bank (in stock form) to be received by depositors of Bogota Savings Bank will be the same as the basis of their deposit accounts in Bogota Savings Bank (in mutual form) surrendered in exchange therefor. The basis of the interests in the liquidation rights in Bogota Financial, MHC to be received by the depositors of Bogota Savings Bank shall be zero. The basis of Eligible Account Holders’ interests in the liquidation account will be zero, which is the cost of such interests to such persons.

10.    The exchange of the common stock of Bogota Savings Bank (in stock form) constructively received by depositors in exchange for ownership interests in Bogota Financial, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

11.    Depositors will recognize no gain or loss upon the transfer of the common stock of Bogota Savings Bank (in stock form) that they constructively received in the F Reorganization to Bogota Financial, MHC solely in exchange for ownership interests in Bogota Financial, MHC.

12.    Depositors’ basis in Bogota Financial, MHC ownership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor.

13.    Bogota Financial, MHC will recognize no gain or loss upon the receipt of property from depositors in exchange for ownership interests in Bogota Financial, MHC.

14.    Bogota Financial, MHC’s basis in the property received from depositors (which basis is zero) will be the same as the basis of such property in the hands of the depositors immediately before the F Reorganization.

15.    Bogota Financial, MHC’s holding period for the property received from depositors will include the period during which such property was held by such persons.

16.    Bogota Financial, MHC and the persons who purchased common stock of Bogota Financial Corp. in the Subscription and Community Offering will recognize no gain or loss upon the transfer of the stock of Bogota Savings Bank (in stock form) and cash, respectively, to Bogota Financial Corp. in exchange for stock in Bogota Financial Corp., pursuant to Internal Revenue Code Section 351(a) (the “Secondary 351 Transaction”).

17.    Bogota Financial Corp. will recognize no gain or loss on its receipt of the stock of Bogota Savings Bank (in stock form) and cash in exchange for Bogota Financial Corp. common stock.

18.    Bogota Financial, MHC’s basis in the Bogota Financial Corp. common stock received in the Secondary 351 Transaction will be the same as its basis in the Bogota Savings Bank (in stock form) stock transferred.

19.    Bogota Financial, MHC’s holding period in the Bogota Financial Corp. common stock received will include the period during which it held the Bogota Savings Bank (in stock form) common stock, provided that such property was a capital asset on the date of the exchange.

20.    Bogota Financial Corp.’s basis in the Bogota Savings Bank (in stock form) stock received from Bogota Financial, MHC will be the same as the basis of such property in the hands of Bogota Financial, MHC.

21.    Bogota Financial Corp.’s holding period for the Bogota Savings Bank (in stock form) stock received from Bogota Financial, MHC will include the period during which such property was held by Bogota Financial, MHC.

22.    It is more likely than not that the basis of the Bogota Financial Corp. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Bogota Financial Corp., Bogota Financial, MHC, Bogota Savings Bank and persons receiving subscription rights. The tax opinions as to items 8 and 22 above are based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of RP Financial (which is acting as independent appraiser of the value of the shares of Bogota Financial Corp. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the non-transferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the non-transferable subscription rights have value is based on facts and circumstances. If the subscription rights are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who exercise the subscription rights, and we could recognize gain on a distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

An opinion regarding the New Jersey State income tax consequences of the reorganization, consistent with the federal tax opinion, has been issued by Hamilton & Babitts, CPA.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Bogota Financial Corp.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares After the Offering

All shares of common stock purchased in the offering by a director or officer of Bogota Financial Corp. or Bogota Savings Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to Bogota Financial Corp.’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Bogota Financial Corp. also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit Bogota Financial Corp. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund stock equity plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by bank holding companies.

BOGOTA SAVINGS BANK CHARITABLE FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of reorganization provides that we will establish a new charitable foundation, Bogota Savings Bank Charitable Foundation, a non-stock, non-profit Delaware corporation in connection with the reorganization and offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe the charitable foundation will enhance the long-term value of Bogota Savings Bank’s community banking franchise. The reorganization and offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation.

Purpose of the Charitable Foundation

In connection with the reorganization and offering, Bogota Savings Bank intends to contribute to the charitable foundation 2.0% of the outstanding shares of common stock of Bogota Financial Corp. as of the completion of the offering (including shares of common stock issued to Bogota Financial, MHC) and up to $250,000 in cash. At the minimum, midpoint, maximum and adjusted maximum of the offering range, we will contribute to the charitable foundation 169,132, 198,979, 228,826 and 263,150 shares of common stock, respectively.

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. It will also support our ongoing obligations to the community under the Community Reinvestment Act. Bogota Savings Bank received a “Satisfactory” rating in its most recent Community Reinvestment Act examination.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our common stock. In addition, the charitable foundation will maintain close ties with Bogota Savings Bank, thereby forming a partnership within the communities in which Bogota Savings Bank operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, non-profit corporation. The certificate of incorporation for the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provides that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Messrs. Coccaro and Pace and one other individual who is not one of our officers or directors and who have experience with local charitable organizations and grant making. For five years after the reorganization and offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not an officer, director or employee of Bogota Savings Bank, and at least one seat on the charitable foundation’s board of directors will be reserved for a Bogota Savings Bank director.

The board of directors of the charitable foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at our main office. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable NJDBI regulations governing transactions between Bogota Savings Bank and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock owned by the charitable foundation; and

(3)	the proceeds of the sale of any of the shares of common stock owned by the charitable foundation in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that the entire contribution will be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we cannot assure that all of our contribution will be tax deductible. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant. The charitable foundation will also be required to file an annual report with the New Jersey Department of Treasury, Division of Revenue.

Regulatory Requirements Imposed on the Charitable Foundation

Our banking regulators require that, before our board of directors approved the plan of reorganization, Joseph Coccaro, as a member of the board of directors who also serves on the charitable foundation’s board, could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in approving the plan of reorganization.

The NJDBI, the Federal Deposit Insurance Corporation and the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in an offering. Bogota Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

Our banking regulators impose the following additional requirements on the funding of a charitable foundation with Bogota Financial Corp. common stock in connection with the reorganization and offering:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	our banking regulators may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by our banking regulators;

•	the charitable foundation must provide annually to our banking regulators a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

RESTRICTIONS ON ACQUISITION OF BOGOTA FINANCIAL CORP.

Although the board of directors of Bogota Financial Corp. is not aware of any effort that might be made to obtain control of Bogota Financial Corp. after the reorganization, the board of directors believes that it is appropriate to include certain provisions in Bogota Financial Corp.’s articles of incorporation and bylaws to protect the interests of Bogota Financial Corp. and its stockholders from takeovers that our board of directors might conclude are not in the best interests of Bogota Financial Corp., its stockholders or Bogota Savings Bank.

The following discussion is a general summary of the material provisions of Bogota Financial Corp.’s articles of incorporation and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Bogota Financial Corp.’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Bogota Savings Bank’s applications filed with the NJDBI and the Federal Deposit Insurance Corporation, Bogota Financial Corp.’s registration statement filed with the Securities and Exchange Commission and Bogota Financial Corp.’s bank holding company application filed with the Federal Reserve Board. See “Where You Can Find Additional Information.”

Bogota Financial Corp.’s Articles of Incorporation and Bylaws

Bogota Financial Corp.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who may desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of Bogota Financial Corp.’s board of directors or management more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•

a prohibition on service as a director by a person (1) who within the past ten years has been the subject of a supervisory or enforcement action by a financial or securities regulatory agency that resulted in a cease and desist, consent or other formal order or an agreement or other written statement that is subject to public disclosure by such agency, (2) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, or (3) who is currently charged in an information, indictment or other complaint with the commission of or participation in a crime described in clause (2);

•

a prohibition on service as a director by a person who is a director, trustee, officer, employee or a 10% stockholder of a competitor of Bogota Savings Bank or any other subsidiary of Bogota Financial Corp.;

•

a prohibition on any director who does not agree in writing to comply with all Bogota Financial Corp. policies applicable to directors, in addition to written confirmation that such director is qualified to serve;

•

a prohibition on any director who does not confirm in writing that he or she is not party to any agreement or understanding with respect to how he or she would act or vote on any issue or question before the board of directors or that would otherwise impact his or her ability to discharge his or her fiduciary duties as a director;

•

a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service; and

•	that no person may be appointed, re-appointed, elected or re-elected as a director following his or her attaining the age of 75.

The bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the submission of proposals by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Bogota Financial Corp. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bogota Financial Corp. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Bogota Financial Corp. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Bogota Financial Corp.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Bogota Financial Corp. and its subsidiaries and on the communities in which Bogota Financial Corp. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Bogota Financial Corp.;

•	whether a more favorable price could be obtained for Bogota Financial Corp.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction, including its management and affiliates, and how they would affect the employees of Bogota Financial Corp. and its subsidiaries;

•	the future value of the stock or any other securities of Bogota Financial Corp. or the other entity to be involved in the proposed transaction;

•	any anti-trust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Bogota Financial Corp. to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson of the Board or a majority of the total number of directors that Bogota Financial Corp. would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person, other than Bogota Financial, MHC, who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit does not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Bogota Financial Corp. between 90 and 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, then stockholders must submit written notice to Bogota Financial Corp. no later than 10 days following the day on which public disclosure of the date of the meeting is first made. Stockholder submissions regarding nominations or business proposals must contain certain information as set forth in the bylaws.

Authorized but Unissued Shares. After the reorganization, Bogota Financial Corp. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Bogota Financial Corp.” The articles of incorporation authorize 30,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Bogota Financial Corp. is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, reorganization and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Bogota Financial Corp. would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Bogota Financial Corp. has the authority to issue. If there is a proposed merger, tender offer or other attempt to gain control of Bogota Financial Corp. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Bogota Financial Corp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”); provided, however, that any amendment to the articles of incorporation that is approved by at least two-thirds of our board of directors need only be approved by a majority of the outstanding shares of our voting stock. Notwithstanding the forgoing, approval by at least 80% of the outstanding voting stock (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) is generally required to amend the following provisions:

1.	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

2.	The management of Bogota Financial Corp. by the board of directors and division of the board of directors into three staggered classes;

3.	The ability of the board of directors to fill vacancies on the board;

4.	The prohibition against cumulative voting;

5.	The requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and such removal may be for cause only;

6.	The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

7.	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Bogota Financial Corp.;

8.	The authority of the board of directors to provide for the issuance of preferred stock;

9.	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

10.	The number of stockholders constituting a quorum or required for stockholder consent;

11.	The provisions regarding stockholder proposals and nominations;

12.	The indemnification of current and former directors and officers, as well as employees and other agents, by Bogota Financial Corp.;

13.	The limitation of liability of officers and directors to Bogota Financial Corp. for money damages; and

14.

The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (1) through (13) of this list and the provisions related to amendment of the articles of incorporation and bylaws.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Bogota Financial Corp. would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Maryland Corporate Law

Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation excluding shares held by the interested stockholder with whom the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. The Maryland General Corporation Law defines “control shares” and “control share acquisition,” describes shares and transactions that are excepted from the definition of “control shares” and “control share acquisitions,” and provides for the rights and obligations of an acquiror that initiates a “control share acquisition.” A Maryland corporation may include in its bylaws a provision that makes the Maryland Control Share Acquisition law inapplicable, and as a subsidiary of a mutual holding company, the board of directors of Bogota Financial Corp. has approved a bylaws that make the Maryland Control Share Acquisition law inapplicable.

Reorganization Regulations

Federal Reserve Board regulations provide that, except with the prior approval of the Federal Reserve Board, no person for a period of three years following the date the completion of the stock offering may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of capital stock of Bogota Financial Corp.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as Bogota Financial Corp. unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Bogota Financial Corp., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

DESCRIPTION OF CAPITAL STOCK OF BOGOTA FINANCIAL CORP.

General

Bogota Financial Corp. is authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Bogota Financial Corp. currently expects to issue up to 13,157,525 shares of common stock (which number includes 263,150 shares expected to be contributed to the charitable foundation and 7,236,640 shares to be issued to Bogota Financial, MHC) in the reorganization and offering. It will not issue shares of preferred stock in the reorganization and offering. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of reorganization all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Bogota Financial Corp. may pay dividends on its common stock if, after giving effect to such distribution, (1) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (2) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Bogota Financial Corp. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the reorganization, the holders of common stock will have exclusive voting rights in Bogota Financial Corp. They will elect its board of directors and act on other matters required to be presented to them under Maryland law or otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person, other than Bogota Financial, MHC, who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit absent certain exceptions discussed under “Restrictions on Acquisition of Bogota Financial Corp.” If Bogota Financial Corp. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require, in addition to majority approval by the board of directors, a two-thirds approval of the outstanding shares eligible to vote, and certain amendments require the approval of 80% of the outstanding shares eligible to vote.

As a New Jersey-chartered stock savings bank, corporate powers and control of Bogota Savings Bank will be vested in its board of directors, who elect the officers of Bogota Savings Bank and who fill any vacancies on the board of directors. Voting rights in Bogota Savings Bank will be vested exclusively in the sole owner of the shares of capital stock of Bogota Savings Bank, which will be Bogota Financial Corp., and voted at the direction of Bogota Financial Corp.’s board of directors. Consequently, the holders of the common stock of Bogota Financial Corp. will not have direct control of Bogota Savings Bank.

Liquidation. Upon any liquidation, dissolution or winding up of Bogota Savings Bank, Bogota Financial Corp., as the holder of 100% of Bogota Savings Bank’s capital stock, would be entitled to receive all assets of Bogota Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Bogota Savings Bank, including all deposit accounts and accrued interest thereon. Upon any liquidation, dissolution or winding up of Bogota Financial Corp., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Bogota Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock upon any liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Bogota Financial Corp. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Dissenters’ Rights of Appraisal. Bogota Financial Corp.’s articles of incorporation provide that Bogota Financial Corp.’s stockholders will not be entitled to dissenters’ rights of appraisal with respect to a merger or consolidation of Bogota Financial Corp. with another corporation unless the board of directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights shall apply to all or any classes of stock.

Preferred Stock

Bogota Financial Corp. will not issue any of its authorized shares of preferred stock as part of the offering or the reorganization. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. The board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and reorganization rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements that appear starting on page F-1 of this prospectus of Bogota Savings Bank and Subsidiaries at December 31, 2018 and 2017 and for the years then ended have been included in this prospectus and in the registration statement of which this prospectus is a part, in reliance on the report of Crowe LLP, independent registered public accounting firm, which is included herein, upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the reorganization and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Bogota Financial Corp. and Bogota Savings Bank, has issued to Bogota Financial Corp. its opinion regarding the legality of the common stock and the federal income tax consequences of the reorganization and offering. Hamilton & Babitts, CPA has provided its opinion to us regarding the New Jersey income tax consequences of the reorganization and offering. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Goodwin Procter LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Bogota Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Bogota Financial Corp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Bogota Savings Bank has filed an application with the NJDBI with respect to the reorganization and offering. This prospectus omits certain information contained in such application. The non-confidential portions of the application may be inspected, without charge, at the offices of the NJDBI, 20 West State Street, Trenton, New Jersey 08625. The plan of reorganization is available, upon request, at each of Bogota Savings Bank’s offices.

Bogota Savings Bank has filed a notice with the Federal Deposit Insurance Corporation a notice with respect to the reorganization and offering. This prospectus omits certain information contained in such notice. The notice may be inspected, without charge, at the offices of the Regional Director of the Federal Deposit Insurance Corporation, 350 Fifth Avenue, Suite 1200, New York, New York 10118-0110.

Bogota Financial Corp. has filed an application to become a bank holding company with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of New York, 33 Liberty Street, New York, New Jersey 10045.

In connection with the offering, Bogota Financial Corp. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Bogota Financial Corp. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Bogota Financial Corp. has undertaken that it will not terminate such registration for a period of at least three years following the reorganization and offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BOGOTA SAVINGS BANK

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Statements of Financial Condition at June 30, 2019 (unaudited), December 31, 2018 and 2017	F-2

Consolidated Statements of Income for the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-3

Consolidated Statements of Comprehensive Income for the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-4

Consolidated Statements of Equity for the six months ended June 30, 2019 (unaudited) and the years ended December 31, 2018 and 2017	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-6

Notes to consolidated financial statements	F-7

This prospectus does not include separate financial statements for Bogota Financial Corp. because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenues or expenses.

All financial statement schedules are omitted because the required information either is inapplicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bogota Savings Bank

Teaneck, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Bogota Savings Bank (the “Bank”) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Bank in accordance with the U.S federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Crowe LLP

We have served as the Bank’s auditor since 2009.

Livingston, New Jersey

September 5, 2019

BOGOTA SAVINGS BANK

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2019	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Cash and due from banks	$2,653,038	$5,744,106	$8,189,729
Interest-bearing deposits in other banks	22,485,587	18,773,496	14,368,583

Cash and cash equivalents	25,138,625	24,517,602	22,558,312
Securities available for sale	13,340,052	13,599,806	11,800,277
Securities held to maturity (fair value of $57,670,540, $68,802,922, and $63,446,860, respectively)	57,321,974	70,048,579	63,761,053
Loans, net of allowance of $2,016,175, $1,976,175 and $1,976,175, respectively	538,052,127	526,669,660	513,589,971
Premises and equipment, net	4,212,910	4,656,903	4,445,616
Federal Home Loan Bank (FHLB) stock	4,818,300	4,684,300	5,402,900
Accrued interest receivable	2,023,017	1,946,768	1,726,455
Bank owned life insurance	17,206,366	17,004,105	16,547,673
Other assets	1,837,308	1,880,815	1,310,673

Total Assets	$663,950,679	$665,008,538	$641,142,930

Liabilities and Equity
Liabilities
Non-interest bearing	$13,516,559	$12,500,091	$11,614,300
Interest bearing	490,592,588	497,793,237	464,841,765

Total Deposits	504,109,147	510,293,328	476,456,065
FHLB advances	78,365,011	74,638,690	89,230,876
Advance payments by borrowers for taxes and insurance	4,488,679	4,332,611	4,100,016
Other liabilities	3,498,819	3,266,141	3,047,484

Total liabilities	590,461,656	592,530,770	572,834,441

Equity
Retained earnings	73,833,689	72,794,887	68,658,210
Accumulated other comprehensive loss	(344,666)	(317,119)	(349,721)

Total equity	73,489,023	72,477,768	68,308,489

Total liabilities and equity	$663,950,679	$665,008,538	$641,142,930

See accompanying notes to consolidated financial statements.

BOGOTA SAVINGS BANK

CONSOLIDATED STATEMENTS OF INCOME

	Six months ended June 30,		Years ended December 31,
	2019	2018	2018	2017
	(unaudited)
Interest income
Loans	$10,010,861	$9,600,939	$19,188,860	$18,263,289
Securities
Taxable	941,701	888,129	1,863,592	1,667,411
Tax-exempt	65,950	40,519	120,234	59,364
Other interest-earning assets	444,794	392,691	813,617	445,086

Total interest income	11,463,306	10,922,278	21,986,303	20,435,150

Interest expense
Deposits	4,947,865	3,382,612	7,450,527	5,245,193
FHLB advances	918,739	596,063	1,306,880	1,280,022

Total interest expense	5,866,604	3,978,675	8,757,407	6,525,215

Net interest income	5,596,702	6,943,603	13,228,896	13,909,935
Provision for loan losses	—	—	—	100,000

Net interest income after provision for loan losses	5,596,702	6,943,603	13,228,896	13,809,935

Non-interest income
Fees and service charges	60,440	77,754	120,652	97,312
Bank owned life insurance	202,261	230,054	456,432	479,508
Other	16,976	22,573	37,100	38,153

Total non-interest income	279,677	330,381	614,184	614,973

Non-interest expense
Salaries and employee benefits	2,474,620	2,259,291	4,476,976	4,249,821
Occupancy and equipment	350,572	357,799	690,365	719,199
FDIC insurance assessment	89,456	93,891	193,452	191,668
Data processing	737,043	439,407	1,034,839	824,876
Advertising	120,000	120,000	260,000	230,771
Director fees	337,945	340,886	671,732	635,362
Professional fees	122,500	123,000	225,278	245,750
Other	388,993	391,223	763,170	795,911

Total non-interest expense	4,621,129	4,125,497	8,315,812	7,893,358

Income before income taxes	1,255,250	3,148,487	5,527,268	6,531,550
Income tax expense	285,160	800,410	1,390,591	2,629,796

Net income	$970,090	$2,348,077	$4,136,677	$3,901,754

See accompanying notes to consolidated financial statements.

BOGOTA SAVINGS BANK

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Six months ended June 30,		Years ended December 31,
	2019	2018	2018	2017
	(unaudited)
Net income	$970,089	$2,349,079	$4,136,677	$3,901,754
Other comprehensive income (loss):
Unrealized gains/losses on securities available for sale:
Unrealized holding gain (loss) arising during the period	57,262	(66,674)	(130,839)	(11,533)
Tax effect, income tax (benefit) expense	(16,096)	18,742	36,779	4,613

Net of tax	41,166	(47,932)	(94,060)	(6,920)

Defined benefit retirement plans:
Net (loss) gain arising during the period including changes in assumptions	—	—	10,053	(25,312)
Reclassification adjustment for amortization of prior service cost and net gain/loss included in salaries and employee benefits*	—	—	146,043	143,728
Tax effect, income tax benefit	—	—	(29,434)	(47,294)

Net of tax	—	—	126,662	71,122

Total other comprehensive income (loss)	41,166	(47,932)	32,602	64,202

Comprehensive income	$1,011,255	$2,301,147	$4,169,279	$3,965,956

*	Income tax expense (benefit) in 2018 and 2017 includes approximately ($41,000) and ($57,000) related to reclassification adjustments, respectively.

See accompanying notes to consolidated financial statements.

BOGOTA SAVINGS BANK

CONSOLIDATED STATEMENTS OF EQUITY

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at January 1, 2017	$64,756,456	$(413,923)	$64,342,533
Net Income	3,901,754	—	3,901,754
Other comprehensive income	—	64,202	64,202

Balance December 31, 2017	68,658,210	(349,721)	68,308,489
Net Income	4,136,677	—	4,136,677
Other comprehensive income	—	32,602	32,602

Balance December 31, 2018	72,794,887	(317,119)	72,477,768
Net Income	970,089	—	970,089
Other comprehensive income	—	41,166	41,166
Reclassification of the stranded tax effects from the enactment of the Tax Cuts and Jobs Act	68,713	(68,713)	—

Balance June 30, 2019 (unaudited)	$73,833,689	$(344,666)	$73,489,023

See accompanying notes to consolidated financial statements.

BOGOTA SAVINGS BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,		For the years ended December 31,
	2019	2018	2018	2017
	(unaudited)
Cash flows from operating activities
Net income	$970,089	$2,349,079	$4,136,677	$3,901,754
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	—	—	—	100,000
Depreciation of premises and equipment	159,926	159,063	312,624	351,151
Amortization of deferred loan fees	184,130	267,463	444,271	322,873
Amortization of premiums and accretion of discounts on securities, net	53,498	96,246	151,244	165,346
Deferred income tax benefit	—	—	(93,952)	684,261
Increase in cash surrender value of bank owned life insurance	(202,261)	(230,054)	(456,432)	(479,508)
Changes in:
Accrued interest receivable	(76,249)	(142,638)	(220,313)	(113,179)
Net changes in other assets	350,988	(598,768)	(556,038)	311,646
Net changes in other liabilities	232,679	230,793	461,946	493,805

Net cash provided by operating activities	1,672,800	2,131,184	4,180,027	5,738,149
Cash flows from investing activities
Purchases of securities available for sale	(500,000)	(3,000,000)	(3,000,000)	(1,012,500)
Purchases of securities held to maturity	(2,069,295)	(14,050,130)	(16,254,130)	(22,700,668)
Maturities, calls, and repayments of securities available for sale	763,518	1,166,906	918,388	4,178,292
Maturities, calls, and repayments of securities held to maturity	14,795,900	5,922,371	9,966,604	7,398,362
Net (increase) decrease in loans	(11,566,597)	5,600,862	(13,523,960)	(25,425,488)
Purchases of premises and equipment	(39,512)	(538,082)	(523,911)	(126,763)
Purchase of FHLB Stock	(2,305,300)	(519,403)	(2,404,003)	(2,488,800)
Redemption of FHLB stock	2,171,300	1,964,903	3,122,603	1,941,400

Net cash provided by (used in) investing activities	1,250,014	(3,452,573)	(21,698,409)	(38,236,165)
Cash flows from financing activities
Net (decrease) increase in deposits	(6,184,180)	43,110,498	33,837,263	(1,241,955)
Net (decrease) increase in short-term FHLB advances	(22,370,000)	(31,500,000)	20,500,000	28,500,000
Proceeds from long-term FHLB non-repo advances	28,000,000	12,000,000	—	25,000,000
Repayments of long-term FHLB non-repo advances	(1,903,679)	(5,410,601)	(28,092,186)	(31,838,748)
Repayments of long-term FHLB repo advances	—	(7,000,000)	(7,000,000)	(7,000,000)
Net increase in advance payments from borrowers for taxes and insurance	156,068	1,001,614	232,595	144,669

Net cash (used in) provided by financing activities	(2,301,791)	12,201,511	19,477,672	13,563,966

Net increase in cash and cash equivalents	621,023	10,880,122	1,959,290	(18,934,050)
Cash and cash equivalents at beginning of year	24,517,602	22,558,312	22,558,312	41,492,362

Cash and cash equivalents at end of year	$25,138,625	$33,438,434	$24,517,602	$22,558,312

Supplemental cash flow information
Income taxes paid	$360,000	$1,705,000	$2,185,000	$1,465,000
Interest paid	$5,866,604	$3,978,675	$8,757,407	$6,525,146

See accompanying notes to consolidated financial statements.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Bogota Savings Bank (the “Bank”) and its wholly-owned subsidiaries, Bogota Securities Corp. and Bogota Properties, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Bogota Securities Corp. was formed on August 14, 2014 for the purpose of buying, selling and holding investment securities. Bogota Properties, LLC was inactive at June 30, 2019 and December 31, 2018 and 2017.

The Bank generally grants residential, commercial and consumer loans to, and accepts deposits from, customers in New Jersey. The debtors’ ability to repay the loans is dependent upon the region’s economy and the borrowers’ circumstances. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions effect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in conformity with GAAP for interim financial information and pursuant to the requirements for reporting on Article 10 of Regulation S-X of the Exchange Act. These financial statements include the accounts of the Bank and its subsidiaries, and all significant intercompany balances and transactions are eliminated in consolidation. Amounts in the prior periods’ consolidated financial statements are reclassified whenever necessary to conform to the current period’s presentation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and disclosures provided, and actual results could differ. In the opinion of management, all adjustments (consisting of normal recurring adjustments) and disclosures necessary for the fair presentation of the accompanying consolidated financial statements have been included. The unaudited consolidated financial statements should be read in conjunction with the included audited financial statements for the years ended December 31, 2018 and 2017. The results of operations for any interim periods are not necessarily indicative of the results which may be expected for the entire year or any other period.

Cash Flows: Cash and cash equivalents include cash and deposits with other banks with maturities within one year. Net cash flows are reported for customer loan and deposit transactions and short-term Federal Home Loan Bank (“FHLB”) advances.

Interest-Bearing Deposits in Other Banks: Interest-bearing deposits in other banks mature within one year and are carried at cost.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities (“MBSs”) where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement; and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. The Bank makes real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans in northern New Jersey. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate values and general economic conditions in this area. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage, commercial and consumer loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Bank’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased by provisions for loan losses charged to income. Losses are charged to the allowance when all or a portion of a loan is deemed to be uncollectible. Subsequent recoveries of loans previously charged off are credited to the allowance for loan losses when realized. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. The allowance consists of specific and general components.

The specific component relates to loans that are individually classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all principal and interest contractually due. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Bank reviews loans for impairment that are individually evaluated for collectability in accordance with the Bank’s normal loan review procedures (principally commercial real estate loans). If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience, adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent two years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in size, composition and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The Bank consistently applies this methodology to all portfolio segments. The following portfolio segments have been identified: residential real estate, commercial and multi-family real estate, construction, commercial and industrial and consumer.

Residential Real Estate Loans – Residential real estate loans are generally made on the basis of the borrower’s ability to make repayment from his or her employment and other income, but are secured by real property whose value tends to be more easily ascertainable. Credit risk for these types of loans is generally influenced by general economic conditions, the characteristics of individual borrowers and the nature of the loan collateral.

Commercial and Multi-Family Real Estate Loans – Commercial and multi-family real estate loans generally have larger balances and involve a greater degree of risk than residential real estate loans, inferring higher potential losses on an individual customer basis. Loan repayment is often dependent on the successful operation and management of the properties and/or businesses occupying the properties, as well as on the collateral securing the loan. Economic events or conditions in the real estate market could have an adverse impact on the cash flows generated by the properties securing the Bank’s commercial and multi-family real estate loans and on the value of such properties.

Construction Loans – Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, additional funds may be required to be advanced in excess of the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, the value of the building may be insufficient to assure full repayment if liquidation is required. If foreclosure is required on a building before or at completion due to a default, there can be no assurance that all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs will be recovered.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Commercial and Industrial Loans – A commercial and industrial loan is a loan to a business rather than a loan to an individual consumer. These short-term loans may have an interest rate based on the LIBOR rate or prime rate and are secured by collateral owned by the business requesting the loan.

Consumer Loans – Consumer loans include home equity lines of credit and home equity loans, which exhibit many of the same credit risk characteristics as residential real estate loans. The amount of a home equity line of credit is generally limited to a certain percentage of the appraised value of the property less the balance of the first mortgage.

Mortgage Loan Sales: The Bank has a partnership through the Federal Home Loan Bank of New York (“FHLBNY”) to sell loans within the Mortgage Partnership Finance (“MPF”) Program. Loans are sold at origination; gains or losses on the sale of mortgage loans are recognized at the trade date and are determined by the difference between the net proceeds and the amortized cost. All loans are sold with servicing being retained by the Bank. The outstanding principal balances sold and serviced by the Bank under the program are $14,239,965, $14,587,864 and $16,448,188 at June 30, 2019 and December 31, 2018 and 2017, respectively. Under the program, the first layer of losses is paid by the FHLBNY up to 100 basis points of the total funded amount of loans sold. The Bank then provides a second loss credit enhancement obligation, which amount is equivalent to “AA” credit risk less the 100 basis points first loss account. Loan losses beyond the first and second loss accounts are absorbed by the FHLBNY. There are no losses to date over the loans sold under the program. Mortgage servicing rights are $31,379 and $61,371 as of June 30, 2019 and 2018, respectively, and $41,322 and $81,625 as of December 31, 2018 and 2017, respectively, and reported as other assets. Servicing fees totaled $17,459 and $20,254 as of June 30, 2019 and 2018, respectively and $40,303 and $41,362 for the years ended December 31, 2018 and 2017, respectively. Late fees and ancillary fees related to loan servicing are not material.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight line-method with useful lives ranging from fifteen to thirty-nine years. Furniture, fixture and equipment are depreciated using the straight-line method with useful lives ranging from one to ten years. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated lives of the improvements.

FHLB Stock: FHLB stock is restricted stock, which is carried at cost, and periodically evaluated for impairment based on ultimate recovery of par value. Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. Dividends are recorded as income on the consolidated statement of financial condition.

Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Advertising Costs: Advertising costs are expensed as incurred. Any direct response advertising conducted by the Bank is immaterial and has not been capitalized. Advertising costs are included in “non-interest expense” in the consolidated statements of income.

Off-Balance Sheet Financial Instruments: In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated statement of financial condition when funded.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Bank had no unrecognized tax positions as of June 30, 2019 and December 31, 2018 and 2017. The Bank recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Pension expense is the net of service and interest cost and amortization of gains and losses not immediately recognized. Employee 401(k) Plan expense is the amount of matching and safe harbor contributions. Profit sharing expense is based on the amount of contributions made by the Bank as determined by the Board of Directors. Directors’ retirement plan expense allocates the benefits over years of service. Supplemental executive retirement plan (“SERP”) expense allocates the benefits over years of service.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized holding gains and losses on securities available for sale and net unrealized gains and losses on the pension plan, which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe at present time there are such matters that will have a material effect on the consolidated financial statements.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Bank-wide basis. Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Newly Issued, Not Yet Effective Accounting Pronouncements: In January 2016, FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01, among other things, (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (vii) clarifies that an entity should evaluate the need for a valuation allowance

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

on a deferred tax asset related to available-for-sale. In addition, the amendments in this ASU require an entity to disclose the fair value of its financial instruments using the exit price notion. Exit price is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance is effective for annual periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2019.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in Topic 840. The ASU requires lessees to recognize a right of use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of income. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new guidance will be effective for years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Once effective, the standard will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The Bank is currently assessing the impact this new standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses. ASU 2016-13 requires entities to report “expected” credit losses on financial instruments and other commitments to extend credit rather than the current “incurred loss” model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. The amendments are effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2021. In July 2019, the FASB proposed changes to delay the effective date of ASU 2016-13 to January 2023 and the Bank is eligible for the proposed delay. The Bank is currently evaluating the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement- Reporting Comprehensive Income (Topic 220) – Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this update affect any entity that is required to apply the provisions of Topic 220, Income Statement- Reporting Comprehensive Income. Deferred tax assets (“DTAs”) related to defined pension benefit plans and securities available for sale that were revalued as of December 31, 2017 created “stranded tax effects” in Accumulated Other Comprehensive Income (“AOCI”) due to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”).

Existing GAAP required recognition of the tax rate change effects on the DTA revaluation as an adjustment to income tax expense. As a result the AOCI contained the stranded amounts from prior periods at the previous tax rate. ASU 2018-12 permits the reclassification of the stranded amounts from AOCI to retained earnings resulting from the Tax Act. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Act, the underlying GAAP guidance that requires the effect of a change in tax laws or rates to be included in income from continuing operations is not affected. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments is permitted, including adoption in any interim period. The Bank adopted this standard as of January 1, 2019, which resulted in a reclassification of $68,713 between retained earnings and accumulated other comprehensive loss.

On January 1, 2019, the Bank adopted ASU 2014-09 Revenue from Contracts with Customers (Topic 606) and all subsequent amendments to the ASU (collectively, “ASU 606”), which creates a single framework for recognizing revenue from contracts with customers that fall within its scope and revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets. The majority of the Bank’s revenues come from interest income

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and other sources, including loans and securities, that are outside the scope of ASC 606. The Bank’s services that fall within the scope of ASC 606 are presented within non-interest income and are recognized as revenue as the Bank satisfies its obligation to the customer. Services within the scope of ASC 606 include service charges on deposits. The amendments allow for one of two transition methods: full retrospective or modified retrospective. The full retrospective approach requires application to all periods presented. The modified retrospective transition requires application to uncompleted contracts at the date of adoption. Periods prior to the date of adoption are not retrospectively revised, but a cumulative effect is recognized at the date of initial application on uncompleted contracts. The Bank adopted the new revenue guidance using the modified retrospective approach. There was no significant change upon adoption of the standard, as the new standard did not materially change the way the Bank currently records revenue and as such, no cumulative effect adjustment was recorded.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The following table summarizes the amortized cost, fair value, and gross unrealized gains and losses of securities available for sale at June 30, 2019 and December 31, 2018 and 2017:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2019 (unaudited)
Corporate bonds due in:
One through five years	$6,528,079	$27,943	$(7,220)	$6,548,802
Five through ten years	350,000	—	(1,243)	348,757
MBSs – residential	6,294,515	147,978	—	6,442,493

Total	$13,172,594	$175,921	$(8,463)	$13,340,052

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2018
Corporate bonds due in:
One through five years	$5,311,813	$15,700	$(34,519)	$5,292,994
Five through ten years	1,345,749	6,865	(22,290)	1,330,324
MBSs – residential	6,832,048	160,222	(15,782)	6,976,488

Total	$13,489,610	$182,787	$(72,591)	$13,599,806

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017
Corporate bonds due in:
One through five years	$1,281,872	$3,698	$—	$1,285,570
Five through ten years	1,353,144	22,613	(1,788)	1,373,969
MBSs – residential	8,924,226	216,512	—	9,140,738

Total	$11,559,242	$242,823	$(1,788)	$11,800,277

MBSs include Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”) and Government National Mortgage Association (“GNMA”) securities, all of which are U.S. government sponsored agencies.

There were no sales of securities during the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

The age of unrealized losses and the fair value of related securities as of June 30, 2019 and December 31, 2018 and 2017 were as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2019 (unaudited)
Corporate bonds	$348,757	$(1,243)	$1,003,060	$(7,220)	$1,351,817	$(8,463)
MBSs – residential	—	—	—	—	—	—

Total	$348,757	$(1,243)	$1,003,060	$(7,220)	$1,351,817	$(8,463)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2018
Corporate bonds	$3,968,269	$(56,809)	$—	$—	$3,968,269	$(56,809)
MBSs – residential	875,258	(15,782)	—	—	875,258	(15,782)

Total	$4,843,527	$(72,591)	$—	$—	$4,843,527	$(72,591)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2017
Corporate bonds	$348,212	$(1,788)	$—	$—	$348,212	$(1,788)

Unrealized losses on corporate bonds available for sale have not been recognized into income because the issuer bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. At June 30, 2019 and December 31, 2018 and 2017, 100% of the MBSs were issued by U.S. government-sponsored entities and agencies, primarily FNMA and FHLMC, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Bank does not have the intent to sell these MBSs and it is likely that it will not be required to sell the securities before their anticipated recovery, the Bank does not consider these securities to be other-than-temporary impaired at June 30, 2019 and December 31, 2018 and 2017. At June 30, 2019 and December 31, 2018 and 2017, securities available for sale with a carrying amount of $0, $1,208,934 and $1,636,039, respectively, were pledged to secure repurchase agreements at the FHLB (see Note 7). At June 30, 2019 and December 31, 2018 and 2017, securities available for sale with a carrying value of $294,579, $331,270 and $430,818, respectively, were pledged to secure public deposits.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 3 – SECURITIES HELD TO MATURITY

The following table summarizes the amortized cost, fair value, and gross unrecognized gains and losses of securities held to maturity at June 30, 2019 and December 31, 2018 and 2017:

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
June 30, 2019 (unaudited)
U.S Government-sponsored agencies due in:
One through five years	$10,449,457	$—	$(46,222)	$10,403,235
Corporate bonds due in:
Five through ten years	5,436,751	92,038	—	5,528,789
Municipal obligations due in:
One through five years	2,721,704	20,153	—	2,741,857
MBSs:
Residential	9,367,405	115,531	(47,443)	9,435,493
Commercial	29,346,657	254,023	(39,514)	29,561,166

Total	$57,321,974	$481,745	$(133,179)	$57,670,540

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
December 31, 2018
U.S Government-sponsored agencies due in:
One through five years	$17,673,603	$—	$(191,118)	$17,482,485
Corporate bonds due in:
Five through ten years	4,004,426	18,319	(61,593)	3,961,152
Municipal obligations due in:
One through five years	8,135,032	—	(32,581)	8,102,451
MBSs:
Residential	14,804,434	57,105	(301,650)	14,559,889
Commercial	25,431,084	6,649	(740,788)	24,696,945

Total	$70,048,579	$82,073	$(1,327,730)	$68,802,922

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
December 31, 2017
U.S Government-sponsored agencies due in:
One through five years	$12,444,954	$—	$(153,658)	$12,291,296
Corporate bonds due in:
Five through ten years	3,005,932	4,646	—	3,010,578
Municipal obligations due in:
One through five years	4,995,033	331	(22,546)	4,972,818
MBSs:
Residential	16,981,277	99,648	(154,363)	16,926,562
Commercial	26,333,857	94,031	(182,282)	26,245,606

Total	$63,761,053	$198,656	$(512,849)	$63,446,860

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 3 – SECURITIES HELD TO MATURITY (Continued)

MBSs include FHLMC, FNMA and GNMA securities, all of which are U.S. government sponsored agencies.

The age of unrecognized losses and the fair value of related securities were as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
June 30, 2019 (unaudited)
U.S. Government-sponsored agencies	$—	$—	$10,403,235	$(46,222)	$10,403,235	$(46,222)
MBSs – residential	66,528	(102)	3,304,742	(47,341)	3,371,270	(47,443)
MBSs – commercial	—	—	5,244,246	(39,514)	5,244,246	(39,514)

Total	$66,528	$(102)	$18,952,223	$(133,077)	$19,018,751	$(133,179)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
December 31, 2018
U.S. Government-sponsored agencies	$7,218,382	$(5,891)	$10,264,103	$(185,227)	$17,482,485	$(191,118)
Corporate bonds	—	—	1,438,407	(61,593)	1,438,407	(61,593)
Municipal obligations	6,686,311	(10,842)	1,416,140	(21,739)	8,102,451	(32,581)
MBSs – residential	1,289,961	(8,679)	10,429,486	(292,971)	11,719,447	(301,650)
MBSs – commercial	1,826,592	(12,427)	21,257,626	(728,361)	23,084,218	(740,788)

Total	$17,021,246	$(37,839)	$44,805,762	$(1,289,891)	$61,827,008	$(1,327,730)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
December 31, 2017
U.S. Government-sponsored agencies	$12,291,296	$(153,658)	$—	$—	$12,291,296	$(153,658)
Municipal obligations	3,872,143	(17,246)	431,247	(5,300)	4,303,390	(22,546)
MBSs – residential	9,490,663	(149,819)	684,434	(4,544)	10,175,097	(154,363)
MBSs – commercial	17,274,590	(103,388)	3,476,814	(78,894)	20,751,404	(182,282)

Total	$42,928,692	$(424,111)	$4,592,495	$(88,738)	$47,521,187	$(512,849)

Unrecognized losses have not been recognized into income because the issuers of the securities are of high credit quality, management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the securities approach maturity.

At June 30, 2019 and December 31, 2018 and 2017, securities held to maturity with a carrying amount of $15,102,972, $23,058,995 and $24,300,613, respectively, were pledged to secure repurchase agreements at the FHLBNY (see Note 7).

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 3 – SECURITIES HELD TO MATURITY (Continued)

At June 30, 2019 and December 31, 2018 and 2017, securities held to maturity with a carrying value of $4,164,400, $23,789,123 and $4,153,186 were pledged to secure public deposits.

NOTE 4 – LOANS

Loans are summarized as follows at June 30, 2019 and December 31, 2018 and 2017:

	June 30, 2019	December 31, 2018	December 31, 2017
	(unaudited)
Real estate:
Residential	$386,212,091	$376,304,160	$359,925,259
Commercial and multi-family real estate	120,810,013	123,220,556	125,338,802
Construction	3,277,019	2,338,647	3,203,882
Commercial and industrial	2,525,645	1,267,313	—
Consumer:
Home equity and other	27,243,533	25,515,159	27,098,203

Total loans	540,068,301	528,645,835	515,566,146
Allowance for loan losses	(2,016,175)	(1,976,175)	(1,976,175)

Net loans	$538,052,126	$526,669,660	$513,589,971

The Bank has granted loans to officers and directors of the Bank. At June 30, 2019 and December 31, 2018 and 2017, such loans totaled approximately $794,991, $809,956 and $382,443, respectively.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 4 – LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segments for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017:

	Residential First Mortgage	Commercial and Multi- Family Real Estate	Construction	Consumer	Commercial and Industrial	Total
June 30, 2019 (unaudited)
Allowance for loan losses:
Beginning balance	$1,266,175	$607,000	$9,000	$89,000	$5,000	$1,976,175
Provision for loan losses (credit)	(6,000)	(7,000)	3,000	5,000	5,000	—
Loans charged off	—	—	—	—	—	—
Recoveries	40,000	—	—	—	—	40,000

Total ending allowance balance	$1,300,175	$600,000	$12,000	$94,000	$10,000	$2,016,175

June 30, 2018 (unaudited)
Allowance for loan losses:
Beginning balance	$1,266,175	$607,000	$9,000	$89,000	$5,000	$1,976,175
Provision for loan losses (credit)	51,000	(56,000)	3,000	2,000	—	—
Loans charged off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Total ending allowance balance	$1,317,175	$551,000	$12,000	$91,000	$5,000	$1,976,175

December 31, 2018
Allowance for loan losses:
Beginning balance	$1,248,400	$620,775	$12,000	$95,000	$—	$1,976,175
Provision for loan losses (credit)	17,775	(13,775)	(3,000)	(6,000)	5,000	—
Loans charged off525	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Total ending allowance balance	$1,266,175	$607,000	$9,000	$89,000	$5,000	$1,976,175

December 31, 2017
Allowance for loan losses:
Beginning balance	$1,133,420	$639,175	$7,000	$96,580	$—	$1,876,175
Provision for loan losses (credit)	114,980	(18,400)	5,000	(1,580)	—	100,000
Loans charged off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Total ending allowance balance	$1,248,400	$620,775	$12,000	$95,000	$—	$1,976,175

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 4 – LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segments and based on impairment method as of June 30, 2019 and December 31, 2018 and 2017:

	Residential First Mortgage	Commercial and Multi- Family Real Estate	Construction	Consumer	Commercial and Industrial	Total
June 30, 2019 (unaudited)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,300,175	600,000	12,000	94,000	10,000	2,016,175

Total ending allowance balance	$1,300,175	$600,000	$12,000	$94,000	$10,000	$2,016,175

Loans:
Loans individually evaluated for impairment	$1,206,039	$—	$—	$22,152	$—	$1,228,191
Loans collectively evaluated for impairment	385,006,052	120,810,013	3,277,019	27,221,381	2,525,645	538,840,110

Total ending loan balance	$386,212,091	$120,810,013	$3,277,019	$27,243,533	$2,525,645	$540,068,301

December 31, 2018
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,266,175	607,000	9,000	89,000	5,000	1,976,175

Total ending allowance balance	$1,266,175	$607,000	$9,000	$89,000	$5,000	$1,976,175

Loans:
Loans individually evaluated for impairment	$1,186,317	$—	$—	$22,152	$—	$1,208,469
Loans collectively evaluated for impairment	375,117,843	123,220,556	2,338,647	25,493,007	1,267,313	527,437,366

Total ending loan balance	$376,304,160	$123,220,556	$2,338,647	$25,515,159	$1,267,313	$528,645,835

December 31, 2017
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,248,400	620,775	12,000	95,000	—	1,976,175

Total ending allowance balance	$1,248,400	$620,775	$12,000	$95,000	$—	$1,976,175

Loans:
Loans individually evaluated for impairment	$1,314,615	$2,461,199	$—	$24,543	$—	$3,800,357
Loans collectively evaluated for impairment	358,610,644	122,877,603	3,203,882	27,073,660	—	511,765,789

Total ending loan balance	$359,925,259	$125,338,802	$3,203,882	$27,098,203	$—	$515,566,146

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 4 – LOANS (Continued)

Impaired loans as of and for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017, were as follows:

	As of June 30, 2019	As of December 31,
		2018	2017
	(unaudited)
Year-end loans with no related allowance recorded	$1,228,191	$1,208,469	$3,800,357
Year-end loans with an allowance recorded	—	—	—

Total	$1,228,191	$1,208,469	$3,800,357

Amount of the allowance for loan losses allocated	$—	$—	$—
Average of individually impaired loans during the year	1,218,330	1,899,786	4,105,794

Interest income recognized during impairment and cash-basis interest income recognized for the six months ended June 30, 2019 and 2018 and for the years ended December 31, 2019 and 2018 was nominal.

The Bank has five residential loans totaling $986,428 that were troubled debt restructurings (“TDRs”) as of June 30, 2019, with no specific reserves. The Bank had five residential loans totaling $955,987 that were TDRs as of December 31, 2018, with no specific reserves. The Bank had five residential loans totaling $986,712, one multi-family loan totaling $2,340,646 and one commercial loan totaling $120,553 that were TDRs as of December 31, 2017, with no specific reserves. The Bank has not committed to lend additional amounts as of June 30, 2019 and December 31, 2018 and 2017 to customers with outstanding loans that are classified as TDRs. There were no loans modified as TDRs during the six month periods ended June 30, 2019 or 2018. There were no loans modified as TDRs during 2018. There was one multi-family real estate loan totaling $2,340,646 and one commercial real estate loan totaling $120,553 modified as a TDR during 2017. There were no TDRs and four TDRs in payment default within twelve months following the modification during the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017.

Nonaccrual loans and loans past due 90 days or more still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 4 – LOANS (Continued)

The following table presents the recorded investment in nonaccrual and loans past due 90 days or more and still on accrual by class of loans as of June 30, 2019 and December 31, 2018 and 2017:

	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
June 30, 2019 (unaudited)
Residential	$518,536	$—
Commercial and multi-family	—	—
Consumer	22,152	—

Total	$540,688	$—

December 31, 2018
Residential	$959,232	$—
Commercial and multi-family	—	—
Consumer	22,152	—

Total	$981,384	$—

December 31, 2017
Residential	$1,076,003	$—
Commercial and multi-family	2,461,199	—
Consumer	24,543	—

Total	$3,561,745	$—

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 4 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of June 30, 2019 and December 31, 2018 and 2017, by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
June 30, 2019 (unaudited)
Residential	$—	$170,183	$356,780	$526,963	$385,685,128	$386,212,091
Commercial and multi-family	—	—	—	—	120,810,013	120,810,013
Construction	—	—	—	—	3,277,019	3,277,019
Commercial and industrial	—	—	—	—	2,525,645	2,525,645
Consumer	27,233	—	22,152	49,385	27,194,148	27,243,533

Total	$27,233	$170,183	$378,932	$576,348	$539,491,953	$540,068,301

December 31, 2018
Residential	$388,611	$—	$636,612	$1,025,223	$375,278,937	$376,304,160
Commercial and multi-family	—	—	—	—	123,220,556	123,220,556
Construction	—	—	—	—	2,338,647	2,338,647
Commercial and industrial	—	—	—	—	1,267,313	1,267,313
Consumer	—	—	22,152	22,152	25,493,007	25,515,159

Total	$388,611	$—	$658,764	$1,047,375	$527,598,460	$528,645,835

December 31, 2017
Residential	$389,681	$—	$746,258	$1,135,939	$358,789,320	$359,925,259
Commercial and multi-family	—	—	—	—	125,338,802	125,338,802
Construction	—	—	—	—	3,203,882	3,203,882
Commercial and industrial	37,613	2,252	24,543	64,408	27,033,795	27,098,203

Total	$427,294	$2,252	$770,801	$1,200,347	$514,365,799	$515,566,146

Loans greater than 89 days past due are considered to be nonperforming.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 4 – LOANS (Continued)

Credit Quality Indicators

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. Commercial and multi-family real estate, commercial and industrial and construction loans are graded on an annual basis. Residential and consumer loans are primarily evaluated based on performance. Refer to the immediately preceding table for the aging of the recorded investment of these loan segments. The Bank uses the following definitions for risk ratings:

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above are considered to be Pass rated loans.

Based on the most recent analysis performed, the risk category of loans by class is as follows:

	Pass	Special Mention	Substandard	Doubtful	Totals
June 30, 2019 (unaudited)
Residential	$384,792,393	$269,547	$1,150,151	$—	$386,212,091
Commercial and multi-family	119,362,249	1,447,764	—	—	120,810,013
Construction	3,277,019	—	—	—	3,277,019
Commercial and industrial	2,525,645	—	—	—	2,525,645
Consumer	27,161,260	62,503	19,770	—	27,243,533

Total	$537,118,566	$1,779,814	$1,169,921	$—	$540,068,301

December 31, 2018
Residential	$375,117,843	$271,475	$914,842	$—	$376,304,160
Commercial and multi-family	121,756,420	1,464,136	—	—	123,220,556
Construction	2,338,647	—	—	—	2,338,647
Commercial and industrial	1,267,313	—	—	—	1,267,313
Consumer	25,451,080	64,079	—	—	25,515,159

Total	$525,931,303	$1,799,690	$914,842	$—	$528,645,835

December 31, 2017
Residential	$358,610,643	$606,328	$708,288	$—	$359,925,259
Commercial and multi-family	121,394,251	1,483,352	2,461,199	—	125,338,802
Construction	3,203,882	—	—	—	3,203,882
Commercial and industrial	27,027,832	70,371	—	—	27,098,203

Total	$510,236,608	$2,160,051	$3,169,487	$—	$515,566,146

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 5 – PREMISES AND EQUIPMENT

Premises and equipment consists of the following:

	As of June 30, 2019	As of December 31,
		2018	2017
	(unaudited)
Land	$1,465,600	$1,465,600	$1,465,600
Buildings and improvements	4,139,892	4,139,892	4,139,892
Furniture, fixtures and equipment	2,322,025	2,606,091	2,082,180

Totals	7,927,517	8,211,583	7,687,672

Accumulated depreciation	(3,714,607)	(3,554,680)	(3,242,056)

Premises and equipment, net	$4,212,910	$4,656,903	$4,445,616

Depreciation expense was $159,926 and $159,063 for the six months ended June 30, 2019 and 2018, respectively, and $312,624 and $351,151 for the years ended December 31, 2018 and 2017, respectively.

NOTE 6 – DEPOSITS

The aggregate amount of certificates of deposit with a minimum denomination of $250,000 was approximately $90,025,677, $79,635,234 and $66,094,218 at June 30, 2019 and December 31, 2018 and 2017, respectively.

The scheduled maturities of certificates of deposit are as follows:

	As of	As of December 31,
	June 30, 2019	2018	2017
	(unaudited)
2018	$—	$—	$182,044,575
2019	189,540,897	284,184,435	78,856,896
2020	146,156,389	64,327,259	40,984,934
2021	47,481,443	22,575,812	16,883,493
2022	12,643,829	10,749,222	8,847,298
2023	6,265,048	3,759,853	—
2024	3,400,853	—	—

Total	$405,488,459	$385,596,581	$327,617,296

Officers and directors of the Bank have deposits at the Bank. At June 30, 2019, December 31, 2018 and 2017, such deposits totaled approximately $2,040,834, $2,308,000 and $1,309,000, respectively.

NOTE 7 – ADVANCES FROM THE FHLBNY

There were short-term advances as of June 30, 2019 totaling $32,630,000 with a weighted average interest rate of 2.74% that mature within one year. There were short-term advances as of December 31, 2018 totaling $60,000,000 with a weighted average interest rate of 2.73% that mature within one year. There were short-term advances as of December 31, 2017 totaling $39,500,000 with a weighted average interest rate of 1.53% that mature within one year.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 7 – ADVANCES FROM THE FHLBNY (Continued)

Long-term advances were as follows:

As of June 30, 2019 (unaudited)	Weighted Average Rate	Amount
Amortizing:
Maturing in:
2019	1.54%	$172,607
2020	1.65%	2,456,148
2021	—	—
2022	1.92%	3,106,256

Total	1.79%	$5,735,011

Non-repo advances:
Maturing in:
2019	2.37%	$10,000,000
2020	2.45%	8,000,000
2021	2.41%	5,000,000
2022	2.46%	11,000,000
2023	2.39%	6,000,000

Total	2.42%	$40,000,000

Repurchase agreements:
Maturing in:
2019	—	—
2020	—	—

Total	—	$—

As of December 31, 2018	Weighted Average Rate	Amount
Amortizing:
Maturing in:
2018	—	$—
2019	1.68%	3,546,206
2020	1.77%	2,491,607
2021	1.92%	1,027,901
2022	1.90%	572,976

Total	1.76%	$7,638,690

Non-repo advances:
Maturing in:
2018	—	$—
2019	1.71%	5,000,000
2020	1.76%	2,000,000

Total	1.58%	$7,000,000

Repurchase agreements:
Maturing in:
2018	—	$—
2019	—	—

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 7 – ADVANCES FROM THE FHLBNY (Continued)

As of December 31, 2017	Weighted Average Rate	Amount
Amortizing:
Maturing in:
2018	1.50%	$6,092,186
2019	1.68%	3,546,206
2020	1.77%	2,491,607
2021	1.92%	1,027,901
2022	1.90%	572,976

Total	1.64%	$13,730,876

Non-repo advances:
Maturing in:
2018	1.53%	$22,000,000
2019	1.71%	5,000,000
2020	1.76%	2,000,000

Total	1.58%	$29,000,000

Repurchase agreements:
Maturing in:
2018	1.33%	$7,000,000

Each advance is payable at maturity, with a pre-payment penalty for fixed-rate advances. At June 30, 2019 and December 31, 2018 and 2017, securities held to maturity and available for sale with a carrying amount of $15,102,972, $22,967,871 and $25,936,652, respectively, were pledged to secure repurchase agreements. Change in the fair value of pledged collateral may require the Bank to pledge additional securities.

Non-repo advances are secured by the FHLB stock owned by the Bank, and a blanket assignment of qualifying loans at June 30, 2019 and December 31, 2018 and 2017 amounting to $244,407,141, $225,193,970 and $256,508,657, respectively.

The Bank has available additional borrowing potential in the amount of $182,470,552, $146,896,999 and $158,073,640, with the FHLB as of June 30, 2019 and December 31, 2018 and 2017, respectively. The Bank also has outstanding lines of credit with four correspondent banks in the amount of $46,000,000, $46,000,000 and $32,000,000 as of June 30, 2019 and December 31, 2018 and 2017, respectively; there was a $630,000 outstanding balance as of June 30, 2019 and no outstanding balances against these lines as of December 31, 2018 and 2017.

Payments over the next five years are as follows:

	As of June 30, 2019	As of December 31, 2018
	(unaudited)
2019	$35,272,527	$68,546,206
2020	19,491,607	4,491,607
2021	6,027,901	1,027,901
2022	11,572,976	572,976
2023	6,000,000	—

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 8 – INCOME TAXES

Income tax expense was as follows:

	Six months ended June 30,
	2019	2018
	(unaudited)
Current expense
Federal	$205,865	$571,860
State	95,652	245,208

Total current	301,517	817,068

Deferred expense
Federal	(11,120)	(11,325)
State	(5,237)	(5,333)

Total deferred	(16,357)	(16,658)

Total income tax	$285,160	$800,410

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 8 – INCOME TAXES (Continued)

	Years ended December 31,
	2018	2017
Current expense
Federal	$946,445	$1,567,413
State	528,397	378,122

Total current	1,474,842	1,945,535

Deferred expense
Federal	(18,936)	574,118
State	(65,315)	110,143

Total deferred	(84,251)	684,261

Total income tax	$1,390,591	$2,629,796

Total income tax expense differed from the amounts computed by applying the federal income tax rate of 21% as of June 30, 2019 and December 31, 2018, and 34% as of December 31, 2017, to income before income taxes as a result of the following for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017:

	June 30, 2019	June 30, 2018	December 31,
			2018	2017
	(unaudited)
Expected income tax expense at federal tax rate	$263,602	$661,393	$1,160,726	$2,220,727
Increase (decrease) in taxes resulting from:
State income tax, net of federal income tax effect	71,428	189,501	365,835	322,267
Bank owned Life Insurance	(42,475)	(48,311)	(95,851)	(163,033)
Enactment of Federal tax reform	—	—	—	289,621
Tax exempt interest, net	(13,850)	(8,509)	(25,249)	(20,184)
Other, net	6,455	6,336	(14,870)	(19,602)

Total	$285,160	$800,410	$1,390,591	$2,629,796

Year-end deferred tax assets and liabilities were due to the following:
Deferred tax assets:
Allowance for loan losses	$617,151		$594,532	$555,503
Deferred compensation	555,197		524,122	413,214
Directors’ and officers’ retirement plans	201,931		201,931	231,369
Other	31,647		31,647	53,141

Total	$1,405,926		$1,352,232	$1,253,227

Deferred tax liabilities:
Depreciation	3,660		3,660	49,923
Loan Fees	538,231		538,231	447,776
Net unrealized gain on securities available for sale	47,073		30,976	67,755

	588,964		572,867	565,454

Net Deferred Tax Asset	$816,962		$779,365	$687,773

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 8 – INCOME TAXES (Continued)

In December 2017, the President signed into law a change in the corporate tax rate effective for 2018 from 34% to 21%. Because the change in corporate tax rate was signed in 2017, the Bank adjusted its deferred taxes, which represented a $261 thousand additional federal tax expense for the year ended December 31, 2017. In 2019, the Bank adopted ASU 2018-02 “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” and reclassified out of retained earnings and into accumulated other comprehensive income $68,173 of tax benefit that was recorded to income tax expense on December 22, 2017 due to remeasuring the deferred tax assets and liabilities to 21% on available for sale securities and benefit plan expenses. Included in retained earnings at June 30, 2019 and December 31, 2018 and 2017 is approximately $2,558,000 in bad debt reserves for which no deferred income tax liabilities have been recorded. The amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. There were no unrecognized tax benefits at June 30, 2019 and December 31, 2018 and 2017. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. There was no material interest or penalties recorded in the income statement or accrued during the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017. The Bank is subject to U.S. federal income tax as well as income tax of the State of New Jersey. The Bank is no longer subject to examination by taxing authorities for years before 2014.

NOTE 9 – BENEFIT PLANS

The Bank has a 401(k) retirement plan covering substantially all employees. The Bank matches 100% of contributions up to the first 6% of salary that the employee defers to the retirement plan. The Bank also contributes a safe harbor contribution of 3% of the employee’s salary. In addition, on an annual basis, the Board of Directors may elect to make discretionary employer contributions. Bank contributions to the plan for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017, were $123,000, $214,000 and $230,000, respectively.

Directors’ Retirement Plan: The Bank has an unfunded, non-qualified pension plan (the “Plan”) to provide post-retirement benefits to each non-employee director of the Bank. The annual retirement benefit, paid in equal monthly installments, is equal to 100% of a director’s average annual retainer paid over a three-year period (not necessarily consecutive) during which the highest annual retainer was received and payable for the same number of months the director served on the Board, up to a period of 120 months.

The measurement dates used in the Plan valuations were December 31 for plan years 2018 and 2017, respectively. The following table sets forth the Plan’s funded status at June 30, 2019 and December 31, 2018 and 2017:

	June 30, 2019	December 31,
		2018	2017
	(unaudited)
Projected benefit obligation - beginning	$2,001,330	$1,971,177	$1,941,259
Service cost	42,879	98,139	78,212
Interest cost	40,611	68,150	74,134
Actuarial (gain) loss	—	(14,696)	18,214
Annuity payments	(70,041)	(121,440)	(140,642)

Projected benefit obligation - ending	2,014,779	2,001,330	1,971,177
Changes in Plan assets
Employer contributions	70,041	121,440	140,642
Annuity payments	(70,041)	(121,440)	(140,642)

Funded status and accrued pension cost included in other liabilities	$(2,014,779)	$(2,001,330)	$(1,9671,177)

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 9 – BENEFIT PLANS (Continued)

Amounts recognized in accumulated other comprehensive income consist of:

	June 30, 2019	December 31,
		2018	2017
	(unaudited)
Net actuarial loss	$93,885	$71,164	$108,581
Prior service cost	425,627	506,534	602,331

Total	$519,512	$577,698	$710,912

Components of net periodic benefit cost and other amounts recognized in other comprehensive income:

	June 30, 2019	December 31,
		2018	2017
	(unaudited)
Service cost	$42,878	$98,139	$78,212
Interest cost	40,612	68,150	74,134
Amortization of prior service cost	58,189	118,515	116,200

Net periodic cost	141,679	284,804	268,546
Net (gain) loss	—	(14,696)	18,214
Amortization of prior service cost	(58,189)	(118,515)	(116,200)

Total recognized in other comprehensive income	(58,189)	(133,211)	(97,986)

Total recognized in net periodic benefit cost and other comprehensive loss	$83,490	$151,593	$170,560

Assumptions

Weighted-average assumptions used to determine pension benefit obligations at year end:

	December 31,
	2018	2017
Discount rate	4.10%	3.50%

Weighted-average assumptions used to determine net periodic pension cost:

	December 31,
	2018	2017
Discount rate	3.50%	3.90%
Amortization period	7.9 years	7.9 years

The estimated prior service cost for the Plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $118,515.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 9 – BENEFIT PLANS (Continued)

For the year ending December 31, 2019, the Bank expects to contribute $104,642 to the Plan.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as of year ending December 31:

2019	$104,642
2020	83,042
2021	100,980
2022	160,515
2023 – 2026	910,557

In 2014, the Bank adopted an unfunded, non-qualified SERP for the benefit of its senior officers. On May 20, 2016, the SERP was amended and restated as of January 1, 2016. The SERP provides the Bank with the opportunity to supplement the retirement income of the President and CEO to achieve equitable wage replacement at retirement. The Monthly Retirement Benefit is 15% of the final three-year average annual compensation paid in twelve equal installments, up to a period of 120 months. As of June 30, 2019, the accrued SERP obligation was $465,900. The expense was $58,110 for the six months ended June 30, 2019. As of December 31, 2018, the accrued SERP obligation was $407,796. The expense was $108,787 during 2018. At December 31, 2018, the amount recognized in accumulated other comprehensive loss was $89,286. As of December 31, 2017, the accrued SERP obligation was $321,895. The expense was $100,301 during 2017. At December 31, 2017, the amount recognized in accumulated other comprehensive loss was $112,171.

NOTE 10 – REGULATORY CAPITAL MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 and was fully phased in on January 1, 2019. These rules require an institution to establish a capital conservation buffer of common equity Tier 1 capital in an amount above the minimum risk-based capital requirements for “adequately capitalized” institutions of more than 2.5% of total risk weighted assets. The capital conservation buffer for 2019 is 2.5%, for 2018 was 1.875% and for 2017 was 1.25%. The Bank has the following minimum capital to risk-weighted assets ratios: (i) 6.5% based on common equity tier 1 capital; (ii) 8.0% based on tier 1 capital; and (iii) 10.0% based on total capital. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Failure to meet capital requirements can initiate regulatory action. Management believes as of June 30, 2019, the Bank meets all capital adequacy requirements to which it is subject.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 10 – REGULATORY CAPITAL MATTERS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At June 30, 2019 and at December 31, 2018 and 2017, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

There are no conditions or events since that notification that management believes have changed the Bank’s category.

Actual and required capital amounts (in thousands) and ratios are presented below at June 30, 2019 and December 31, 2018 and 2017.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2019 (unaudited):
Total capital to risk weighted assets	$75,781	17.98%	$33,720	8.00%	$42,150	10.00%
Tier 1 (Core) capital	73,765	17.50	25,290	6.00	33,720	8.00
Tier 1 Common Equity to risk weighted assets	73,765	17.50	18,967	4.50	27,397	6.50
Tier 1 (Core) capital to average assets	73,765	11.14	26,496	4.00	33,120	5.00
December 31, 2018:
Total capital to risk weighted assets	$74,770	18.34%	$32,620	8.00%	$40,776	10.00%
Tier 1 (Core) capital	72,794	17.85	24,465	6.00	32,620	8.00
Tier 1 Common Equity to risk weighted assets	72,794	17.85	18,349	4.50	26,504	6.50
Tier 1 (Core) capital to average assets	72,794	11.19	26,022	4.00	32,528	5.00
December 31, 2017:
Total capital to risk weighted assets	$70,633	17.90%	$31,572	8.00%	$39,465	10.00%
Tier 1 (Core) capital	68,657	17.40	23,679	6.00	31,572	8.00
Tier 1 Common Equity to risk weighted assets	68,657	17.40	17,759	4.50	25,652	6.50
Tier 1 (Core) capital to average assets	68,647	10.79	25,442	4.00	31,803	5.00

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual amounts of these instruments reflect the extent of involvement the Bank has in those particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 11 – COMMITMENTS AND CONTINGENCIES (Continued)

The Bank had outstanding firm commitments, all of which expire within two months, to originate, or purchase participation interests in, loans at June 30, 2019 and December 31, 2018 and 2017 is as follows:

	June 30, 2019	December 31,
		2018	2017
	(unaudited)
Fixed Rate
Residential mortgage loans	$3,515,250	$1,916,750	$1,031,000
Commercial real estate	3,085,000	1,228,000	5,020,000
Commercial and industrial	3,991,844	5,000,000	—
Home equity	665,560	—	—

Total	$11,257,654	$8,144,750	$6,051,000

	June 30, 2019	December 31,
		2018	2017
	(unaudited)
Variable Rate
Residential mortgage loans	$1,441,400	$1,912,000	$129,350
Construction (residential)	—	—	604,784
Home equity	1,213,000	750,000	400,000

Total	$2,654,400	$2,662,000	$1,134,134

Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 3.75% to 6.25% and maturities ranging from 10 years to 30 years.

At June 30, 2019 and December 31, 2018 and 2017, undisbursed funds from approved lines of credit under a homeowners’ equity lending program amounted to approximately $39,311,190, $38,489,682 and $39,436,591, respectively. At June 30, 2019 and December 31, 2018 and 2017, undisbursed funds from approved lines of credit under a business line of credit program amounted to $544,450, $727,696 and $300,000, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but primarily includes commercial and residential real estate.

The Bank leases certain Bank properties and equipment under operating leases. Rent expense was $18,000 for the six months ended June 30, 2019 and 2018 and $36,000 for the years ended December 31, 2018 and 2017.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 12 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a bank’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Bank used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

The Bank’s available-for-sale portfolio is carried at estimated fair value on a recurring basis, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income/loss in stockholders’ equity. The securities available-for-sale portfolio consists of corporate bonds and mortgage-backed securities. The fair values of these securities are obtained from an independent nationally recognized pricing service. An independent pricing service provides prices which are categorized as Level 2, as quoted prices in active markets for identical assets are generally not available for the securities.

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 12 – FAIR VALUE (Continued)

Assets measured at fair value on a recurring basis are summarized below:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of June 30, 2019 (unaudited)
Securities available for sale:
Corporate bonds	$6,897,559	$—	$6,897,559	$—
MBSs - residential	6,442,493	—	6,442,493	—

	$13,340,052	$—	$13,340,052	$—

As of December 31, 2018
Securities available for sale:
Corporate bonds	$6,623,318	$—	$6,623,318	$—
MBSs - residential	6,976,488	—	6,976,488	—

	$13,599,806	$—	$13,599,806	$—

As of December 31, 2017
Securities available for sale:
Corporate bonds	$2,659,539	$—	$2,659,539	$—
MBSs - residential	9,140,738	—	9,140,738	—

	$11,800,277	$—	$11,800,277	$—

There were no transfers between level 1 and level 2 during the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 or 2017.

Assets measured at fair value on a non-recurring basis are summarized below:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2018
Impaired Loans	$371,633	$—	$—	$371,633

	$371,633	$—	$—	$371,633

December 31, 2017
Impaired Loans	$179,007	$—	$—	$179,007

	$179,007	$—	$—	$179,007

Quantitative Information about Level 3 Fair Value Measurements

December 31, 2018	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$371,633	Appraisal of collateral (1)	Appraisal adjustments (2)	10.2% to 32.0% (21.3%)

December 31, 2017	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$179,007	Appraisal of collateral (1)	Appraisal adjustments (2)	10.2% to 32.0% (21.3%)

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 12 – FAIR VALUE (Continued)

(1)	Fair value is generally determined through independent appraisals for the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)

Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal

An impaired loan is evaluated and valued at the time the loan is identified as impaired at the lower of cost or market value. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Market value is measured based on the value of the collateral securing the loan and is classified at a Level 3 in the fair value hierarchy. Once a loan is identified as individually impaired, management measures impairment in accordance with the FASB’s guidance on accounting by creditors for impairment of a loan with the fair value estimated using the market value of the collateral reduced by estimated disposal costs. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investments in such loans. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.

The carrying amounts and estimated fair values of financial instruments, at December 31, 2018 and December 31, 2017, are as follows:

	Carrying	Fair	Fair Value Measurement Placement
	Amount	Value	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
December 31, 2018
Financial instruments - assets
Cash and due from banks	$5,744	$5,744	$5,744	$—	$—
Interest - bearing deposits in other	18,773	18,773	18,773	—	—
Investment securities held-to-maturity	70,049	68,803	—	68,803	—
Loans	526,670	519,261	—	—	519,261
Financial instruments - liabilities
Certificates of deposit	385,597	384,346	—	384,346	—
Borrowings	74,639	74,450	—	74,450	—
December 31, 2017
Financial instruments - assets
Cash and due from banks	$8,190	$8,190	$8,190	$—	$—
Interest - bearing deposits in other	14,369	14,369	14,369	—	—
Investment securities held-to-maturity	63,761	63,447	—	63,447	—
Loans	513,590	512,046	—	—	512,046
Financial instruments - liabilities
Certificates of deposit	328,487	326,669	—	326,669	—
Borrowings	89,231	89,468	—	89,468	—

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. The methods for determining the fair values for securities were described previously. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of FHLB advances is based

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

on current rates for similar financing. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. The fair value of off-balance sheet items is not considered material.

NOTE 13 – ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss included in equity as of June 30, 2019 and December 31, 2018 and 2017 is as follows:

	Unrealized gain and losses on available for sale securities	Benefit plans	Total
June 30, 2019 (unaudited)
Beginning balance at January 1, 2019	$50,561	$(367,680)	$(317,119)
Cumulative effect of accounting changes	28,659	(97,372)	(68,713)

Beginning balance at January 1, 2019, as adjusted	79,220	$(465,052)	$(385,832)
Other comprehensive gain	41,166	—	41,166

Ending balance	$120,386	$(465,052)	$(344,666)

December 31, 2018
Beginning balance	$144,621	$(494,342)	$(349,721)
Other comprehensive (loss) gain before reclassification	(94,060)	8,153	(85,907)
Amounts reclassified	—	118,509	118,509

Net period comprehensive income	(94,060)	126,662	32,602

Ending balance	$50,561	$(367,680)	$(317,119)

December 31, 2017
Beginning balance	$151,541	$(565,464)	$(413,923)
Other comprehensive (loss) gain before reclassification	(6,920)	(15,187)	(22,107)
Amounts reclassified	—	86,309	86,309

Net period comprehensive income	(6,920)	71,122	64,202

Ending balance	$144,621	$(494,342)	$(349,721)

BOGOTA SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2019 and June 30, 2018 (unaudited) and

Years Ended December 31, 2018 and 2017

NOTE 14 — SUBSEQUENT EVENT (unaudited)

On September 9, 2019, the Board of Directors of the Bank adopted a Plan of Mutual Holding Company Reorganization and Minority Stock Issuance (the “Plan”). The Plan is subject to the approval of the Board of Governors of the Federal Reserve System and the New Jersey State Department of Banking and Insurance and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting depositors of the Bank at a special meeting. Pursuant to the Plan, the Bank proposes to reorganize into a mutual holding company form of ownership. The Bank will convert to a stock savings bank and issue all of its outstanding stock to a new holding company, which will be named Bogota Financial Corp. Pursuant to the Plan, the new holding company will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which will subscribe for up to 3.92% of the common stock of the new holding company to be outstanding upon the completion of the reorganization and stock issuance. Bogota Financial Corp. will be organized as a corporation under the laws of the State of Maryland and will offer 45% of its common stock to be outstanding to the Bank’s eligible depositors, the ESOP, a community foundation and certain other persons. Bogota Financial, MHC will be organized as a mutual holding company under the laws of the State of New Jersey and will own 55% of the common stock of Bogota Financial Corp. to be outstanding upon completion of the reorganization and stock issuance.

The costs of the reorganization and the issuing of the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. As of June 30, 2019, no reorganization costs had been incurred.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Bogota Financial Corp. or Bogota Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Bogota Financial Corp. or Bogota Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for

Bogota Savings Bank)

Up to 4,919,770 Shares

(Subject to increase to up to 5,657,735 Shares)

COMMON STOCK

PROSPECTUS

[prospectus date]

These securities are not deposits or accounts and are not insured or guaranteed.

Until                     , 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$600,000
Registrant’s Accounting Fees and Expenses	290,000
Marketing Agent Fees and Expenses (1)	611,196
Records Management Fees and Expenses	80,000
Appraisal Fees and Expenses	77,000
Printing, Postage, Mailing and EDGAR Fees	86,000
Filing Fees (NASDAQ, FINRA and SEC)	66,560
Transfer Agent Fees and Expenses	15,000
Business Plan Fees and Expenses	40,000
State Tax Opinion Fee	15,000
Other	33,440

Total	$1,914,196

(1)	Estimated at the adjusted maximum of the offering range, assuming 100% of the shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Article 10 and Article 11 of the Articles of Incorporation of Bogota Financial Corp. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability.

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the personal liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this registration statement are:

(a)	List of Exhibits

1.1	Engagement Letters between Bogota Savings Bank and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement between Bogota Financial, MHC, Bogota Financial Corp., Bogota Savings Bank and Sandler O’Neill & Partners, L.P.*

2	Amended Plan of Mutual Holding Company Reorganization and Minority Stock Issuance of Bogota Savings Bank*

3.1	Articles of Incorporation of Bogota Financial Corp.*

3.2	Bylaws of Bogota Financial Corp.*

4	Form of Common Stock Certificate of Bogota Financial Corp.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered*

8.1	Federal Income Tax Opinion of Luse Gorman, PC*

8.2	State Income Tax Opinion of Hamilton & Babitts, CPA*

10.1	Form of Employment Agreement between Bogota Savings Bank and Joseph Coccaro*

10.2	Form of Change in Control Agreement between Bogota Savings Bank and certain executive officers*

10.3	Bogota Savings Bank Director’s Retirement Plan*

10.4	Bogota Savings Bank Supplemental Executive Retirement Plan*

10.5	Form of Bogota Savings Bank Executive Bonus Plan*

21	Subsidiaries of Bogota Financial Corp.*

23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)*

23.2	Consent of RP Financial, LC.*

23.3	Consent of Crowe LLP*

23.4	Consent of Hamilton & Babitts, CPA (contained in Opinion included as Exhibit 8.2)*

24	Power of Attorney (set forth on signature page)*

99.1	Appraisal Agreement between Bogota Savings Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to value of Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

*	Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Teaneck, State of New Jersey on November 4, 2019.

BOGOTA FINANCIAL CORP.

By:	/s/ Joseph Coccaro
Joseph Coccaro
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Joseph Coccaro Joseph Coccaro	President and Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2019

* Brian McCourt	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2019

* Steven M. Goldberg	Chairman of the Board	November 4, 2019

* Bruce Dexter	Director	November 4, 2019

* Gary Gensheimer	Director	November 4, 2019

* John Masterson	Director	November 4, 2019

*	Pursuant to the Power of Attorney contained in the signature page to the Registration Statement, as initially filed in the Form S-1 on September 9, 2019.